                                                    This filing is made pursuant
                                                    to Rule 424(b)(1) under
                                                    the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-47616
PROSPECTUS

                                4,700,000 SHARES

                                   [UTI LOGO]

                                ORDINARY SHARES
                            ------------------------

     This is a public offering of 4,700,000 ordinary shares of UTi Worldwide Inc. We are selling all of the ordinary shares offered under this prospectus.

     Our application to list our ordinary shares on the Nasdaq National Market System under the symbol "UTIW" has been approved. The market price of our ordinary shares after this offering may be higher or lower than the price at which shares will be sold in this offering.

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS TO READ ABOUT RISKS WHICH YOU SHOULD CONSIDER BEFORE BUYING OUR ORDINARY SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public offering price.......................................   $15.00     $70,500,000
Underwriting discount and commission........................   $ 1.05     $ 4,935,000
Proceeds, before expenses, to us............................   $13.95     $65,565,000

     The underwriters may purchase up to an additional 705,000 ordinary shares from us at the public offering price, less the underwriting discount and commission, within 30 days from the date of this prospectus to cover over-allotments.

     The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York on November 7, 2000.

                            ------------------------

BEAR, STEARNS & CO. INC.
                                     LAZARD
                                                            BB&T CAPITAL MARKETS

                The date of this prospectus is November 2, 2000.

                              [INSIDE FRONT COVER]
                             DESCRIPTION OF ARTWORK

     The inside cover art includes a square diagram with a shaded checker-board pattern covering the entire page. The background of the square diagram depicts the top-portion of a screen from a web-page.

     The foreground of the diagram contains a large letter "U." This "U" depicts a typical supply chain and flow of goods. Above the "U" is the phrase "THE SUPPLY CHAIN."

     Arrows connect various drawings inside the "U." Outside the "U," following the pattern of the "U" are a series of phrases and circles with phrases inside, connected together by a broken line in the shape of the "U." Inside the top-left portion of the "U" is a drawing of a factory, with the word "SUPPLIER" inside the factory. Outside the "U," next to the left side of the drawing of the factory, is the phrase "UTi Services." Below this factory is the phrase "Raw materials from supplier." Below that phrase is a drawing of the front of a truck. Outside the "U," next to the truck is a circle which contains the phrase "Freight Forwarding." Below this truck is the phrase "To raw material warehouse." Below that phrase, is a circle which is placed outside of the "U". Inside this circle is the phrase "uWarehouse Warehouse Management Services." To the right of that circle, inside the "U", is a drawing of a warehouse, with the words "RAW MATERIALS WAREHOUSE" written inside. Below that warehouse is the phrase "Raw materials to manufacturer's warehouse." Below that phrase are drawings of the fronts of a plane, truck and ship.

     Below these drawings is a drawing of another factory, with the word "MANUFACTURER" written inside. Outside the "U," to the left and slightly above the factory, is a circle which contains the phrase "uPlan Supply Chain Planning and Optimization." Below this circle is another circle which contains the phrase "uOrder Order Management". Below that second circle, to the right, is a third circle which contains the phrase "Freight Forwarding."

     The bottom of the "U" contains the phrase "Finished goods to customs." Below this phrase are drawings of the sides of a plane, truck and ship.

     Inside the bottom-right portion of the "U" is a drawing of a customs stamp, with the word "CUSTOMS" written inside. Outside the "U" to the right of this stamp, is a circle which contains the phrase "uClear Compliance and Customs Brokerage." Below and to the right of that circle is another circle which contains the phrase "uTrac Global Tracking of Shipments." Above the stamp are drawings of the top of a plane and the rear of a truck. Outside the "U" and to the upper right of the truck is a circle which contains the phrase "Freight Forwarding." Above these drawings is the phrase "Finished goods to retail warehouse." Above that phrase is a drawing of a warehouse with the words "RETAIL WAREHOUSE" written inside the warehouse. Next to the warehouse and outside the "U" is a circle which contains the phrase "uWarehouse Warehouse Management Services." Above the warehouse is a drawing of the rear of a truck. Above the truck is the phrase "To retail outlets." Above this phrase are drawings of five retail outlet buildings. Outside the "U," next to the right side of the factories is the phase "UTi Services."

     Below the "U" is written "UTi offers customized solutions that combine the movement of goods along a supply chain with information systems designed to make each step of the process more efficient." Below the left-side of this phrase is the phrase "www.go2uti.com" and below the right-side is the Company's logo.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all the information that you should consider before investing in our ordinary shares. You should read the entire prospectus carefully, including the section "Risk Factors" and our financial statements and the related notes to those statements included in this prospectus.

OUR COMPANY

     We are a global, non-asset based supply chain management business providing supply chain logistics services and planning and optimization solutions. Our services include freight forwarding, customs brokerage and warehousing services which include the coordination of shipping and the storage of raw materials, supplies, components and finished goods. Through our supply chain planning and optimization services, we assist our clients in designing and implementing systems that improve the predictability and visibility and reduce the overall cost of their supply chain. We have a large and diverse base of global business customers ranging from large multinational enterprises to smaller local businesses.

     We formed our current business from a base of three freight forwarders which we acquired from 1993 to 1995. We have supplemented the growth of our original operations by completing 19 relatively small acquisitions in ten countries since February 1, 1999. Currently, we own and operate offices in 44 countries and we transact business with approximately 127 independent agents, of which approximately 86 are our exclusive agents, in approximately 98 additional countries. Our business is managed from six principal support group offices in Dusseldorf, Hong Kong, Johannesburg, London, Los Angeles and Sydney. Our four principal management shareholders have worked together for over 21 years and have an average of 28 years experience in the freight forwarding, customs brokerage and supply chain management industries.

     We have developed and acquired rights to information technology systems which enable our customers to use the Internet to access our web-based suite of supply chain software applications called UTi eMpower. UTi eMpower facilitates the online operations of our supply chain activities and allows our agents and offices to link to our transportation system. UTi eMpower also allows our customers to place orders, track the status of their shipments, verify customs clearing and link to our planning and optimization software.

INDUSTRY CHALLENGES AND OPPORTUNITIES

     We believe our industry is facing several challenges and opportunities, including:

     - OUTSOURCING OF NON-CORE ACTIVITIES. Companies increasingly outsource freight forwarding, warehousing and other supply chain activities to allow them to focus on their respective core competencies.

     - GLOBALIZATION OF TRADE. International trade is increasing as companies source their parts, supplies and raw materials and outsource manufacturing functions to low cost areas of the world.

     - INCREASED NEED FOR TIME-DEFINITE DELIVERY. The need for just-in-time and other time-definite delivery has increased as a result of the globalization of manufacturing, greater implementation of demand-driven supply chains, the shortening of product cycles and the increasing value of individual shipments.

     - A SHIFT TOWARD A DECREASING NUMBER OF GLOBAL SUPPLY CHAIN MANAGEMENT PROVIDERS. Companies are decreasing the number of freight forwarders and supply chain management providers with which they interact so that they may transact business with a limited number of providers which are familiar with their requirements, processes and procedures and which can provide services globally.

     - INCREASING INFLUENCE OF E-BUSINESS AND THE INTERNET. Businesses increasingly are seeking the assistance of supply chain service providers with sophisticated information technology systems which facilitate real-time transaction processing and web-based shipment monitoring.

OUR GROWTH STRATEGY

     Our growth strategy is designed to take advantage of our competitive strengths while maintaining our focus on fulfilling our customers' freight forwarding and supply chain solutions requirements. The principal components of our growth strategy are as follows:

     - OBTAIN NEW BUSINESS FROM EXISTING CLIENTS. We intend to continue to provide services to our existing clients and to expand the scope of the supply chain solutions and services that we provide to them.

     - ADD NEW CUSTOMERS. We are seeking new customers by emphasizing our supply chain solutions and our ability to quantify and deliver measurable benefits and cost savings in the supply chain.

     - MAKE STRATEGIC ACQUISITIONS. We are pursuing strategic acquisitions which we believe will increase our penetration of geographic areas, add customers, provide economies of scale, expand our service offerings, strengthen our presence in particular industries and provide capacity in particular shipping lanes. Effective September 1, 2000, we acquired substantially all of the assets of the Continental group of companies to strengthen our presence in the Asia-United States shipping lane segment and to allow us to offer more reliable airfreight and ocean freight forwarding services in this segment.

     - INVEST IN TECHNOLOGY. In order to meet our customers' expectations, we are improving, developing and acquiring Internet-based information technology which emphasizes supply chain optimization and planning and integration with our clients' enterprise resource planning systems. We recently entered into a non-exclusive alliance with i2 Technologies for the development and deployment of Internet-based supply chain solutions and software.

     - FORM STRATEGIC ALLIANCES. We intend to pursue strategic alliances which facilitate our ability to efficiently and effectively offer and provide supply chain solutions.

     - STRENGTHEN THE SALES PROCESS. By developing solutions for our customers' supply chains, we intend to increase sales of transactions in our core services of freight forwarding, customs brokerage and warehousing.

OUR ADDRESS AND TELEPHONE NUMBER

     Our registered offices are located at 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands, and our telephone number is (284) 494-4567. The address of our web site is www.go2uti.com. Information contained on our web site is not a part of this prospectus.
                            ------------------------

     Unless otherwise indicated, the information in this prospectus reflects:

          - a 1-for-7.63 combination (reverse stock split) of our ordinary shares which took place on October 18, 2000; and

          - the filing by us prior to the closing of this offering of our amended and restated Memorandum and Articles of Association.

     Our reporting currency is United States dollars.
                            ------------------------

     This prospectus contains our names, trademarks, service marks and logos in addition to those of other persons and entities.
                            ------------------------

                                  THE OFFERING

Ordinary shares offered by us.......     4,700,000 shares(1)

Ordinary shares to be outstanding
after this offering.................     24,980,950 shares(1)(2)

Use of proceeds.....................     We intend to use the net proceeds from
                                         this offering to repay existing debt,
                                         including debt recently incurred to
                                         finance the acquisition of assets from
                                         the Continental group of companies, to
                                         make strategic investments in and
                                         acquisitions of businesses and
                                         information technology, and for general
                                         corporate purposes. See "Use of
                                         Proceeds" for a more complete
                                         discussion of our intended use of the
                                         net proceeds from this offering.

Risks of this offering..............     A discussion of the risks of this
                                         offering appears under the heading
                                         "Risk Factors" beginning on page 7.
---------------
(1) Excludes 705,000 ordinary shares to be sold by us if the underwriters' over-allotment option is exercised in full, as described in "Underwriting."

(2) The number of ordinary shares outstanding after this offering is based on shares outstanding on October 20, 2000. This calculation includes 755,214 issued and outstanding shares held by two Guernsey Island trusts established to facilitate ownership of our shares by our directors, executives and employees. This calculation also includes 66,667 shares to be sold by us to Alan C. Draper, one of our officers and directors, immediately after the closing of this offering and 166,667 shares to be issued to the sellers of the assets we purchased from the Continental group of companies in September 2000, in both cases, at a price of $15.00 per share. This calculation excludes:

     - 1,431,848 ordinary shares issuable upon exercise of stock options outstanding under our 2000 Stock Option Plan and Non-Employee Stock Option Plan as of October 20, 2000, at a weighted average exercise price of $13.81 per share;

     - 2,759,109 ordinary shares reserved for future issuance under our 2000 Stock Option Plan and our Non-Employee Directors Stock Option Plan; and

     - 400,000 ordinary shares reserved for issuance under our 2000 Employee Share Purchase Plan.

     See "Capitalization" and "Management" for more information about how the number of outstanding shares is calculated.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes the financial data for our business during the periods indicated and has been derived from our consolidated financial statements. These statements have been prepared in United States dollars and in accordance with international accounting standards ("IAS") which differ in significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). These differences for the fiscal years ended January 31, 1999 and 2000, and for the six month periods ended July 31, 1999 and 2000 are described in Note 29 to our consolidated financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- U.S. GAAP Reconciliation."

                                                                                                    SIX MONTHS ENDED
                                                       YEAR ENDED JANUARY 31,                           JULY 31,
                                      --------------------------------------------------------    --------------------
                                        1996        1997        1998        1999        2000        1999        2000
                                      --------    --------    --------    --------    --------    --------    --------
                                                        (US$ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Amounts in accordance with IAS:
  Gross revenue(1)................    $465,320    $504,064    $528,535    $571,141    $706,955    $327,997    $401,985
  Freight consolidation
    costs(2)......................     298,337     327,509     342,049     362,862     461,338     212,842     260,852
                                      --------    --------    --------    --------    --------    --------    --------
  Net revenue(2)..................     166,983     176,555     186,486     208,279     245,617     115,155     141,133
  Staff costs.....................      85,700      88,987      92,333     106,544     122,929      58,465      71,668
  Depreciation....................       6,269       6,263       6,025       6,310       7,822       3,640       4,267
  Amortization....................         255         376         695       1,841       3,409       1,504       2,146
  Other operating expenses........      68,448      68,248      71,737      77,279      90,032      43,761      50,791
                                      --------    --------    --------    --------    --------    --------    --------
  Operating profit................       6,311      12,681      15,696      16,305      21,425       7,785      12,261
  Pretax income...................       8,802      10,787      14,643      17,873      19,106       6,455      10,755
  Net income before minority
    interest......................       5,859       8,656      12,100      14,653      17,483       5,907       8,176
  Net income......................    $  5,319    $  8,656    $ 11,848    $ 14,574    $ 17,078    $  5,600    $  7,776
                                      ========    ========    ========    ========    ========    ========    ========
  Basic earnings per ordinary
    share.........................    $   0.46    $   0.76    $   0.92    $   0.96    $   1.07    $   0.34    $   0.44
                                      ========    ========    ========    ========    ========    ========    ========
  Diluted earnings per ordinary
    share.........................    $   0.38    $   0.53    $   0.70    $   0.76    $   0.85    $   0.28    $   0.39
                                      ========    ========    ========    ========    ========    ========    ========
  Cash dividends per ordinary
    share.........................    $   0.00    $   0.00    $   0.15    $   0.15    $   0.15    $   0.00    $   0.00
                                      ========    ========    ========    ========    ========    ========    ========
CASH FLOW AND OTHER DATA:
Amounts in accordance with IAS:
  Purchases of property, plant and
    equipment.....................    $  6,955    $  7,076    $  5,066    $ 16,644    $ 12,924    $  4,214    $  8,424
  Net cash from operating
    activities....................       4,288       4,909       9,475      16,136       8,446       7,657       6,471
  Net cash used in investing
    activities....................      (1,378)     (1,647)     (6,158)    (33,928)    (26,454)    (12,097)    (11,788)
  Net cash from (used in)
    financing activities..........      (2,216)    (22,947)        145      36,539       1,430      (6,020)      8,329
Amounts using IAS results:
  EBITDA(3).......................      16,197      19,320      22,416      24,456      32,656      12,929      18,674

                                                                                            SIX MONTHS ENDED
                                                              YEAR ENDED JANUARY 31,            JULY 31,
                                                              -----------------------     ---------------------
                                                                1999          2000          1999         2000
                                                              ---------     ---------     --------     --------
                                                                (US$ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Amounts in accordance with U.S. GAAP:
  Gross revenue(1)..........................................  $571,141      $706,955      $327,997     $401,985
  Freight consolidation costs(2)............................   362,862       461,338       212,842      260,852
                                                              --------      --------      --------     --------
  Net revenue(2)............................................   208,279       245,617       115,155      141,133
  Staff costs...............................................   107,731       124,330        59,227       73,084
  Depreciation..............................................     6,286         7,798         3,628        4,255
  Amortization..............................................     1,517         2,935         1,045        1,877
  Other operating expenses..................................    77,279        90,032        43,761       50,791
                                                              --------      --------      --------     --------
  Operating profit..........................................    15,466        20,522         7,494       11,126
  Pretax income.............................................    17,049        18,750         6,387       10,099
  Net income before minority interest.......................    13,829        17,098         5,839        7,520
  Net income................................................  $ 13,750      $ 16,693      $  5,532     $  7,120
                                                              ========      ========      ========     ========
  Basic earnings per ordinary share.........................  $   0.97      $   1.12      $   0.36     $   0.43
                                                              ========      ========      ========     ========
  Diluted earnings per ordinary share.......................  $   0.74      $   0.86      $   0.29     $   0.36
                                                              ========      ========      ========     ========
  Cash dividends per ordinary share.........................  $   0.15      $   0.15      $   0.00     $   0.00
                                                              ========      ========      ========     ========
CASH FLOW AND OTHER DATA:
Amounts in accordance with U.S. GAAP:
  Purchases of property, plant and equipment................  $ 16,644      $ 12,924      $  4,214     $  8,424
  Net cash from operating activities........................    16,136         8,446         7,657        6,471
  Net cash used in investing activities.....................   (33,928)      (26,454)      (12,097)     (11,788)
  Net cash from (used in) financing activities..............    36,539         1,430        (6,020)       8,329
Amounts using U.S. GAAP results:
  EBITDA(3).................................................    23,269        31,255        12,167       17,258

                                                                                               AS OF JULY 31, 2000
                                                     AS OF JANUARY 31,                     ----------------------------
                                    ----------------------------------------------------                   PRO FORMA,
                                      1996       1997       1998       1999       2000       ACTUAL      AS ADJUSTED(4)
                                    --------   --------   --------   --------   --------   -----------   --------------
                                                                    (US$ IN THOUSANDS)
BALANCE SHEET DATA:
Amounts in accordance with IAS:
  Working capital.................  $  4,458   $ 12,422   $ 24,116   $ 39,602   $ 31,338    $ 22,733        $ 73,198
  Total assets....................   188,990    169,563    180,604    255,213    297,920     351,560         408,425
  Long-term liabilities...........     8,927      9,373      4,622     14,206     18,801      19,083          29,883
  Shareholders' equity:
    Issued capital................    25,988     34,166     49,521     86,020     86,020      86,020         153,085
    Cumulative foreign exchange
      translation adjustment......    (1,845)    (7,386)   (12,503)   (22,575)   (24,535)    (29,054)        (29,054)
    Distributable reserves........      (923)     6,595     16,042     27,678     41,374      48,575          48,575
    Non-distributable reserves....       609      2,130      2,180      2,214      2,184       2,759           2,759
                                    --------   --------   --------   --------   --------    --------        --------
      Total shareholders'
        equity....................  $ 23,829   $ 35,505   $ 55,240   $ 93,337   $105,043    $108,300        $175,365
                                    ========   ========   ========   ========   ========    ========        ========


Amounts in accordance with U.S. GAAP:
  Working capital.................................................   $ 47,348   $ 36,669    $ 33,860        $ 84,325
  Total assets....................................................    243,362    288,098     335,478         381,543
  Long-term liabilities...........................................     12,044     14,339      13,596          13,596
  Shareholders' equity:
    Issued capital................................................    126,086    127,487     128,903         195,968
    Cumulative foreign exchange translation adjustment............    (21,925)   (23,396)    (28,114)        (28,114)
    Distributable reserves........................................    (13,156)       214       6,759           6,759
    Non-distributable reserves....................................        389        709       1,284           1,284
                                                                     --------   --------    --------        --------
      Total shareholders' equity..................................   $ 91,394   $105,014    $108,832        $175,897
                                                                     ========   ========    ========        ========

---------------
(1) Gross revenue represents billings on exports to customers, plus net revenue on imports, net of any value added taxes and custom duties. Gross revenue and freight consolidation costs for airfreight and ocean freight forwarding services, including commissions earned from our services as an authorized agent for airline and ocean carriers, are recognized at the time the freight departs the terminal of origin, which is when the customer is billed. Gross customs brokerage revenue and other revenues are also recognized when we bill the customer, which for customs brokerage revenue, is when the necessary documentation for customs clearance has been completed, and for other revenues, is when the service has been provided to third parties in the ordinary course of business.

(2) Net revenue is determined by deducting freight consolidation costs from gross revenue. Freight consolidation costs are recognized at the time the freight departs the terminal of origin.

(3) Although earnings before interest, taxes, depreciation and amortization, and foreign exchange transaction gains and losses ("EBITDA") is a non-U.S. GAAP measure, EBITDA is included because we believe that such calculation provides relevant and useful information for evaluating our performance. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with U.S. GAAP, including net income as a measure of our operating results and cash flows as a measure of our liquidity. Similar to our net income and cash flows, funds represented by EBITDA are subject to the same restrictions on use contained in some of our credit facilities and restrictions on the payment of dividends by some of our subsidiaries. Because EBITDA is not calculated identically by all companies, our calculation of EBITDA may not be comparable to other similarly titled measures of other companies. In fiscal 1996, there is a non-recurring gain of $3.4 million related to a claim with respect to the purchase of subsidiaries. In fiscal 2000, there is a credit of $1.5 million included in other operating expenses, which represents a payment from our satellite communications supplier based on volume usage for several prior years.

(4) Our pro forma as adjusted balance sheet data reflects actual amounts as of July 31, 2000, adjusted for the following:

     - our receipt of the estimated net proceeds of this offering after deducting the underwriting discount and commission and estimated offering expenses (excluding any proceeds from the sale of shares issuable upon the exercise of the underwriters' over-allotment option);

     - our purchase of the assets of the Continental group of companies for approximately $16.6 million, which amount is comprised of $11.1 million cash paid on September 1, 2000 and approximately $3.0 million paid on October 31, 2000 and the issuance by us of $2.5 million worth of ordinary shares (166,667 ordinary shares at a price of $15.00 per share), and for IAS reporting, approximately $10.8 million in contingent future acquisition installments;

     - our receipt of $1.0 million from the sale of 66,667 ordinary shares to Alan C. Draper, one of our executive officers and directors, at a price of $15.00 per share; and

     - our repayment of approximately $35.1 million of indebtedness with a portion of the net proceeds from this offering.

                                  RISK FACTORS

     An investment in our ordinary shares involves a high degree of risk. You should read the following risk factors carefully before purchasing our ordinary shares. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our ordinary shares to decline, and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

     WE MAY NOT SUCCEED WITH OUR STRATEGY TO EXPAND THE SCOPE OF OUR SUPPLY CHAIN SERVICES AND AS A RESULT OUR REVENUE MAY NOT GROW.

     We are undertaking various efforts to expand the scope of our supply chain management services which we offer to our customers, including developing strategic alliances with other supply chain service providers, building training and solutions centers in strategic locations and expanding our postponement warehousing and distribution services, which include storing, inspecting and packing freight for our customers. Our efforts to expand the scope of our services will require:

     - additional capital expenditures, including expenditures for expanding facilities and information technology systems,

     - hiring and retaining skilled management, marketing, customer service and other personnel, and

     - implementing procedures to successfully manage our growth, including monitoring operations, controlling costs and maintaining effective quality and service controls.

There can be no assurance that we will be able to successfully expand the scope of our services or implement our expansion plans.

     WE HAVE GROWN AND PLAN TO CONTINUE TO GROW, IN PART, THROUGH ACQUISITIONS OF OTHER FREIGHT FORWARDERS, CUSTOMS BROKERS AND SUPPLY CHAIN MANAGEMENT PROVIDERS. GROWTH BY ACQUISITIONS INVOLVES RISKS AND WE MAY NOT BE ABLE TO IDENTIFY OR ACQUIRE AND SUCCESSFULLY INTEGRATE ANY ACQUIRED BUSINESS INTO OUR OWN OPERATIONS.

     Since February 1, 1999 to the date of this prospectus, we have completed 19 relatively small acquisitions in ten different countries. We continue to integrate our most recent acquisitions and we may not successfully integrate these acquisitions or future acquisitions into our operations. We intend to continue to pursue opportunities to expand our business by acquiring companies in selected markets.

     Growth by acquisitions involves special risks including the following:

     - any inability to integrate acquired businesses into our operations, including because of incompatible computer or information systems or operating practices or differences in business or corporate cultures,

     - difficulties implementing proper business and accounting controls for acquired businesses which we allow to continue to operate on their existing information and accounting systems,

     - any inability to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms and valuations,

     - any inability to obtain financing, on favorable terms or at all, which is necessary to fund acquisitions, the integration of acquired businesses and/or the operation of the combined businesses,

     - any diversion of management's attention from existing operations to integrating the acquired companies,

     - any failure to successfully retain key personnel and key customers of any acquired company and expand the business as anticipated,

     - the risk that our due diligence regarding acquisition candidates may not adequately identify obstacles to our future successful operation of any such acquired businesses, including failing to identify significant liabilities or business contingencies,

     - the risk that acquisitions may result in adverse accounting or tax reporting obligations,

     - the risk that we will not have the understanding or experience to operate profitably in new lines of business which we may acquire,

     - the risk that our shareholders will experience dilution resulting from acquisitions in which some or all of the purchase price is paid by issuing our securities,

     - any failure of acquired businesses to achieve anticipated levels of revenues and earnings, and

     - any inability to add new management or other personnel, implement new training programs, develop new operating processes or purchase or install additional software or hardware necessary to manage or operate any acquired businesses.

     We expect our growth strategy may affect short-term cash flow and net income as we expend funds, increase indebtedness and incur additional expenses in connection with pursuing acquisitions. If we are not able to acquire companies according to our growth strategy or if we fail to integrate successfully any acquired companies into our operations, we may not achieve anticipated increases in revenue, cost savings and economies of scale, and our operating results may be adversely affected.

     BECAUSE WE MANAGE OUR BUSINESS ON A DECENTRALIZED BASIS, WE MAY NOT BE ABLE TO CONTINUE TO IMPLEMENT ADEQUATE BUSINESS CONTROLS.

     We manage our business on a decentralized basis, with local and regional management retaining responsibility for day-to-day operations, profitability and the growth of the business. As we grow, our management could lose focus on maintaining adequate controls on intercompany disbursements for freight forwarding and customs brokerage services. In addition, many of our subsidiaries may be operating with management, sales and support personnel that may be insufficient to support growth in their respective businesses without significant central oversight and coordination. If proper overall business controls have not been and are not implemented, our decentralized operating strategy could result in inconsistent operating and financial practices, which could materially adversely affect our overall profitability, and ultimately our business, results of operations, financial condition and prospects.

     IF WE FAIL TO IMPROVE OUR MANAGEMENT INFORMATION AND FINANCIAL REPORTING SYSTEMS, WE MAY EXPERIENCE DELAYS IN RECEIVING MANAGEMENT AND FINANCIAL INFORMATION AT THE CONSOLIDATED LEVEL WHICH COULD DISRUPT OUR OPERATIONS OR IMPAIR OUR ABILITY TO MONITOR OUR OPERATIONS RESULTING IN A NEGATIVE EFFECT ON OUR OPERATIONS AND FINANCIAL CONDITION.

     We recognize the need to improve our management information and financial reporting systems at the consolidated level. We may experience delays, disruptions and unanticipated expenses in implementing, integrating and operating our consolidated management information and financial reporting systems. Failure to enhance such systems could delay our receipt of management and financial information at the consolidated level which could disrupt our operations or impair our ability to monitor our operations and have a negative effect on our financial condition.

     COMPARISONS OF OUR OPERATING RESULTS FROM PERIOD TO PERIOD ARE NOT NECESSARILY MEANINGFUL AND SHOULD NOT BE RELIED UPON AS AN INDICATOR OF FUTURE PERFORMANCE.

     Our operating results have fluctuated in the past and it is likely that they will continue to fluctuate in the future because of a variety of factors, many of which are beyond our control. The following factors could also cause fluctuations in our operating results:

     - personnel costs,

     - timing and magnitude of capital expenditures,

     - costs relating to the expansion of operations,

     - costs and revenue fluctuations due to acquisitions,

     - customer discounts and credits,

     - changes in our pricing policies or those of our competitors,

     - the seasonal nature of our business which traditionally experiences increased demand for our services in the fiscal second, third and fourth quarters and decreased demand in the fiscal first quarter,

     - economic conditions specific to our industry, as well as general economic conditions, including adverse economic conditions in specific regions or countries which we serve,

     - pricing and availability of cargo space on airlines, ships and trucks which we utilize to transport freight, and

     - currency fluctuations.

     These factors, and others, may materially adversely affect our operating results.

     BECAUSE WE ARE A HOLDING COMPANY, WE ARE FINANCIALLY DEPENDENT ON RECEIVING DISTRIBUTIONS FROM OUR SUBSIDIARIES AND WE COULD BE HARMED IF SUCH DISTRIBUTIONS COULD NOT BE MADE IN THE FUTURE.

     We are a holding company and all of our operations are conducted through subsidiaries. Consequently, we rely on dividends or advances from our subsidiaries (including ones that are wholly owned). The ability of such subsidiaries to pay dividends and our ability to receive distributions on our investments in other entities is subject to applicable local law and other restrictions including, but not limited to, applicable tax laws and limitations contained in some of our bank credit facilities. Such laws and restrictions could limit the payment of dividends and distributions to us which would restrict our ability to continue operations.

     WE MAY NEED ADDITIONAL FINANCING TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY NOT BE ABLE TO OBTAIN FINANCING ON TERMS ACCEPTABLE TO US OR AT ALL.

     We may require additional financing to fund our operations and our current plans for expansion. Because our credit facilities often are limited to the country in which the facility is originated, we may require additional financing to fund our operations in countries in which we do not have existing credit facilities. In addition, when our existing credit facilities expire, we may need to obtain replacement financing. Additional or replacement financing may involve incurring debt or selling equity securities. There can be no assurance that additional or replacement financing will be available to us on commercially reasonable terms or at all. If we incur debt, the risks associated with our business and with owning our equity securities could increase. If we raise capital through the sale of equity securities, the percentage ownership of our shareholders would be diluted. In addition, any new equity securities may have rights, preferences or privileges senior to those of our ordinary shares. If we are unable to obtain additional or replacement financing, our ability to fund our operations and meet our current plans for expansion will be materially adversely affected.

     IF WE FAIL TO DEVELOP AND INTEGRATE INFORMATION SYSTEMS TECHNOLOGIES OR WE FAIL TO UPGRADE OR REPLACE OUR INFORMATION TECHNOLOGY SYSTEMS TO HANDLE INCREASED VOLUMES, MEET THE DEMANDS OF OUR CUSTOMERS AND PROTECT AGAINST DISRUPTIONS OF OUR OPERATIONS, WE MAY LOSE ORDERS AND CUSTOMERS WHICH COULD SERIOUSLY HARM OUR BUSINESS.

     Increasingly, we compete for customers based upon the flexibility and sophistication of our technologies supporting our services. The failure of the hardware or software that supports our information technology systems, the loss of data contained in the systems, or the inability to access or interact with our web site, could significantly disrupt our operations, prevent customers from making orders, or cause us to lose orders or customers. If our information technology systems are unable to handle additional volume for our operations as our business and scope of services grow, our service levels, operating efficiency and future freight volumes will decline. In addition, we expect customers to continue to demand more sophisticated, fully integrated information systems from their supply chain services providers. If we fail to hire qualified persons to implement and maintain our information technology systems or we fail to upgrade or replace our information technology systems to handle increased volumes, meet the demands of our customers and protect against disruptions of our operations, we may lose orders and customers which could seriously harm our business.

     IF WE ARE NOT ABLE TO LIMIT OUR LIABILITY FOR CUSTOMERS' CLAIMS THROUGH CONTRACT TERMS AND THE PURCHASE OF INSURANCE, WE COULD BE REQUIRED TO PAY LARGE AMOUNTS TO OUR CUSTOMERS AS COMPENSATION FOR THEIR CLAIMS AND OUR OPERATIONS COULD BE ADVERSELY AFFECTED.

     In general, we limit by contract our liability to our customers for loss or damage to their goods to $20 per kilogram (approximately $9.07 per pound) for airfreight shipments and $500 per carton or customary unit, including an ocean container, for ocean freight shipments, with the actual insured amount determined based on the value of the freight. However, because a freight forwarder's relationship to an airline or ocean carrier is that of a shipper to a carrier, the airline or ocean carrier generally assumes the same responsibility to us as we assume to our customers. When we act in the capacity of an authorized agent for an air or ocean carrier, the carrier, rather than us, assumes liability for the safe delivery of the customer's cargo to its ultimate destination. Upon our customer's request, we have the ability to insure a shipment for the full declared value with insurance offered through a separate underwriter. We carry an umbrella insurance policy which covers us for $3 million per claim and $1 million for errors and omissions. When providing warehouse and distribution services, we currently limit our liability by contract and tariff to an amount generally equal to the lower of fair value or $1.53 per kilogram with a maximum of $57,400 per claim. Upon payment of a surcharge for warehouse and distribution services, we will assume additional liability.

     We have, from time to time, made payments to our customers for claims related to our shipments which, to date, have not been material to our results of operations. Should we experience an increase in the number of such claims, there can be no assurance that our insurance coverage will provide us with adequate coverage for such claims or that the maximum amounts for which we are liable in connection with shipments will not change in the future.

     OUR INFORMATION TECHNOLOGY SYSTEMS ARE SUBJECT TO RISKS WHICH WE CANNOT CONTROL.

     Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure which have experienced significant system failures and electrical outages in the past. Our systems are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. The occurrence of any of these events could disrupt or damage our information technology systems and inhibit our internal operations, our ability to provide services to our customers, and the ability of our customers to access our information technology systems.

     IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THE VALUE OF SUCH RIGHTS MAY DIMINISH AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

     We rely on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect our intellectual property rights. These protections may not be sufficient, and they do not prevent independent third party development of competitive products or services. Further, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. A failure to protect our intellectual property rights could result in the loss or diminution in value of such rights.

     OUR AGREEMENT WITH I2 TECHNOLOGIES IS NOT EXCLUSIVE AND OUR COMPETITORS MAY ALSO WORK WITH I2 OR OTHER SOFTWARE AND SOLUTIONS PROVIDERS TO DEVELOP SUPERIOR SUPPLY CHAIN SOLUTIONS WHICH COULD RENDER US LESS COMPETITIVE.

     We recently entered into a strategic alliance with i2 Technologies, a provider of planning and optimization software for global supply chain management. In connection with our alliance with i2 Technologies, we obtained a non-exclusive license to use supply chain planning and optimization software products and sell such products to our customers. i2 Technologies has entered into agreements with other companies in the supply chain management and logistics industry licensing its planning and optimization software. It is possible that our competitors working together with i2 Technologies or other software and solutions providers will develop superior supply chain solutions, including software and sales processes which may render us less competitive. In this event, we could lose customers and sales to such competitors.

     IT MAY BE DIFFICULT FOR OUR SHAREHOLDERS TO EFFECT SERVICE OF PROCESS AND ENFORCE JUDGMENTS OBTAINED IN UNITED STATES COURTS AGAINST US OR OUR DIRECTORS AND EXECUTIVE OFFICERS WHO RESIDE OUTSIDE OF THE UNITED STATES.

     We are incorporated in the British Virgin Islands. Several of our directors and executive officers reside outside the United States, and a majority of our assets are located outside the United States. As a result, we have been advised by legal counsel in the British Virgin Islands that it may be difficult or impossible for our shareholders to effect service of process upon, or to enforce judgments obtained in United States courts against, us or our directors and executive officers, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     BECAUSE WE ARE INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS, IT MAY BE MORE DIFFICULT FOR OUR SHAREHOLDERS TO PROTECT THEIR RIGHTS THAN IT WOULD BE FOR A SHAREHOLDER OF A CORPORATION INCORPORATED IN ANOTHER JURISDICTION.

     Our corporate affairs are governed by our Memorandum and Articles of Association and by the International Business Companies Act of the British Virgin Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of our shareholders may differ from those that would apply if we were incorporated in the United States or another jurisdiction. The rights of shareholders under British Virgin Islands law are not as clearly established as are the rights of shareholders in many other jurisdictions. Thus, you may have more difficulty protecting your interests in the face of actions by our board of directors or our principal shareholders than you would have as shareholders of a corporation incorporated in another jurisdiction.

     OUR INTERNATIONAL PRESENCE EXPOSES US TO POTENTIAL DIFFICULTIES ASSOCIATED WITH MANAGING DISTANT OPERATIONS AND TO REGULATORY, TARIFF, LICENSING AND OTHER RISKS.

     We conduct a majority of our business outside of the United States and we anticipate that revenue from foreign operations will account for a significant amount of our future revenue. There are risks inherent in doing business in international markets, such as:

     - changes in economic and political conditions,

     - changes in governmental policies,

     - changes in international and domestic customs regulations,

     - wars, civil unrest and other conflicts,

     - natural disasters,

     - changes in tariffs, trade restrictions, trade agreements and taxation,

     - difficulties in managing or overseeing foreign operations,

     - different liability standards,

     - less protective intellectual property laws, and

     - foreign exchange risks.

     The occurrence of any of these risks may restrict our ability to operate in the affected region and/or decrease the profitability of our operations in that region.

     WE EXPECT THAT OUR EFFECTIVE TAX RATE WILL INCREASE IN THE FISCAL YEAR 2001 AND BEYOND, AND AS A RESULT, OUR CASH FLOW AND PROFITABILITY MAY DECREASE.

     We have international operations and generate taxable income in different countries throughout the world, with operations in some countries with low effective income tax rates. We expect that our effective tax rate will increase in fiscal 2001 and beyond as compared to fiscal 2000 because tax losses which we recognized in fiscal 2000 likely will not reoccur in later years. Unless otherwise offset by increased revenues, the increase in our effective tax rate may lead to a decrease in our cash flow and profitability. In addition, if the tax laws of the countries in which we operate are rescinded or changed or the United States or other foreign tax authorities were to change applicable tax laws or successfully challenge the manner or situs in which our profits currently are recognized, our effective tax rate could increase which would decrease our cash flow and profitability.

     RESTRICTIONS AND CONTROLS ON FOREIGN INVESTMENTS AND ACQUISITIONS AND OUR ABILITY TO CONDUCT BUSINESS WITH LOCAL AGENTS IN PARTICULAR COUNTRIES MAY RESTRICT OUR ABILITY TO OPERATE IN THOSE COUNTRIES.

     Foreign investments in local joint ventures or business acquisitions has been and will continue to be restricted or controlled to varying degrees. These restrictions or controls have and may continue to limit or preclude foreign investments in proposed joint ventures or business acquisitions or increase our costs and expenses in seeking to effect such transactions. Various governments require governmental approval prior to investments by foreign persons and limit the extent of any such investments. In some countries, we may be required by local regulations to conduct operations pursuant to an agency or sponsorship agreement. Even if not required by regulations, we may conduct business in a country with a local agent who can provide knowledge of the local market conditions and facilitate the acquisition of necessary licenses and permits. The loss of an agent or sponsor could result in the temporary or permanent cessation of operations in a particular country. There can be no assurance that we will be able to replace such agent or sponsor on favorable terms, if at all. Furthermore, various governments restrict investment opportunities by foreign persons in some industries or may require governmental approval for the repatriation of capital and income by foreign investors. There can be no assurance that such approvals will be forthcoming in the future. There also can be no assurance that additional or different restrictions or adverse policies applicable to us will not be imposed in the future or, if imposed, as to the duration or impact of any such restrictions or policies.

     ALTHOUGH WE USE FORWARD EXCHANGE CONTRACTS TO ATTEMPT TO LIMIT OUR FOREIGN CURRENCY LOSSES, WE ARE NOT FULLY PROTECTED AGAINST FOREIGN CURRENCY FLUCTUATIONS WHICH MAY RESULT IN LOSSES AND A DECREASE IN OUR PROFITABILITY IN THE FUTURE.

     Our reporting currency is the U.S. dollar. However, due to our global operations, we conduct and will continue to conduct business in currencies other than our reporting currency. Appreciation or depreciation in the value of other currencies as compared to our reporting currency will result in currency exchange gains or losses which, if the appreciation or depreciation is significant, could be material. In those areas where our revenue is denominated in a local currency, rather than our reporting currency, a depreciation of the local currency against the U.S. dollar could adversely affect our earnings. Where we price our products and services in U.S. dollars or U.S. dollar equivalents, a depreciation of the local currency would make our products more expensive for our customers and could have an adverse impact on our sales. Many of our operations are in countries or regions where there has been substantial depreciation of the local currency against the U.S. dollar in recent years. Although we attempt to limit our risks related to foreign currency losses through the use of forward exchange contracts, these contracts do not fully protect us against currency fluctuations nor will we be able to entirely eliminate the effects of changes in foreign exchange rates on our consolidated net income in the future.

     CHANGES IN SHIPPING SCHEDULES OR PRICING POLICIES BY AIRFREIGHT CARRIERS, OCEAN FREIGHT CARRIERS OR TRUCKING COMPANIES COULD IMPACT OUR ABILITY TO SHIP CARGO ACCORDING TO OUR CUSTOMERS' NEEDS.

     We rely on commercial airfreight carriers, ocean freight carriers and trucking companies in delivering our cargo. Consequently, our ability to provide reliable delivery could be adversely affected by shortages in available cargo and container space and by changes by such carriers and companies in policies and practices such as scheduling, pricing, payment terms, and frequency of service or increases in the cost of fuel, taxes and labor, and other factors that are not within our control.

     OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO SELL CONTAINER SPACE WHICH WE PURCHASE FROM OCEAN SHIPPING LINES.

     As an indirect ocean carrier or non-vessel operating common carrier, we contract with ocean shipping lines to obtain transportation for a fixed number of containers between various points during a specified time period at variable rates. We then solicit freight from our customers to fill the containers. When we contract with ocean shipping lines to obtain containers, we become obligated to pay for the container space which we purchase. If we are not able to sell all of our purchased container space, we will not be able to recover our out-of-pocket costs for such purchase of container space.

     WE FACE INTENSE COMPETITION IN THE FREIGHT FORWARDING, LOGISTICS AND SUPPLY CHAIN MANAGEMENT INDUSTRY.

     The freight forwarding, logistics and supply chain management industry is intensely competitive and is expected to remain so for the foreseeable future. We face competition from a number of companies, including many that have significantly greater financial, technical and marketing resources. There are a large number of companies competing in one or more segments of the industry, although the number of firms with a global network that offer a full complement of freight forwarding and supply chain management services is more limited. Depending on the location of the customer and the scope of services requested, we must compete against both the niche players and larger entities. In addition, customers increasingly are turning to competitive bidding situations involving bids from a number of competitors, including competitors that are larger than us.

     Our primary competitors include:

     - Freight forwarders including Danzas AEI, Fritz Companies, Inc., Expeditors International of Washington, Inc., Circle International Group, the Panalpina Group, the international divisions of BAX Global and Emery Worldwide, Kuehne & Nagel International AG, MSAS Global Logistics, Schenker International, Nippon Express and Kintetsu World Express.

     - Third-party warehouse logistics providers including Exel PLC, Ryder Integrated Logistics, Inc. and Menlo Logistics.

We also face competition from Internet-based freight exchanges which attempt to provide an online marketplace for buying and selling supply chain services. Increased competition could result in reduced revenues, reduced margins or loss of market share, any of which could damage the long-term or short-term prospects of our business.

     OUR INDUSTRY IS CONSOLIDATING AND IF WE CANNOT GAIN SUFFICIENT MARKET PRESENCE IN OUR INDUSTRY, WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST LARGER, GLOBAL COMPANIES IN OUR INDUSTRY.

     There currently is a marked trend within our industry toward consolidation of the niche players into larger companies which are attempting to increase global operations through the acquisition of regional and local freight forwarders. If we cannot gain sufficient market presence or otherwise establish a successful strategy in our industry, we may not be able to compete successfully against larger companies in our industry with global operations.

     THE FAILURE OF OUR POLICIES AND PROCEDURES WHICH ARE DESIGNED TO PREVENT THE UNLAWFUL TRANSPORTATION OF HAZARDOUS, EXPLOSIVE OR ILLEGAL MATERIALS COULD SUBJECT US TO LARGE FINES, PENALTIES OR LAWSUITS.

     We are subject to a broad range of foreign and domestic (including state and local) environmental, health and safety and criminal laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous waste and the shipment of explosive or illegal substances. We believe that we are in substantial compliance with all material environmental, health and safety and criminal laws and regulations.

     In the course of our operations, we may be asked to arrange for the transportation of substances defined as hazardous under applicable laws. As is the case with any such operation, if a release of hazardous substances occurs on or from our facilities or from the transporter, we may be required to participate in the remedy of, or otherwise bear liability for, such release or be subject to claims from third parties whose property or person is injured by the release. In addition, if our employees arrange for the transportation of hazardous, explosive or illegal materials in violation of applicable laws or regulations, we may face civil or criminal fines or penalties, including bans on making future shipments in particular geographic areas. We have attempted to implement policies and procedures designed to prevent the unlawful transportation of such materials. Although our current operations have not been significantly affected by noncompliance with these environmental, health and safety, and criminal laws and regulations, a failure in the future of our policies and procedures designed to safeguard against any such noncompliance could subject us to large fines, penalties or lawsuits. See
"Business -- Litigation" for a description of two class action lawsuits concerning chemicals allegedly utilized in the Gulf War by the Iraqi army in which we are one of approximately 83 defendants.

     IF WE FAIL TO COMPLY WITH APPLICABLE GOVERNMENTAL REGULATIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our air transportation activities in the United States are subject to regulation by the Department of Transportation as an indirect air carrier and by the Federal Aviation Administration. Our overseas offices and agents are licensed as airfreight forwarders in their respective countries of operation. We are licensed in each of our offices as an airfreight forwarder by the International Air Transport Association. In the case of our newer offices, we have applied for such a license. We believe we are in substantial compliance with these requirements.

     We are licensed as a customs broker by the Customs Service of the Department of the Treasury in each United States customs district in which we do business. All United States customs brokers are required to maintain prescribed records and are subject to periodic audits by the Customs Service. In other jurisdictions in which we perform customs brokerage services, we are licensed by the appropriate governmental authority. We believe we are in substantial compliance with these requirements.

     We are licensed as an ocean freight forwarder by and registered as an ocean transportation intermediary with the Federal Maritime Commission. The Federal Maritime Commission has established qualifications for shipping agents, including surety bonding requirements. The Federal Maritime Commission also is responsible for the economic regulation of non-vessel operating common carriers that contract for space and sell that space to commercial shippers and other non-vessel operating common carrier operators for freight originating or terminating in the United States. To comply with these economic regulations, vessel operators and non-vessel operating common carriers are required to file tariffs which establish the rates to be charged for the movement of specified commodities into and out of the United States. The Federal Maritime Commission has the power to enforce these regulations by assessing penalties. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than in the United States. We believe we are in substantial compliance with all applicable regulations and licensing requirements in all countries in which we transact business.

     Although our current operations have not been significantly affected by compliance with current United States and foreign governmental regulation, we cannot predict what impact future regulations may have on our business. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or revocation of our operating authorities.

RISKS RELATED TO THIS OFFERING

     THE PUBLIC MARKET FOR OUR ORDINARY SHARES MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ANY PRICE.

     Our ordinary shares began trading in 1997 on the Luxembourg Stock Exchange where trading has been limited and infrequent. We cannot assure you that an active trading market for our ordinary shares will develop or be sustained in the future. Even if an active trading market does develop, the market price of the ordinary shares is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     - announcements of mergers, acquisitions or investments by us or our competitors,

     - announcements of businesses and services by us or our competitors and consumer acceptance of such businesses and services,

     - changes in financial estimates, recommendations, comments or coverage by securities analysts with respect to our securities or business or the securities or business of our competitors,

     - fluctuations in the market price of our competitors' publicly-traded stocks,

     - adoption of new accounting standards affecting our industry, and

     - general market conditions and other factors.

     Further, the stock markets have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies and that have been unrelated or disproportionate to the operating performance of such companies. These broad market factors may adversely affect the market price of our ordinary shares and your ability to resell your shares at or above the price you paid, or at any price.

     OUR EXISTING SHAREHOLDERS WILL RETAIN SIGNIFICANT CONTROL OF OUR COMPANY FOLLOWING THE SALE OF OUR ORDINARY SHARES IN THIS OFFERING AND THEIR INTERESTS MAY BE DIFFERENT AND CONFLICT WITH YOURS.

     Upon completion of this offering, and assuming the sale of 66,667 ordinary shares to Alan C. Draper, one of our executive officers and directors, and the issuance of 166,667 ordinary shares to the sellers of the assets we purchased from the Continental group of companies, in both cases, at a price of $15.00 per share, our executive officers, directors and principal shareholders and their affiliates will own approximately 68.2% of our outstanding ordinary shares (or 66.3% if the underwriters completely exercise their over-allotment option). As a result, these shareholders may be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without the support of these shareholders. These transactions might include proxy contests, mergers, tender offers, open market purchase programs or other purchases of our ordinary shares that could give our shareholders the opportunity to realize a premium over the then-prevailing market price of our ordinary shares. See "Capitalization" and "Principal Shareholders" for a more detailed discussion of our capital structure and a list of our significant shareholders.

     OUR STOCK PRICE MAY BE AFFECTED BY THE AVAILABILITY OF SHARES FOR SALE IN THE NEAR FUTURE. THE FUTURE SALE OF LARGE AMOUNTS OF OUR STOCK, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     Sales of substantial amounts of our ordinary shares, including shares issued upon the exercise of outstanding options or held in trusts, in the public market following this offering, or the appearance that a large number of shares is available for sale, could depress the market price for our ordinary shares. The number of ordinary shares available for sale in the public market will be limited by agreements under which our directors, executive officers and other designated holders of our outstanding ordinary shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus, subject to various consents and exceptions, except in the case of one of our shareholders, who is not one of our officers or directors, that may sell or otherwise dispose of one-half of that shareholder's ordinary shares after 60 days from the date of this prospectus. Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such agreements. In addition to the adverse effect a price decline could have on holders of our ordinary shares, that decline would likely impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities. In addition, designated holders of restricted shares of our stock are entitled to obtain the registration of such shares for sale in the public market. If these holders sell in the public market, such sales could have a material adverse effect on the market price of our ordinary shares.

     FUTURE ISSUANCES OF PREFERENCE SHARES COULD ADVERSELY AFFECT THE HOLDERS OF OUR ORDINARY SHARES AND THEREFORE REDUCE THE VALUE OF YOUR SHARES.

     We are authorized to issue up to 100,000,000 preference shares of which 50,000,000 have been designated as Class A Preference Shares and 50,000,000 have been designated as Class B Preference Shares. No preference shares currently are outstanding. Our board of directors may determine the rights and preferences of the Class A and Class B Preference Shares within the limits set forth in our Memorandum and Articles of Association and applicable law. Among other rights, our board of directors may determine, without further vote or action by our shareholders, the dividend, voting, conversion, redemption and liquidation rights of our preference shares. Our board of directors also may amend our Memorandum and Articles of Association to create from time to time one or more classes of preference shares. The issuance of any preference shares could adversely affect the rights of the holders of ordinary shares, and therefore reduce the value of the ordinary shares. In particular, specific rights granted to future holders of preference shares could be used to restrict our ability to merge with or sell our assets to a third party, thus making it more difficult for a third party to acquire a majority of our outstanding ordinary shares. We have no current plans to issue preference shares although no assurances can be made that we will not issue preference shares in the future.

     YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The public offering price of our ordinary shares is substantially higher than the net tangible book value of our ordinary shares. Therefore, if you purchase our ordinary shares in this offering, you will incur immediate dilution of approximately $11.43 in the net tangible book value per ordinary share from the public offering price of $15.00 per share. Please refer to "Dilution" for this calculation.

     WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS FROM THIS OFFERING. WE MAY USE THE PROCEEDS IN WAYS WITH WHICH YOU DISAGREE.

     We intend to use a significant portion of the net proceeds from this offering for general corporate purposes and unspecified acquisitions. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. If management fails to use funds effectively, we may need to seek additional funds, which may not be available on favorable terms or at all.

     OUR MEMORANDUM AND ARTICLES OF ASSOCIATION CONTAIN ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE ATTEMPTS BY OTHER COMPANIES TO ACQUIRE OR MERGE WITH US AND WHICH COULD REDUCE THE MARKET VALUE OF OUR ORDINARY SHARES.

     Provisions of our Memorandum and Articles of Association may discourage attempts by other companies to acquire or merge with us, which could reduce the market value of our ordinary shares. Provisions in our Memorandum and Articles of Association may delay, deter or prevent other persons from attempting to acquire control of us. These provisions include:

     - the authorization of our board of directors to issue preference shares with such rights and preferences determined by the board, without the specific approval of the holders of ordinary shares,

     - our board of directors is divided into three classes each of which is elected in a different year,

     - the prohibition of action by the written consent of the shareholders,

     - the establishment of advance notice requirements for director nominations and actions to be taken at shareholder meetings, and

     - the requirement that the holders of two-thirds of the outstanding shares entitled to vote at a meeting are required to approve changes to specific provisions of our Memorandum and Articles of Association including those provisions described above and others which are designed to discourage non-negotiated takeover attempts.

     In addition, our Memorandum and Articles of Association permits special meetings of the shareholders to be called only by our chief executive officer or our board of directors upon request by a majority of our directors or the written request of holders of more than fifty percent of our outstanding voting securities. Provisions of British Virgin Islands law to which we are subject could impede a merger, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us. Our anti-takeover provisions are more fully described under the heading "Description of Capital Stock -- Certain Anti-Takeover Matters."

                              RECENT DEVELOPMENTS

     Effective September 1, 2000, we acquired substantially all of the assets of the Continental group of companies, a group of five related companies under common control and incorporated in the United States and Hong Kong. We purchased these assets to strengthen our presence in the Asia-United States shipping lane segment and to allow us to offer more reliable airfreight and ocean freight forwarding services in this segment. This group of companies specialized in freight forwarding for the footwear, wearing apparel, toys, electronics and computer industries.

     In connection with this acquisition of assets, we employ approximately 250 former Continental employees in four facilities in Hong Kong, eight facilities in the People's Republic of China, and six facilities in the United States which we assumed as part of the transaction. For the twelve months ended December 31, 1999, the aggregate gross revenues of this group of companies were approximately $55 million. Such gross revenues were split approximately 80% from airfreight forwarding activities and 20% from ocean freight forwarding activities.

     In exchange for the assets, we agreed to pay the sellers approximately $16.6 million, of which $11.1 million was paid in cash on September 1, 2000 and approximately $3.0 million was paid on October 31, 2000 and $2.5 million must be paid on November 30, 2000. If this offering is completed before November 30, 2000, then the $2.5 million cash payment due on November 30, 2000 must be paid by issuing the number of our unregistered ordinary shares which results from dividing $2.5 million by the per share offering price in this offering. Unless otherwise indicated, information in this prospectus is based on the assumption that such shares will be issued at the same time as the closing of this offering. We also agreed to make deferred earnout payments to the sellers based on the annual net profits before tax of the operations of the purchased assets during each of the three years following September 1, 2000. Such earnout payments are estimated to be approximately $3.6 million for each of the three years, but the actual amounts will depend on the amount of net profits before tax earned by the operations of the purchased assets.

     In connection with this acquisition, we borrowed approximately $6.1 million from various existing credit facilities and $5.0 million under a bridge financing facility with Gensec Ireland Limited. Amounts outstanding under the bridge financing bear interest at the rate of 340 basis points above LIBOR. This interest rate increases by 20 basis points per month after February 2001 if our offering has not closed by then. Amounts borrowed under the facility must be repaid in 12 equal monthly installments beginning one month from the date the loan was made; however, all outstanding amounts become due and payable one month after the date this offering closes.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of 4,700,000 ordinary shares in this offering are estimated to be approximately $63.6 million ($73.4 million if the underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and commission and estimated offering expenses. Our net proceeds from the sale of 66,667 ordinary shares to Alan C. Draper, one of our executive officers and directors, at a price of $15.00 per share are estimated to be $1.0 million. We intend to use the proceeds of this offering and of this sale to Mr. Draper as follows:

     - approximately $21.0 million to repay existing debt under our credit facilities which is unrelated to our acquisition of assets from the Continental group of companies and which matures at various dates within the next 12 months and bears interest at rates ranging from 6.5% to 15%;

     - approximately $14.1 million to repay the indebtedness incurred to finance the acquisition of assets from the Continental group of companies including the approximately $3.0 million payment paid on October 31, 2000(1);

     - approximately $20.0 million for strategic investments in and acquisitions of businesses and information technology; and

     - approximately $9.5 million for general corporate purposes.

     The approximately $21.0 million of debt we intend to repay with proceeds from this offering, which is unrelated to our acquisition of assets from the Continental group of companies, was incurred within the last year. Approximately $12.0 million of this debt was incurred in connection with acquisitions and the remainder was used for general working capital purposes.

     The $5.0 million of indebtedness from Gensec Ireland Limited that we incurred to partially fund the purchase price for the assets we acquired from the Continental group of companies bears interest at the rate of 340 basis points above LIBOR, and this interest rate increases by 20 basis points per month after February 2001 if our offering has not closed by then. Amounts borrowed under the facility must be repaid in 12 equal monthly installments beginning one month from the date the loan was made; however, all outstanding amounts become due and payable one month after the date this offering closes. The remaining $9.0 million of debt used to fund the acquisition was borrowed under various credit facilities and bears interest between 6.5% and 15%. Such debt matures at various dates within the next 12 months.

     We anticipate utilizing a portion of the proceeds from this offering to make acquisitions of businesses which will support our strategic objectives in the freight forwarding and supply chain management industry provided that we can identify and acquire suitable businesses.

     The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount and extent of our acquisitions, our marketing activities, our investments in technology and the amount of cash generated by our operations. Actual expenditures may vary substantially from our estimates. We may find it necessary or advisable to use portions of the proceeds for other purposes. The failure of our management to use such funds effectively could have a material adverse effect on our business, results of operations and financial condition. Pending application of the net proceeds, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.
---------------
(1) If this offering is not completed by November 30, 2000, then we will pay an additional $2.5 million of the purchase price for the assets we acquired from the Continental group of companies in cash, rather than by issuing the number of our ordinary shares which results from dividing $2.5 million by the per share offering price in this offering, and we will then use an additional $2.5 million of the proceeds of this offering to repay indebtedness incurred to finance this payment.

                       PRICE RANGE OF OUR ORDINARY SHARES

     Our ordinary shares began trading in 1997 on the Luxembourg Stock Exchange. Prices for our ordinary shares are quoted on the Luxembourg Stock Exchange in United States dollars. Trading activity in our ordinary shares has been limited and infrequent and we are seeking additional liquidity for our shares as one of the purposes of this offering and our listing on the Nasdaq National Market System. As far as we are aware, only 76 trades of our ordinary shares were completed on the Luxembourg Stock Exchange from January 1, 2000 through October 20, 2000. Given the limited trading activity in our ordinary shares, we believe that past trading prices on the Luxembourg Stock Exchange are not necessarily indicative of the fair market value of our ordinary shares and we intend to delist our shares from the Luxembourg Stock Exchange upon the closing of this offering. The following table sets forth the high and low sales prices of our ordinary shares on the Luxembourg Stock Exchange for the periods indicated:

           YEAR ENDING JANUARY 31, 2001              HIGH (U.S.$)    LOW (U.S.$)
           ----------------------------              ------------    -----------
lst Quarter........................................     $19.08         $12.21
2nd Quarter........................................      27.85          17.17
3rd Quarter through
October 20, 2000...................................      22.89          19.08

            YEAR ENDED JANUARY 31, 2000
            ---------------------------
1st Quarter........................................      12.21          11.45
2nd Quarter........................................      16.79          16.02
3rd Quarter........................................      11.45          10.68
4th Quarter........................................      12.21          11.45

            YEAR ENDED JANUARY 31, 1999
            ---------------------------
1st Quarter........................................      16.02          16.02
2nd Quarter........................................      21.94          15.64
3rd Quarter........................................      21.36          13.89
4th Quarter........................................      15.26          14.50

     As of the date of this prospectus, the last reported sale of our ordinary shares on the Luxembourg Stock Exchange took place on October 20, 2000 at $22.15 per share.

     The offering price of our ordinary shares was determined as a result of negotiations between us and the underwriters, after taking into account a number of factors, including the market prices of similar securities of comparable companies, our results of operations and financial condition, and recent trading prices of our shares.

                                DIVIDEND POLICY

     During our fiscal years ended January 31, 1998, 1999 and 2000, we paid annual cash dividends to the holders of our ordinary shares and preference shares in the amount of $0.15 per share. Following the completion of the sale of our ordinary shares in this offering, we intend to continue to pay dividends each year out of our current earnings, if any. However, we intend to decrease the amount of per share dividends which we pay to our shareholders in the future so that we may reinvest a substantial portion of our earnings, if any, in the development of our business. Any future determination to pay cash dividends to our shareholders will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, restrictions contained in our agreements, legal requirements and other factors which our board of directors deems relevant. No assurance can be given that dividends will be paid to our shareholders in the future.

                                 CAPITALIZATION

     The following table sets forth at July 31, 2000:

     - our actual cash and cash equivalents and capitalization;

     - our cash and cash equivalents and capitalization, after giving pro forma effect to our acquisition on September 1, 2000 of assets from the Continental group of companies and approximately $16.6 million of indebtedness which we incurred to finance the acquisition and to fund the payments due October 31, 2000 and November 30, 2000 plus approximately $10.8 million in contingent future acquisition installments; and

     - our cash and cash equivalents and capitalization, on the pro forma basis described above, as adjusted to reflect (a) our receipt of the estimated net proceeds of this offering after deducting the underwriting discount and commission and estimated offering expenses (excluding any proceeds from the sale of shares issuable upon the exercise of the underwriters' over-allotment option), (b) our receipt of $1.0 million from the sale of 66,667 ordinary shares to Alan C. Draper, one of our executive officers and directors, at a price of $15.00 per share, (c) our repayment of approximately $35.1 million of indebtedness with a portion of the net proceeds from this offering and (d) the issuance of 166,667 ordinary shares to the sellers of assets purchased from the Continental group of companies at a price of $15.00 per share assuming this offering closes by November 30, 2000.

     This table is based upon our consolidated financial statements, which have been prepared in accordance with IAS. You should read the data set forth below in conjunction with the more detailed information found in our consolidated financial statements and the notes relating to those statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data appearing elsewhere in this prospectus.

                                                       AS OF JULY 31, 2000 (UNAUDITED)
                                                   ---------------------------------------
                                                                                PRO FORMA
                                                     ACTUAL       PRO FORMA    AS ADJUSTED
                                                   -----------    ---------    -----------
                                                             (US$ IN THOUSANDS)
Cash and cash equivalents........................   $ 24,745      $ 24,745      $ 54,210
                                                    ========      ========      ========
Total long-term borrowings and finance lease
  obligations, including current portion.........   $ 58,514      $ 85,914      $ 48,314
Issued capital:
  Preference shares, no par value, 100,000,000
     shares authorized, none issued or
     outstanding.................................         --            --            --
  Ordinary shares, no par value, 500,000,000
     shares authorized, 20,047,380 issued and
     outstanding actual; 20,047,380 issued and
     outstanding, pro forma; and 24,980,950
     issued and outstanding, pro forma as
     adjusted....................................     86,020        86,020       153,085
Cumulative foreign exchange translation
  adjustment.....................................    (29,054)      (29,054)      (29,054)
Distributable reserves...........................     48,575        48,575        48,575
Non-distributable reserves.......................      2,759         2,759         2,759
                                                    --------      --------      --------
     Total shareholders' equity..................    108,300       108,300       175,365
                                                    --------      --------      --------
       Total capitalization......................   $166,814      $194,214      $223,679
                                                    ========      ========      ========

     In addition to the ordinary shares to be outstanding after the offering, we may issue additional ordinary shares under our employee and director option plans and 2000 Employee Share Purchase Plan.

                                    DILUTION

     The net tangible book value of our ordinary shares at July 31, 2000 was $48.5 million or approximately $2.42 per share. Net tangible book value per share represents the amount of our shareholders' equity, less intangible assets, divided by the number of ordinary shares outstanding.

     Net tangible book value dilution per share represents the difference between the following:

          (1) the amount paid per share by purchasers of ordinary shares in this offering; and

          (2) the adjusted net tangible book value per share of purchasers of ordinary shares in this offering immediately after completion of this offering.

     After giving effect to (a) our sale of 4,700,000 ordinary shares in this offering at the public offering price of $15.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, (b) the sale of 66,667 ordinary shares to Alan C. Draper, one of our executive officers and directors, at a price of $15.00 per share and (c) the issuance of 166,667 ordinary shares to the sellers of assets purchased from the Continental group of companies at a price of $15.00 per share, our adjusted net tangible book value at July 31, 2000, was $89.2 million or $3.57 per ordinary share. This represents an immediate increase in net tangible book value of $1.15 per share to existing shareholders and an immediate dilution of net tangible book value of $11.43 per share to you. The following table illustrates this dilution:

Public offering price per ordinary share....................           $15.00
Net tangible book value per ordinary share at July 31,
  2000......................................................  $2.42
Net increase in net tangible book value per ordinary share
  attributable to cash payment from this offering...........  $1.15
                                                              -----
Pro forma net tangible book value per ordinary share at July
  31, 2000 after giving effect to the offering..............           $ 3.57
                                                                       ------
Immediate dilution per ordinary share to new investors......           $11.43
                                                                       ======

     The table above assumes no exercise of outstanding options. The table above also assumes no exercise of the underwriters' over-allotment option. To the extent that any shares are issued in connection with outstanding options or the underwriters' over-allotment option, you will experience further dilution. See "Management" for a description of our option and employee share purchase plans and "Underwriting" for a description of the underwriters' over-allotment option.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus.

     The selected consolidated financial data as of January 31, 1996, 1997 and 1998 and for each of the years in the two year period ended January 31, 1997 have been derived from our audited consolidated financial statements which are not included in this prospectus. The selected consolidated financial data as of January 31, 1999 and 2000, and for each of the years in the three-year period ended January 31, 2000 have been derived from our audited consolidated financial statements which appear elsewhere in this prospectus. The selected consolidated financial data as of July 31, 2000, and for the six months ended July 31, 1999 and 2000 are derived from our unaudited consolidated financial statements which appear elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the unaudited periods. The historical results are not necessarily indicative of the operating results to be expected in the future. All financial information presented has been prepared in United States dollars and in accordance with IAS. The accounting policies adopted by us under IAS differ in significant respects from U.S. GAAP. These differences for the fiscal years 1999 and 2000 and for the six month periods ended July 31, 1999 and 2000 are described in Note 29 to our consolidated financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- U.S. GAAP Reconciliation."

                                                                                                             SIX MONTHS
                                                                 YEAR ENDED JANUARY 31,                    ENDED JULY 31,
                                                  ----------------------------------------------------   -------------------
                                                    1996       1997       1998       1999       2000       1999       2000
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                 (US$ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Amounts in accordance with IAS:
  Gross revenue(1)..............................  $465,320   $504,064   $528,535   $571,141   $706,955   $327,997   $401,985
  Freight consolidation costs(2)................   298,337    327,509    342,049    362,862    461,338    212,842    260,852
  Net revenue(2):
    Airfreight forwarding.......................        --         --    101,092    113,619    124,177     60,003     67,332
    Ocean freight forwarding....................        --         --     30,745     33,345     44,078     20,787     24,083
    Customs brokerage...........................        --         --     27,495     33,360     40,156     18,774     27,818
    Other revenue...............................        --         --     27,154     27,955     37,206     15,591     21,900
                                                  --------   --------   --------   --------   --------   --------   --------
      Total net revenue.........................   166,983    176,555    186,486    208,279    245,617    115,155    141,133
  Staff costs...................................    85,700     88,987     92,333    106,544    122,929     58,465     71,668
  Depreciation..................................     6,269      6,263      6,025      6,310      7,822      3,640      4,267
  Amortization..................................       255        376        695      1,841      3,409      1,504      2,146
  Other operating expenses......................    68,448     68,248     71,737     77,279     90,032     43,761     50,791
                                                  --------   --------   --------   --------   --------   --------   --------
  Operating profit..............................     6,311     12,681     15,696     16,305     21,425      7,785     12,261
  Pretax income.................................     8,802     10,787     14,643     17,873     19,106      6,455     10,755
  Net income before minority interest...........     5,859      8,656     12,100     14,653     17,483      5,907      8,176
  Net income....................................  $  5,319   $  8,656   $ 11,848   $ 14,574   $ 17,078   $  5,600   $  7,776
                                                  ========   ========   ========   ========   ========   ========   ========
  Basic earnings per ordinary share.............  $   0.46   $   0.76   $   0.92   $   0.96   $   1.07   $   0.34   $   0.44
                                                  ========   ========   ========   ========   ========   ========   ========
  Diluted earnings per ordinary share...........  $   0.38   $   0.53   $   0.70   $   0.76   $   0.85   $   0.28   $   0.39
                                                  ========   ========   ========   ========   ========   ========   ========
  Cash dividends per ordinary share.............  $   0.00   $   0.00   $   0.15   $   0.15   $   0.15   $   0.00   $   0.00
                                                  ========   ========   ========   ========   ========   ========   ========
CASH FLOW AND OTHER DATA:
Amounts in accordance with IAS:
  Purchases of property, plant and equipment....  $  6,955   $  7,706   $  5,066   $ 16,644   $ 12,924   $  4,214   $  8,424
  Net cash from operating activities............     4,288      4,909      9,475     16,136      8,446      7,657      6,471
  Net cash used in investing activities.........    (1,378)    (1,647)    (6,158)   (33,928)   (26,454)   (12,097)   (11,788)
  Net cash from (used in) financing
    activities..................................    (2,216)   (22,947)       145     36,539      1,430     (6,020)     8,329
Amounts using IAS results:
  EBITDA(3).....................................    16,197     19,320     22,416     24,456     32,656     12,929     18,674

                                                                   YEAR ENDED              SIX MONTHS
                                                                  JANUARY 31,            ENDED JULY 31,
                                                              --------------------    --------------------
                                                                1999        2000        1999        2000
                                                              --------    --------    --------    --------
                                                              (US$ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Amounts in accordance with U.S. GAAP:
  Gross revenue(1)..........................................  $571,141    $706,955    $327,997    $401,985
  Freight consolidation costs(2)............................   362,862     461,338     212,842     260,852
                                                              --------    --------    --------    --------
  Net revenue(2)............................................   208,279     245,617     115,155     141,133
  Staff costs...............................................   107,731     124,330      59,227      73,084
  Depreciation..............................................     6,286       7,798       3,628       4,255
  Amortization..............................................     1,517       2,935       1,045       1,877
  Other operating expenses..................................    77,279      90,032      43,761      50,791
                                                              --------    --------    --------    --------
  Operating profit..........................................    15,466      20,522       7,494      11,126
  Pretax income.............................................    17,049      18,750       6,387      10,099
  Net income before minority interest.......................    13,829      17,098       5,839       7,520
  Net income................................................  $ 13,750    $ 16,693    $  5,532    $  7,120
                                                              ========    ========    ========    ========
  Basic earnings per ordinary share.........................  $   0.97    $   1.12    $   0.36    $   0.43
                                                              ========    ========    ========    ========
  Diluted earnings per ordinary share.......................  $   0.74    $   0.86    $   0.29    $   0.36
                                                              ========    ========    ========    ========
  Cash dividends per ordinary share.........................  $   0.15    $   0.15    $   0.00    $   0.00
                                                              ========    ========    ========    ========
CASH FLOW AND OTHER DATA:
Amounts in accordance with U.S. GAAP:
  Purchases of property, plant and equipment................  $ 16,644    $ 12,924    $  4,214    $  8,424
  Net cash from operating activities........................    16,136       8,446       7,657       6,471
  Net cash used in investing activities.....................   (33,928)    (26,454)    (12,097)    (11,788)
  Net cash from (used in) financing activities..............    36,539       1,430      (6,020)      8,329
Amounts using U.S. GAAP results:
  EBITDA(3).................................................    23,269      31,255      12,167      17,258

                                                                    AS OF JANUARY 31,                         AS OF
                                                 --------------------------------------------------------    JULY 31,
                                                   1996        1997        1998        1999        2000        2000
                                                 --------    --------    --------    --------    --------    --------
                                                                          (US$ IN THOUSANDS)
BALANCE SHEET DATA:
Amounts in accordance with IAS:
  Working capital..............................  $  4,458    $ 12,422    $ 24,116    $ 39,602    $ 31,338    $ 22,733
  Total assets.................................   188,990     169,563     180,604     255,213     297,920     351,560
  Long-term liabilities........................     8,927       9,373       4,622      14,206      18,801      19,083
  Shareholders' equity:
    Issued capital.............................    25,988      34,166      49,521      86,020      86,020      86,020
    Cumulative foreign exchange translation
      adjustment...............................    (1,845)     (7,386)    (12,503)    (22,575)    (24,535)    (29,054)
    Distributable reserves.....................      (923)      6,595      16,042      27,678      41,374      48,575
    Non-distributable reserves.................       609       2,130       2,180       2,214       2,184       2,759
                                                 --------    --------    --------    --------    --------    --------
        Total shareholders' equity.............  $ 23,829    $ 35,505    $ 55,240    $ 93,337    $105,043    $108,300
                                                 ========    ========    ========    ========    ========    ========
Amounts in accordance with U.S. GAAP:
  Working capital................................................................    $ 47,348    $ 36,669    $ 33,860
  Total assets...................................................................     243,362     288,098     335,478
  Long-term liabilities..........................................................      12,044      14,339      13,596
  Shareholders' equity:
    Issued capital...............................................................     126,086     127,487     128,903
    Cumulative foreign exchange translation adjustment...........................     (21,925)    (23,396)    (28,114)
    Distributable reserves.......................................................     (13,156)        214       6,759
    Non-distributable reserves...................................................         389         709       1,284
                                                                                     --------    --------    --------
      Total shareholders' equity.................................................    $ 91,394    $105,014    $108,832
                                                                                     ========    ========    ========

---------------
(1) Gross revenue represents billings on exports to customers, plus net revenue on imports, net of any value added taxes and custom duties. Gross revenue and freight consolidation costs for airfreight and ocean freight forwarding services, including commissions earned from our services as an authorized agent for airline and ocean carriers, are recognized at the time the freight departs the terminal of origin, which is when the customer is billed. Gross customs brokerage revenue and other revenues are also recognized when we bill the customer, which for customs brokerage revenue, is when the necessary documentation for customs clearance has been completed, and for other revenues, is when the service has been provided to third parties in the ordinary course of business.

(2) Net revenue is determined by deducting freight consolidation costs from gross revenue. Freight consolidation costs are recognized at the time the freight departs the terminal of origin. For the fiscal years ended January 31, 1996 and 1997, we did not account for net revenue according to the categories of airfreight, ocean freight, customs brokerage and other revenue.

(3) Although earnings before interest, taxes, depreciation and amortization, and foreign exchange transaction gains and losses ("EBITDA") is a non-U.S. GAAP measure, EBITDA is included because we believe that such calculation provides relevant and useful information for evaluating our performance. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with U.S. GAAP, including net income as a measure of our operating results and cash flows as a measure of our liquidity. Similar to our net income and cash flows, funds represented by EBITDA are subject to the same restrictions on use contained in some of our bank credit facilities and restrictions on the payment of dividends by some of our subsidiaries. Because EBITDA is not calculated identically by all companies, our calculation of EBITDA may not be comparable to other similarly titled measures of other companies. In fiscal 1996, there is a non-recurring gain of $3.4 million related to a claim with respect to the purchase of subsidiaries. In fiscal 2000, there is a credit of $1.5 million included in other operating expenses, which represents a payment from our satellite communications supplier based on volume usage for several prior years.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

OVERVIEW

     Our principal sources of income include airfreight forwarding, ocean freight forwarding, customs brokerage and other services. We attempt to become our customers' preferred provider of supply chain management solutions, thus increasing both the range and volume of transactions for our freight forwarding, customs brokerage and other services. Our recent growth in gross revenue and net revenue resulted from both growth of our existing operations and growth which we attribute to our acquisitions.

     A significant portion of our expenses are variable and adjust to reflect the level of our business activities. Other than transportation costs, staff costs are our single largest variable expense and are less flexible in the near term as we must staff to meet uncertain future demand.

     AIRFREIGHT FORWARDING

     When we act as an airfreight forwarder, we conduct business as an indirect carrier or occasionally as an authorized agent for the airline which carries the shipment. In both cases, gross revenue and applicable costs are recognized at the time the freight departs the terminal of origin.

     When we act as an indirect air carrier, we procure shipments from a large number of customers, consolidate shipments bound for a particular destination from a common place of origin, determine the routing over which the consolidated shipment will move, and purchase cargo space from airlines on a volume basis. As an indirect air carrier, our gross revenue includes the rate charged to the client for the movement of the shipment on the airline, plus the fees we charge for our other ancillary services such as preparing shipment-related documentation and materials handling related services. Airfreight forwarding gross revenue includes expedited movement by ground transportation.

     When we act as an indirect air carrier, our net revenue is the differential between the rates charged to us by the airlines and the rates we charge our customers plus the fees we receive for our other services. Therefore, our net revenue is influenced by our ability to charge our customers a rate which is higher than the rate we obtain from the airlines, but which is also lower than the rate the customers could otherwise obtain directly from the airlines.

     When we act as an authorized agent for the airline which carries the actual shipment, our gross revenue is primarily derived from commissions received from the airline plus fees for the ancillary services we provide such as preparing shipment-related documentation, and materials handling related services. Our gross revenue does not include airline transportation costs when we act as an authorized agent. Accordingly, our gross revenue and net revenue are not materially different in this situation.

     OCEAN FREIGHT FORWARDING

     When we act as an ocean freight forwarder, we conduct business as an indirect ocean carrier or occasionally as an authorized agent for the ocean carrier which carries the shipment. Our gross revenue and net revenue from ocean freight forwarding and related costs are recognized the same way that our gross revenue and net revenue from airfreight forwarding and related costs are recognized.

     When we act as an indirect ocean carrier or non-vessel operating common carrier we contract with ocean shipping lines to obtain transportation for a fixed number of containers between various points in a specified time period at an agreed upon rate. We then solicit freight from customers to fill the containers and consolidate the freight bound for a particular destination from a common shipping point. As in the case when we act as an indirect airfreight forwarder, our gross revenue in this situation includes the rate charged to the customer for the movement of the shipment on the ocean carrier plus our fees for the other services we provide which are related to the movement of goods such as preparing shipment-related documentation. Our net revenue is determined by the differential between the rates charged to us by the carriers and the rates we charge our customers along with the fees we receive for our other ancillary services.

     When we act as an authorized agent for an ocean carrier, our gross revenue is generated from the commission we receive from the carrier plus the fees we charge for the ancillary services we provide. Our gross revenue does not include transportation costs when we act as an authorized agent for an ocean carrier. Under these circumstances, our gross revenue and net revenue are not materially different.

     CUSTOMS BROKERAGE

     We provide customs clearance and brokerage services with respect to the majority of the shipments we handle as a freight forwarder. We also provide customs brokerage services for shipments handled by our competitors. These services include assisting with and performing regulatory compliance functions in international trade.

     Customs brokerage gross revenue is recognized when the necessary documentation for customs clearance has been completed. This gross revenue is generated by the fees we charge for providing customs brokerage services, as well as the fees we charge for the disbursements made on behalf of a customer. These disbursements, which typically include customs duties and taxes, are excluded from our calculations of gross revenue since they represent disbursements made on behalf of customers. Typically, disbursements are included in our accounts receivable and are several times larger than the amount of customs brokerage gross revenue generated. As a result of recent growth in our customs brokerage services, there has been an increase in our accounts receivable.

     OTHER SERVICES

     We also provide a range of other services, such as warehousing services, customized distribution and inventory management services and developing specialized customer-specific supply chain solutions. Our gross revenue in these capacities includes commissions and fees earned by us and is recognized upon performance.

SEASONALITY

     Historically, our operating results have been subject to seasonal trends when measured on a quarterly basis. Our first quarter is traditionally weaker compared with the other fiscal quarters, which we believe is in keeping with the trends of the operating results of other supply chain service providers. This trend is dependent on numerous factors, including the markets in which we operate, holiday seasons, consumer demand and economic conditions. Because of our global operations, seasonal trends in one area may be offset in varying degrees by opposite trends in another. We cannot accurately predict the timing of these factors, nor can we accurately estimate the impact of any particular factor, and thus we can give no assurance that these historical seasonal patterns will continue in future periods.

PREPARATION OF FINANCIAL STATEMENTS

     Our financial statements are prepared in United States dollars and in accordance with IAS, which differ in significant respects from U.S. GAAP. The following discussion and analysis of our financial condition and results of operations is based on the results prepared in accordance with IAS. The significant differences from U.S. GAAP applicable to our financial statements are summarized in Note 29 to our consolidated financial statements.

RESULTS OF OPERATIONS

     Our business operates in four geographic segments comprised of Europe, the Americas, Asia Pacific and Africa. Gross revenue is recognized in the region in which the shipment originates. Our gross revenue by geographic segment is set forth in the following table:

                      GROSS REVENUE BY GEOGRAPHIC SEGMENT
                               (US$ IN THOUSANDS)

                                               YEAR ENDED JANUARY 31,                             SIX MONTHS ENDED JULY 31,
                            ------------------------------------------------------------   ---------------------------------------
                                   1998                 1999                 2000                 1999                 2000
                            ------------------   ------------------   ------------------   ------------------   ------------------
                                        % OF                 % OF                 % OF                 % OF                 % OF
                                        GROSS                GROSS                GROSS                GROSS                GROSS
                             AMOUNT    REVENUE    AMOUNT    REVENUE    AMOUNT    REVENUE    AMOUNT    REVENUE    AMOUNT    REVENUE
                            --------   -------   --------   -------   --------   -------   --------   -------   --------   -------
                                                                                              (UNAUDITED)          (UNAUDITED)
REGION
Europe....................  $163,117      31%    $195,761      34%    $217,184      31%    $118,705      36%    $137,660      34%
Americas..................   163,854      31      173,096      30      241,954      34       98,341      30      132,137      33
Asia Pacific..............    72,574      14       78,902      14      118,965      17       52,544      16       69,158      17
Africa....................   128,990      24      123,382      22      128,852      18       58,407      18       63,030      16
                            --------     ---     --------     ---     --------     ---     --------     ---     --------     ---
Gross revenue.............  $528,535     100%    $571,141     100%    $706,955     100%    $327,997     100%    $401,985     100%
                            ========     ===     ========     ===     ========     ===     ========     ===     ========     ===

     Gross revenue increased 23% to $402.0 million for the six months ended July 31, 2000 compared to $328.0 million for the six months ended July 31, 1999 due to increases in airfreight forwarding (19%), ocean freight forwarding (20%), customs brokerage (56%) and other revenue (32%). Gross revenue for the six months ended July 31, 2000 benefitted from acquisitions made during the second half of 2000 fiscal year and acquisitions completed during the first half of the 2001 fiscal year. We estimate that such acquisitions accounted for $27.1 million of our gross revenue for the six months ended July 31, 2000.

     Gross revenue increased 24% to $707.0 million for 2000 compared to $571.1 million for 1999 due to increases in airfreight forwarding (18%), ocean freight forwarding (36%), customs brokerage (17%) and other revenue (31%). Gross revenue for 2000 benefitted from acquisitions made during the 1999 fiscal year which had a full year impact in the 2000 fiscal year and acquisitions completed during the 2000 fiscal year. We estimate that acquisitions completed during our 2000 fiscal year accounted for $45.6 million of our gross revenue for the year. Gross revenue increased 8% to $571.1 million for 1999 compared to $528.5 million for 1998 also due to increases in airfreight forwarding (8%), ocean freight forwarding (7%), customs brokerage (16%) and other revenue (5%). We estimate that acquisitions completed during our 1999 fiscal year accounted for $34.5 million of our gross revenue for the year.

     We believe that net revenue is a better measure than gross revenue of the importance to us of our various services since our gross revenue for our services as an indirect air and ocean carrier includes the carriers' charges to us for carriage of the shipment. When we act as an indirect air and ocean carrier, our net revenue is determined by the differential between the rates charged to us by the carrier and the rates we charge our customers plus the fees we receive for our ancillary services. Net revenue derived from freight forwarding generally is shared between the points of origin and destination. Our gross revenue in our other capacities includes only commissions and fees earned by us and is substantially the same as our net revenue. The following table shows our net revenue and our operating expenses for the periods presented, expressed as a percentage of net revenue.

                     RESULTS AS A PERCENTAGE OF NET REVENUE
                               (US$ IN THOUSANDS)

                                                  YEAR ENDED JANUARY 31,
                              ---------------------------------------------------------------
                                     1998                  1999                  2000
                              -------------------   -------------------   -------------------
                                         % OF NET              % OF NET              % OF NET
                               AMOUNT    REVENUE     AMOUNT    REVENUE     AMOUNT    REVENUE
                              --------   --------   --------   --------   --------   --------

Net revenue:

  Airfreight forwarding.....  $101,092      54%     $113,619      55%     $124,177      51%
  Ocean freight
    forwarding..............    30,745      16        33,345      16        44,078      18
  Customs brokerage.........    27,495      15        33,360      16        40,156      16
  Other.....................    27,154      15        27,955      13        37,206      15
                              --------     ---      --------     ---      --------     ---
  Total net revenue.........   186,486     100%      208,279     100%      245,617     100%
                              --------     ---      --------     ---      --------     ---
Operating expenses:
  Staff costs...............    92,333      50%      106,544      51%      122,929      50%
  Depreciation..............     6,025       3         6,310       3         7,822       3
  Amortization..............       695       *         1,841       1         3,409       1
  Other operating
    expenses................    71,737      38        77,279      37        90,032      37
                              --------     ---      --------     ---      --------     ---
  Total operating
    expenses................   170,790      92       191,974      92       224,192      91
                              --------     ---      --------     ---      --------     ---
Operating profit............    15,696       8        16,305       8        21,425       9
Finance costs...............    (4,001)     (2)       (3,936)     (2)       (4,653)     (2)
Income from associates and
  other investments.........     2,948       2         5,504       3         2,334       1
                              --------     ---      --------     ---      --------     ---
Pretax income...............    14,643       8        17,873       9        19,106       8
Income tax expense..........     2,543       1         3,220       2         1,623       1
Minority interest...........       252       *            79       *           405       *
                              --------     ---      --------     ---      --------     ---
Net income..................  $ 11,848       6%     $ 14,574       7%     $ 17,078       7%
                              ========     ===      ========     ===      ========     ===
 EBITDA using
  IAS results(1)............  $ 22,416      12%     $ 24,456      12%     $ 32,656      13%
                              ========     ===      ========     ===      ========     ===

                                      SIX MONTHS ENDED JULY 31,
                              -----------------------------------------
                                     1999                  2000
                              -------------------   -------------------
                                         % OF NET              % OF NET
                               AMOUNT    REVENUE     AMOUNT    REVENUE
                              --------   --------   --------   --------
                                  (UNAUDITED)           (UNAUDITED)
Net revenue:
  Airfreight forwarding.....  $ 60,003      52%     $ 67,332      48%
  Ocean freight
    forwarding..............    20,787      18        24,083      17
  Customs brokerage.........    18,774      16        27,818      20
  Other.....................    15,591      14        21,900      15
                              --------     ---      --------     ---
  Total net revenue.........   115,155     100%      141,133     100%
                              --------     ---      --------     ---
Operating expenses:
  Staff costs...............    58,465      51%       71,668      51%
  Depreciation..............     3,640       3         4,267       3
  Amortization..............     1,504       1         2,146       2
  Other operating
    expenses................    43,761      38        50,791      36
                              --------     ---      --------     ---
  Total operating
    expenses................   107,370      93       128,872      91
                              --------     ---      --------     ---
Operating profit............     7,785       7        12,261       9
Finance costs...............    (3,082)     (3)       (3,624)     (3)
Income from associates and
  other investments.........     1,752       2         2,118       2
                              --------     ---      --------     ---
Pretax income...............     6,455       6        10,755       8
Income tax expense..........       548       *         2,579       2
Minority interest...........       307       *           400       *
                              --------     ---      --------     ---
Net income..................  $  5,600       5%     $  7,776       6%
                              ========     ===      ========     ===
 EBITDA using
  IAS results(1)............  $ 12,929      11%     $ 18,674      13%
                              ========     ===      ========     ===

---------------
 *  Less than one percent.

(1) Although earnings before interest, taxes, depreciation and amortization, and foreign exchange transaction gains and losses ("EBITDA") is a non-U.S. GAAP measure, EBITDA is included because we believe that such calculation provides relevant and useful information for evaluating our performance. Similar to our net income and cash flows, funds depicted by EBITDA are subject to the same restrictions for use such as limitations contained in some of our bank credit facilities and restrictions on the payment of dividends. In fiscal 2000 there is a credit of $1.5 million included in other operating expenses, which represents a payment from our satellite communications supplier based on volume usage for several prior years.

     SIX MONTHS ENDED JULY 31, 2000 COMPARED TO SIX MONTHS ENDED JULY 31, 1999

     Net revenue increased $26.0 million, or 23% to $141.1 million for the six months ended July 31, 2000 compared to $115.1 million for the six months ended July 31, 1999. Overall, net revenue for the six months ended July 31, 2000 benefitted from acquisitions made during the second half of fiscal 2000 and the first half of fiscal 2001. We estimate that these acquisitions accounted for approximately $11.2 million of the net revenue increase for the six months ended July 31, 2000 versus the comparable period in the prior fiscal year.

     Airfreight forwarding net revenue increased $7.3 million, or 12%, to $67.3 million for the six months ended July 31, 2000 compared to $60.0 million for the six months ended July 31, 1999 as a result of volume increases, predominantly from the Asia Pacific and Americas regions. Airfreight forwarding net revenue from the Asia Pacific region for the six months ended July 31, 2000 increased by 19% and airfreight forwarding net revenue from the Americas increased 22% over the same prior year period. Airfreight forwarding net revenue from Africa increased by only 2% primarily due to depreciation of the South African rand.

     Our airfreight forwarding net revenue expressed as a percentage of our airfreight forwarding gross revenue decreased by two percentage points in the six months ended July 31, 2000 (from 33% to 31%) compared to the same prior year period, partially because a greater proportion of our business came from larger volume global customers where the initial pricing is more competitive than with smaller customers.

     Ocean freight forwarding net revenue increased $3.3 million, or 16%, to $24.1 million for the six months ended July 31, 2000 compared to $20.8 million for the same prior year period. Increases in shipments and tonnage from Europe predominately to the United States and Africa significantly contributed to this increase in ocean freight forwarding net revenue.

     Customs brokerage net revenue increased $9.0 million, or 48%, to $27.8 million for the six months ended July 31, 2000 compared to $18.8 million for the same prior year period. Customs brokerage net revenue increased primarily as a result of our acquisitions of customs brokers during the second half of fiscal 2000 and a general increase in the number of shipments during the six months ended July 31, 2000 compared to the same prior year period. We estimate that acquisitions of customs brokers which we completed in the second half of fiscal 2000 accounted for approximately $4.9 million of the increase in customs brokerage net revenue for the first half of fiscal 2001 compared to the same prior year period.

     Other net revenue, which includes revenue from our other specialized services including postponement warehousing and customized distribution services, increased $6.3 million, or 40%, to $21.9 million for the six months ended July 31, 2000 compared to $15.6 million for the same prior year period. This increase is primarily a result of our increasing efforts to provide additional services such as warehousing and other specialized supply chain management services.

     Staff costs increased $13.2 million, or 23%, to $71.7 million for the six months ended July 31, 2000 from $58.5 million for the same prior year period. However, staff costs remained at 51% of net revenue for the six months ended July 31, 2000 which was consistent with the same prior year period. Staff costs are the largest component of operating expenses and we strive to manage these costs in relation to net revenue growth.

     Depreciation expense increased by $0.7 million, or 17%, for the six months ended July 31, 2000 over the same prior year period to $4.3 million primarily due to increases in capital spending for computer equipment and fixtures and fittings during the period. Depreciation expense remained constant at 3% of net revenue in the six months ended July 31, 2000 as compared to the same prior year period.

     Amortization increased by $0.6 million, or 43%, to $2.1 million in the six months ended July 31, 2000 as a result of the acquisitions we made in the second half of fiscal 2000 and the related goodwill being amortized, as well as the amortization of goodwill relating to the acquisitions completed during the first half of the 2001 fiscal year. To date, our acquisitions have been accounted for using the purchase method of accounting and the related goodwill is amortized over a period not exceeding 20 years. Amortization expressed as a percentage of net revenue increased to 2% in the six months ended July 31, 2000 from 1% in the same prior year period.

     Other operating expenses increased by $7.0 million, or 16%, to $50.8 million in the six months ended July 31, 2000 compared to $43.8 million for the same prior year period. Included in other operating expenses for the six months ended July 31, 2000 are facilities and communications costs of $16.7 million compared to $13.1 million of such costs for the same prior year period. Facilities and communications costs increased primarily as a result of the addition of new locations and a general increase in business activity during the six months ended July 31, 2000 compared to the same prior year period. The balance of the other operating expenses is comprised of selling, general and administrative costs. For the six months ended July 31, 2000, selling, general and administrative costs were $34.1 million compared to $30.7 million for the same prior year period. The increase in selling, general and administrative costs was primarily a result of increased business activity during the six months ended July 31, 2000 compared to the same prior year period. When expressed as a percentage of net revenue, other operating expenses declined to 36% for the six months ended July 31, 2000 compared to 38% for the same prior year period.

     Finance costs, which consisted primarily of interest on our credit facilities, capital finance lease obligations and future acquisition installments increased $0.5 million or 18%, to $3.6 million in the six months ended July 31, 2000 from $3.1 million for the same prior year period. The elimination of the loss on foreign exchange of approximately $0.3 million which occurred during the six months ended July 31, 1999 was offset by increases during the six months ended July 31, 2000 in interest attributable to our credit facilities and capital finance lease obligations of $0.6 million and future acquisition installments for possible earn-out payments of $0.2 million. When expressed as a percentage of net revenue, finance costs were unchanged at 3% in the six months ended July 31, 2000 compared to the same prior year period.

     Income from associates and other investments increased 21% to $2.1 million in the six months ended July 31, 2000 compared to $1.8 million for the same prior year period. This increase relates primarily to a net foreign exchange gain of $0.6 million in the first half of fiscal 2001 which did not occur in the comparable period in fiscal 2000. This increase was partially offset by a decline of $0.3 million in interest income.

     The effective income tax rate increased to 24% in the six months ended July 31, 2000 compared to 8% in the same prior year period. The lower rate in the prior year was largely due to the utilization of tax losses not previously recognized and the creation of deferred tax assets as a result of timing differences between accounting and tax values of balance sheet items in some subsidiary companies. Our overall tax rate is impacted by the geographic composition of our worldwide earnings, with some of our operations in countries with low effective income tax rates. We expect that our effective tax rate will increase in fiscal year 2001 and beyond given that the recognition of tax losses in fiscal year 2000 will not reoccur. We cannot predict, however, the amount of the increase in our effective tax rate given the uncertainties concerning the future geographical composition of our worldwide earnings.

     Net income increased 39% to $7.8 million in the six months ended July 31, 2000 as compared to the same prior year period for the reasons listed above.

     YEAR ENDED JANUARY 31, 2000 COMPARED TO YEAR ENDED JANUARY 31, 1999

     Net revenue increased $37.3 million, or 18%, to $245.6 million for 2000. Overall, net revenue benefitted from acquisitions made during the 1999 fiscal year which had a full year impact on the 2000 fiscal year and acquisitions made during the 2000 fiscal year. We estimate that acquisitions completed during the 2000 fiscal year contributed $13.8 million of net revenue for the year.

     Airfreight forwarding net revenue increased $10.6 million, or 9%, to $124.2 million for 2000 compared to $113.6 million for 1999 as a result of volume increases, predominantly from the Asia Pacific and North American regions. Net revenue from the Asia Pacific region increased by 26% and net revenue from the Americas increased 20% over the prior year. These increases offset the decline in net revenue from Africa. The decline in net revenue from Africa was primarily due to depreciation of the South African rand as both shipments and tonnage increased in this region in 2000 over 1999.

     Our airfreight forwarding net revenue expressed as a percentage of our airfreight forwarding gross revenue decreased by three percentage points in 2000 compared to 1999, partially because a greater proportion of our business came from larger volume global customers where the initial pricing is more competitive than with smaller customers.

     Ocean freight forwarding net revenue increased $10.8 million, or 32%, to $44.1 million for 2000 compared to $33.3 million for 1999. The increase was principally due to increases in shipments from Asia Pacific predominately to the United States and increases in shipments from the United States to South America. Ocean freight forwarding net revenue for the entire Asia Pacific region increased by 33% primarily as a result of our strategy to increase volumes in the Asia to North America route.

     Customs brokerage net revenue increased $6.8 million, or 20%, to $40.2 million for 2000 compared to $33.4 million for 1999. Customs brokerage net revenue increased as a result of an increase in shipments and our acquisitions of customs brokers during the 2000 fiscal year and during the second half of 1999. The full year effect of the acquisitions which we completed in 1999 was realized in fiscal 2000. We estimate that acquisitions of customs brokers which we completed in fiscal 2000 contributed $3.9 million of customs brokerage net revenue for the fiscal year.

     Other net revenue, which includes revenue from our other specialized services including postponement warehousing and customized distribution services, increased $9.3 million, or 33%, to $37.2 million for 2000 compared to $27.9 million for 1999. This increase is primarily a result of our increasing efforts to provide services such as warehousing and other specialized supply chain management services.

     Staff costs increased $16.4 million, or 15%, to $122.9 million for 2000 from $106.5 million for 1999. However, staff costs decreased slightly expressed as a percentage of net revenue, from 51% in 1999 to 50% in 2000. Staff costs are the largest component of operating expenses and we strive to manage these costs in relation to net revenue growth. These costs for 2000 reflect the full year impact of staff costs related to acquisitions completed during the second half of fiscal 1999. Employee headcount increased by approximately 10%, based on fiscal year-end comparisons at January 31, 2000 and 1999, as a result of the various acquisitions made during the 2000 fiscal year and general staff increases due to the increase in business activities.

     Depreciation expense increased by $1.5 million, or 24%, over the prior year to $7.8 million in 2000 primarily due to increases in capital spending for computer equipment and fixtures and fittings during the year. Depreciation expense remained constant at 3% of net revenue in 2000 versus 1999.

     Amortization increased by $1.6 million, or 85%, to $3.4 million in 2000 as a result of the acquisitions we made in the second half of 1999 and the related goodwill being amortized for a full year, as well as the amortization of goodwill relating to the acquisitions completed during the 2000 fiscal year. To date, our acquisitions have been accounted for using the purchase method of accounting and the related goodwill is amortized over a period not exceeding 20 years. Amortization expressed as a percentage of net revenue increased to 1.4% in 2000 from 0.9% in 1999.

     Other operating expenses increased by $12.8 million, or 17%, to $90.0 million in 2000. Included in other operating expenses for 2000 are facilities and communications costs of $27.8 million compared to $24.4 million of such costs for 1999. Facilities and communications costs increased primarily because of the addition of new locations and a general increase in business activity during fiscal 2000 compared to fiscal 1999. Included as a credit in other operating expenses for 2000 is $1.5 million, which represents a payment from our satellite communications supplier based on volume usage for several prior years. The balance of other operating expenses is comprised of selling, general and administrative costs. For 2000, selling, general and administrative costs were $62.2 million compared to $52.9 million for 1999. The increase in selling, general and administrative costs for fiscal 2000 compared to fiscal 1999 was as a result of a general increase in business activity for 2000 compared to the prior year. When expressed as a percentage of net revenues, other operating expenses remained constant at 37% for 2000 compared to 1999.

     Finance costs, which consisted of interest on our credit facilities and capital finance lease obligations, future acquisition installments and a foreign exchange loss, increased $0.8 million or 18%, to $4.7 million for 2000 from $3.9 million for 1999. A decrease in interest charged on our credit facilities of approximately $1.1 million was offset by increases in interest attributable to capital finance lease obligations and future acquisition installments for possible earn-out payments, as well as a net foreign exchange loss of $0.5 million. When expressed as a percentage of net revenue, finance costs were unchanged at 2% in 2000 compared to 1999.

     Income from associates and other investments declined 58% to $2.3 million for 2000 compared to $5.5 million for 1999. This decline relates primarily to interest income and a net foreign exchange gain of $2.8 million in 1999 which did not reoccur in 2000.

     The effective income tax rate decreased to 8.5% in 2000 compared to 18% in 1999. This decrease was largely due to the utilization of tax losses not previously recognized and the creation of deferred tax assets as a result of timing differences between accounting and tax values of balance sheet items in subsidiary companies. Our overall tax rate is impacted by the geographic composition of our worldwide earnings, with some of our operations in countries with low effective income tax rates. We expect that our effective tax rate will increase in 2001 and beyond given that the recognition of tax losses in 2000 will not reoccur. We cannot predict, however, the amount of the increase in our effective tax rate given the uncertainties concerning the future geographical composition of our worldwide earnings.

     Net income increased 17% to $17.1 million in 2000 compared to $14.6 million in 1999 for the reasons indicated above.

     YEAR ENDED JANUARY 31, 1999 COMPARED TO YEAR ENDED JANUARY 31, 1998

     Net revenue increased $21.8 million, or 12%, to $208.3 million for 1999 compared to $186.5 million for 1998 due to increases in airfreight forwarding, ocean freight forwarding, customs brokerage and other revenue. We estimate that acquisitions completed during the 1999 fiscal year contributed $16.5 million of net revenue for the year.

     Airfreight forwarding net revenue increased $12.5 million, or 12%, to $113.6 million for 1999 compared to $101.1 million for 1998 as a result of increased volumes, particularly from Asia Pacific and North America. All regions, except Africa, showed increases in airfreight forwarding net revenue, with the reduction in net revenue in Africa being more than offset by the increase in the European and American regions.

     Ocean freight forwarding net revenue increased $2.6 million, or 8%, to $33.3 million for 1999 compared to $30.7 million for 1998. Increases in ocean freight forwarding net revenue in Asia Pacific, the Americas and Europe of 19%, 8% and 10%, respectively, were partially offset by a decline in ocean freight forwarding net revenue in Africa. All regions showed increases in shipments and tonnage. Ocean freight forwarding net revenue in Africa declined 11% in 1999 compared to 1998 primarily as a result of the depreciation of the South African rand as both shipments and tonnage increased from this region when compared to 1998.

     Customs brokerage net revenue increased $5.9 million, or 21%, to $33.4 million for 1999 compared to $27.5 million in 1998. This increase was due primarily to increased revenue associated with a general increase in shipments and revenue for the portion of 1999 attributable to the acquisition of customs brokers completed during the 1999 fiscal year. We estimate that acquisitions of customs brokers which we completed in 1999 contributed $2.3 million of customs brokerage net revenue for the 1999 fiscal year.

     Other net revenue, which includes our other specialized services including warehousing and customized distribution services, increased $0.8 million, or 3%, to $28.0 million for 1999 compared to $27.2 million for 1998. Increases in these services were as a result of increased business activity.

     Staff costs increased $14.2 million, or 15%, to $106.5 million in 1999 compared to $92.3 million for 1998. As a percentage of net revenue, staff costs were 51% during 1999 compared to 50% in 1998. Staff costs comprise the largest proportion of operating expenses and we manage these costs in relation to net revenue growth. Employee headcount increased by approximately 23% based on comparisons at January 31, 1999 and 1998. During fiscal 1999, we completed several acquisitions in the second half of the year which resulted in increased headcount at January 31, 1999 compared to January 31, 1998, but the corresponding staff costs were incurred for only a portion of 1999. In addition, a significant portion of the total headcount added as a result of these acquisitions was in the Asia Pacific region where the average staff costs are lower than in the Americas and Europe.

     Depreciation increased by $0.3 million, or 5%, to $6.3 million in 1999 primarily due to increases in capital spending for computer equipment and fixtures and fittings during the year. As a percentage of net revenue for 1999 compared to 1998 depreciation remained constant at 3%.

     Amortization increased $1.1 million, or 165%, to $1.8 million from $0.7 million in 1998. This was a result of a number of acquisitions made in late fiscal 1998 and the related goodwill being amortized for a full fiscal year, as well as the amortization relating to the new acquisitions made during 1999. Amortization expressed as a percentage of net revenue increased to 0.9% in 1999 from 0.4% in 1998.

     Other operating expenses increased by $5.5 million, or 8%, to $77.3 million for 1999, compared to $71.7 million for 1998. Included in other operating expenses for 1999 are facilities and communications costs of $24.4 million compared to $21.7 million of such costs for 1998. Facilities and communications costs increased primarily because of the addition of new locations and a general increase in business activity during fiscal 1999 compared to fiscal 1999. The balance of other operating expenses are comprised of selling, general and administrative costs. For 1999, selling, general and administrative costs were $52.9 million compared to $50.0 million for 1998. The increase in selling, general and administrative costs for fiscal 1999 compared to fiscal 1998 was a result of a general increase in business activity for 1999 compared to the prior year. When expressed as a percentage of net revenues, other operating expenses were 37% for 1999 compared to 38% for 1998.

     Finance costs, which included interest on our credit facilities and interest on capital finance lease obligations, decreased $0.1 million, or 2%, to $3.9 million for 1999. No net foreign exchange losses or interest on future acquisition installments were incurred during 1999 or 1998. Finance costs were unchanged at 2% in 1999 and 1998 when expressed as a percentage of net revenue.

     Income from associates and other investments increased $2.6 million, or 87%, to $5.5 million for 1999 compared to $2.9 million for 1998. This increase was primarily attributable to a net foreign exchange gain of $2.8 million recognized in 1999 compared to a net foreign exchange gain of $1.2 million recognized in 1998 as well as increased interest income on bank deposits of $1.3 million in 1999 compared to 1998.

     The effective income tax rate increased to 18% in 1999 compared to 17.4% in 1998. This increase was partially due to the write-off of some deferred tax assets as future taxable income to recover these assets was not definite. In general, the low tax rate is due to the geographic composition of our worldwide earnings in countries with low effective income tax rates.

     Net income increased 23% to $14.6 million in 1999 compared to $11.8 million in 1998 for the reasons indicated above.

LIQUIDITY AND CAPITAL RESOURCES

     We have used our internally generated cash flow from operations along with the net proceeds from the issuance of share capital to fund our working capital requirements, capital expenditures, acquisitions and debt service.

     In the six months ended July 31, 2000, we generated approximately $6.5 million in net cash from operating activities. This resulted from pretax income of $10.8 million plus depreciation and amortization totaling $6.4 million and other non-cash operating expenses of $0.7 million, less a net increase in working capital of approximately $5.4 million, primarily consisting of an increase in accounts receivable of $44.1 million offset by an increase in accounts payable of $39.0 million, and less taxes and interest paid of $2.8 million and $3.2 million, respectively. Our increase in accounts receivable during the six months ended July 31, 2000 was approximately $32.0 million greater than the increase in accounts receivable during the comparable period in fiscal 2000. Although our accounts receivable increased at a rate which was proportionately greater than the increase in our gross revenue, our days sales outstanding remained consistent and there was also a corresponding increase in accounts payable during the six months ended July 31, 2000 of approximately $27.4 million more than in the same prior year period. These incremental increases primarily resulted from increases of accounts receivable and accounts payable related to the operations of our acquired customs brokers.

     We make significant disbursements on behalf of our customers for transportation costs concerning collect freight and customs duties and taxes. The billings to our customers for these disbursements, which are several times the amount of revenue and fees derived from these transactions, are not recorded as revenue and expense on our consolidated income statements; rather, they are reflected in our trade receivables and trade payables, both of which increased as of July 31, 2000.

     During the six months ended July 31, 2000, we used approximately $5.6 million of cash for acquisitions and $8.4 million for capital expenditures. We received interest during the six months ended July 31, 2000 of approximately $1.5 million. Our financing activities during the six months ended July 31, 2000 provided $8.3 million of cash, primarily due to an increase of $9.7 million in our bank overdrafts offset by the payment of purchase acquisition installments of $1.0 million. These activities, along with foreign exchange rate changes, resulted in a net increase of our cash and cash equivalents from $20.8 million at January 31, 2000 to $24.7 million at July 31, 2000.

     During fiscal 2000, we used approximately $16.6 million of cash for acquisitions and $12.9 million for capital expenditures. Our financing activities in fiscal 2000 provided $1.4 million of cash, primarily due to an increase of $7.4 million in our bank overdrafts and a net increase in capital finance leases of $1.2 million, offset by the payment of purchase acquisition installments of $5.2 million and the payment of dividends totaling $2.9 million. These activities, along with the effect of foreign exchange rate changes, resulted in a net decrease of our cash and cash equivalents from $38.6 million at January 31, 1999 to $20.8 million at January 31, 2000.

     During fiscal 1999, we raised $36.2 million through sales of our ordinary shares. The proceeds from these sales were used to fund acquisitions, which we completed during the 1999 and 2000 fiscal years. In connection with acquisitions, we had potential obligations of $16.4 million at July 31, 2000 for future payments due under various earn-out provisions related to our acquisitions.

     At July 31, 2000, we had capitalized finance lease obligations with a present value of approximately $11.6 million. These leases are generally repayable over a period of two to ten years and $2.2 million must be repaid in the fiscal year ending January 31, 2001.

     We have various bank credit facilities established in countries where such facilities are required for our business. At July 31, 2000 these facilities provided for lines of credit from approximately $0.1 million to $25.5 million, and in total provided for guarantees, which are a necessary part of our business, of $18.7 million and a borrowing capacity of approximately $47.2 million at July 31, 2000. Due to the global nature of our business, we utilize a number of financial institutions to provide these various facilities. Consequently, the use of a particular credit facility is normally restricted to the country in which it originated and a particular credit facility may restrict distributions by the subsidiary operating in the country. Our borrowings under these facilities totaled $30.5 million at July 31, 2000. Most of our borrowings are secured by grants of security interests in accounts receivable and other assets, including pledges of stock of our subsidiaries. The interest rates on these facilities vary and ranged from 6.5% to 15.0% at July 31, 2000. These rates are generally linked to the prime lending rate in each country where we have facilities. We use our credit facilities to primarily fund our working capital needs as well as to provide for customs bonds and guarantees and forward exchange transactions. While the majority of our borrowings are due and payable within one year, we believe we will be able to renew such facilities on commercially reasonable terms. At July 31, 2000, we had approximately $16.7 million of available, unused borrowing capacity under our bank credit facilities.

     In August 2000, Union-Transport Corporation, our U.S. operating company, entered into a revolving credit facility with General Electric Capital Corporation which provides for up to $29.0 million of borrowings based on a formula of eligible accounts receivables. The credit facility matures in three years, is guaranteed by us and is secured by substantially all of the assets of the U.S. operating company and its subsidiaries as well as a pledge of the stock of the U.S. operating company and its subsidiaries. The credit agreement contains customary financial and other covenants and restrictions applicable to the U.S. operations and a change of control provision applicable to changes at our holding company level. The agreement limits the right of the U.S. operating company to distribute funds to holding companies. Prior to syndication of the loan, interest is due and payable on borrowings under the credit facility at the latest rate for 30-day dealer placed commercial paper plus 2.75%. After syndication of the loan, interest is due and payable on borrowings under the credit facility at the borrower's election at either LIBOR plus 2.75% or the higher of .50% plus the base rate as published in the Wall Street Journal and .50% plus 50 basis points above the federal funds rate.

     In connection with our acquisition of assets from the Continental group of companies, we borrowed in August 2000 approximately $6.1 million from various existing credit facilities and $5.0 million under a bridge financing facility with Gensec Ireland Limited. Amounts outstanding under the bridge financing bear interest at the rate of 340 basis points above LIBOR and this interest rate increases by 20 basis points per month after February 2001 if this offering has not closed by then. Amounts borrowed under the facility must be repaid in 12 equal monthly installments beginning one month from the date the loan was made; however, all outstanding amounts become due and payable one month after the date this offering closes.

     We believe that the proceeds of this offering, together with our current cash position, various bank credit facilities and operating cash flows, should be sufficient to meet our working capital and liquidity requirements for the foreseeable future.

OTHER INFORMATION

     EBITDA increased $5.7 million, or 44%, to $18.7 million for the six months ended July 31, 2000, compared to $12.9 million for the six months ended July 31, 1999. The increase is primarily attributable to our increased net revenue while our expenses did not increase at the same rate. Funds represented by EBITDA are subject to restrictions, similar to those applicable to our net income and cash flows, such as limitations contained in some of our credit facilities and restrictions on the payment of dividends by some of our subsidiaries. Since EBITDA is not calculated identically by all companies, our calculation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with U.S. GAAP, including net income as a measure of our operating results and cash flows as a measure of our liquidity.

RECENTLY ADOPTED INTERNATIONAL ACCOUNTING STANDARDS

     In the six months ended July 31, 2000, we adopted three new International Accounting Standards and the revisions of three other International Accounting Standards, which become effective for our fiscal year ending January 31, 2001. See Note 31 to our consolidated financial statements for a description of these new accounting pronouncements.

     In the fiscal year ended January 31, 2000, we adopted three revised International Accounting Standards, which became effective for our fiscal year ended January 31, 2000. See Notes 2 and 30 to our consolidated financial statements for a description of the new accounting pronouncements.

U.S. GAAP RECONCILIATION

     Although our discussion and analysis of our financial condition and results of operations is based on our audited financial statements prepared in accordance with IAS, we believe that it would be useful to present a reconciliation of our audited financial results to those that would have been presented in accordance with U.S. GAAP. The details of this reconciliation are in Note 29 to our consolidated financial statements and the more significant differences are summarized in the paragraphs below.

     VALUATION OF FIXED ASSETS

     We include our tangible fixed assets in our financial statements at revalued amounts. Under U.S. GAAP, this revaluation is not allowed. The significant effect of this difference on our financial statements under IAS is higher balances in both net property, plant and equipment and shareholders' equity of an aggregate $1.8 million and $1.4 million as of January 31, 1999 and 2000, respectively, and $1.5 million as of July 31, 2000.

     BUSINESS COMBINATIONS

     We are required under IAS to record estimates for contingent payments related to the purchase prices for acquired operations, even though the amounts are not determinable beyond a reasonable doubt. Under U.S. GAAP, this accounting is not allowed. The significant effects on our financial statements of recording the estimate of these contingent payments under IAS are higher goodwill amortization expense and interest expense totaling $0.3 million and $1.0 million for fiscal 1999 and 2000, respectively, and lower shareholders' equity of $0.4 million and $1.4 million as of January 31, 1999 and 2000, respectively. For the six month periods ended July 31, 1999 and 2000, respectively, the significant effects on our financial statements of recording the estimate of these contingent payments under IAS are higher goodwill amortization expense and interest expense totaling $0.7 million and $0.7 million, respectively, and lower shareholders' equity of $2.1 million as of July 31, 2000.

     COMPENSATION COSTS

     Under U.S. GAAP, we must record compensation cost for stock awards and in cases of stock option grants, if the market price of the ordinary shares exceeds the exercise price of the options at the date of grant. These amounts are $1.2 million and $1.4 million for fiscal 1999 and 2000, respectively, and $0.8 million and $1.4 million for the six months ended July 31, 1999 and 2000, respectively. Additionally, in the third quarter of fiscal year 2001, a trust established by one of our shareholders distributed 138,364 shares on behalf of eight employees, which resulted in approximately $2.3 million of compensation expense. This expense will be reflected in our results for the third quarter of fiscal year 2001.

     LOAN TO SHARE INCENTIVE TRUST

     We record a $1.3 million loan to an executive share incentive trust in other non-current assets. Under U.S. GAAP, this loan would be eliminated against the corresponding note payable held by the trust and therefore would not be recorded in our consolidated balance sheet.

     PRO FORMA EARNINGS PER SHARE DISCLOSURE

     The additional disclosure required under U.S. GAAP related to the conversion on April 30, 2000 of 4,788,281 of non-voting variable rate participating cumulative convertible preference shares into ordinary shares is a pro forma earnings per share calculation for the year ended January 31, 2000 as if the conversion had taken place on February 1, 1999. If this conversion had taken place on February 1, 1999, the basic and diluted earnings per share for the year ended January 31, 2000 would have been $0.88 and $0.86, respectively, using a weighted average number of 19,051,037 (basic) and 19,355,747 (diluted) ordinary shares outstanding. Using these same assumptions, pro forma basic and diluted earnings per share for the six months ended July 31, 2000 would have been $0.37 and $0.36, respectively, using a weighted average number of shares of 19,141,647 (basic) and 19,873,276 (diluted) ordinary shares outstanding.

     IMPACT ON CUMULATIVE FOREIGN CURRENCY TRANSLATION ADJUSTMENT

     The impact of the differences between accounting treatments under IAS and U.S. GAAP on our cumulative foreign currency translation adjustment results in higher shareholders' equity balances as of January 31, 1999 and 2000 of $0.7 million and $1.1 million, respectively, and $0.9 million as of July 31, 2000, under U.S. GAAP as compared to IAS.

     PRESENTATION OF EARNINGS PER SHARE BASED ON EARNINGS BEFORE AMORTIZATION

     Under IAS, we present two measures of basic and diluted earnings per share before amortization in our income statement. Under U.S. GAAP, this presentation is not allowed because it is not a U.S. GAAP measure. Earnings before amortization should not be considered an alternative to measures of operating performance as determined in accordance with U.S. GAAP, including net income as a measure of our operating results and cash flows as a measure of our liquidity. Similar to our net income and cash flows, earnings before amortization is subject to the same restrictions on use contained in some of our credit facilities and restrictions on the payment of dividends by some of our subsidiaries.

YEAR 2000

     We did not encounter any material problems associated with the Year 2000 rollover with any of our internally developed or vender-supplied software, services or products. All Year 2000 related costs were funded through operating cash flows from operations and all Year 2000 expenditures were expensed as incurred. The amounts were not material and we have not experienced any significant problems related to Year 2000 issues in doing business in 2000.

EURO CONVERSION

     On January 1, 1999, 11 of the 15 member countries of the European Union established conversion rates between their existing currencies and a new common currency -- the Euro. The Euro trades on currency exchanges that may be used in business transactions. The Euro conversion did not have a material impact on our services in Europe. Our accounting systems handled the Euro conversion with minimal intervention and we did not experience material adverse consequences as a result of the conversion.

IMPACT OF INFLATION

     To date, our business has not been significantly or adversely affected by inflation. Historically, we have been generally successful in passing carrier rate increases and surcharges onto our customers by means of price increases and surcharges. Direct carrier rate increases could occur over the short- to medium-term. Due to the high degree of competition in the marketplace, these rate increases might lead to an erosion of our profit margins.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The nature of our operations necessitates dealing in many foreign currencies. Our results are subject to fluctuations due to changes in exchange rates. We attempt to limit our exposure to changing foreign exchange rates through both operational and financial market actions. We provide services to customers in locations throughout the world and, as a result, operate with many currencies including the key currencies of North America, Latin America, Africa, Asia Pacific and Europe.

     Our short-term exposures to fluctuating foreign currency exchange rates are related primarily to intercompany transactions. The duration of these exposures is minimized through our use of an intercompany netting and settlement system that settles all of our intercompany trading obligations once per month. In addition, selected exposures are managed by financial market transactions in the form of forward foreign exchange contracts (typically with maturities at the end of the month following the purchase of the contract). Forward foreign exchange contracts are primarily denominated in the currencies of our principal markets. We will normally generate foreign exchange gains and losses through normal trading operations. We do not enter into derivative contracts for speculative purposes.

     We do not hedge our foreign currency exposure in a manner that would entirely eliminate the effects of changes in foreign exchange rates on our consolidated net income.

     We are subject to changing interest rates because our debt consists primarily of short-term working capital lines. We do not undertake any specific actions to cover our exposure to interest rate risk and we are not a party to any interest rate risk management transactions. We do not purchase or hold any derivative financial instruments for trading or speculative purposes.

     The fair value of our long-term bank loans approximates the carrying value at January 31, 2000 and July 31, 2000. Market risk was estimated as the potential decrease in fair value resulting from a hypothetical 10% increase in interest rates and was not considered material at either year end or July 31, 2000.

EXCHANGE RATE SENSITIVITY

     Our use of derivative financial instruments is limited to forward foreign exchange contracts. At January 31, 2000, the notional value of all of our open forward foreign exchange contracts was $6.3 million related to 92 transactions denominated in various currencies, but predominantly in United States dollars, Euros and pounds sterling. The notional value of all of our open forward foreign exchange contracts was not materially different at July 31, 2000. These contracts are entered into at the time the foreign currency exposure is incurred.

     The following tables provide comparable information about our non-functional currency components of balance sheet items by currency, and presents such information in United States dollar equivalents at January 31, 2000 and 1999, and July 31, 2000. These tables summarize information on transactions that are sensitive to foreign currency exchange rates, including non-functional currency denominated receivables and payables. The net amount that is exposed in foreign currency is then subjected to a 10% change in the value of the functional currency versus the non-functional currency.

     Non-functional currency exposure in United States dollar equivalents (in thousands):

                                                                                   FOREIGN EXCHANGE GAIN/
                                                                               (LOSS) IF FUNCTIONAL CURRENCY
                                                                               ------------------------------
                                                               NET EXPOSURE     APPRECIATES      DEPRECIATES
      NON-FUNCTIONAL CURRENCY         ASSETS    LIABILITIES    LONG/(SHORT)       BY 10%           BY 10%
      -----------------------         ------    -----------    ------------    -------------    -------------
AT JANUARY 31, 1999:
United States dollars...............  $1,681      $1,827          $ (146)           $(15)           $  15
Austrian schillings.................       1          12             (11)             (1)               1
Spanish pesetas.....................      --          30             (30)             (3)               3
Japanese yen........................       5          99             (94)             (9)               9
Singapore dollars...................      --          48             (48)             (5)               5
Other...............................       6         129            (123)            (12)              12
                                      ------      ------          ------            ----            -----
  Total.............................  $1,693      $2,145          $ (452)           $(45)           $  45
                                      ======      ======          ======            ====            =====
AT JANUARY 31, 2000:
United States dollars...............  $6,808      $1,253          $5,555            $555            $(555)
Austrian schillings.................       1          41             (40)             (4)               4
Spanish pesetas.....................       1         113            (112)            (11)              11
Japanese yen........................       5          38             (33)             (3)               3
Singapore dollars...................      --          74             (74)             (7)               7
Other...............................       4         114            (110)            (11)              11
                                      ------      ------          ------            ----            -----
  Total.............................  $6,819      $1,633          $5,186            $519            $(519)
                                      ======      ======          ======            ====            =====
AT JULY 31, 2000:
United States dollars...............  $3,276      $  939          $2,337            $233            $(233)
Japanese yen........................      27         548            (521)            (52)              52
Other...............................      57         169            (112)            (11)              11
                                      ------      ------          ------            ----            -----
  Total.............................  $3,360      $1,656          $1,704            $170            $(170)
                                      ======      ======          ======            ====            =====

                                    BUSINESS

OUR COMPANY

     We are a global, non-asset based supply chain management business providing supply chain logistics services and planning and optimization solutions. Our services include freight forwarding, customs brokerage and warehousing services which include the coordination of shipping and the storage of raw materials, supplies, components and finished goods. Through our supply chain planning and optimization services, we assist our clients in designing and implementing systems that improve the predictability and visibility and reduce the overall cost of their supply chain. We have a large and diverse base of global business customers ranging from large multinational enterprises to smaller local businesses. We derive most of our revenue from airfreight and ocean freight forwarding services for which we are paid on a transactional basis.

     We formed our current business from a base of three freight forwarders which we acquired from 1993 to 1995. We have supplemented the growth of our original operations by completing 19 relatively small acquisitions in ten countries since February 1, 1999. Currently, we own and operate offices in 44 countries and we transact business with approximately 127 independent agents, of which approximately 86 are our exclusive agents, in approximately 98 additional countries. Our business is managed from six principal support group offices in Dusseldorf, Hong Kong, Johannesburg, London, Los Angeles and Sydney.

     Since 1995, we have focused on developing proprietary information technology systems which enable our customers to use the Internet to access our web-based suite of supply chain software applications called UTi eMpower. UTi eMpower facilitates the online operations of our supply chain activities and allows our agents and offices to link to our transportation system. UTi eMpower also allows our customers to place orders, track the status of their shipments, verify customs clearing and link to our planning and optimization software. In addition to accessing our supply chain solutions services through the Internet, our customers may obtain supply chain solutions services through personal contact, telephone and facsimile.

OUR INDUSTRY

     The supply chain management industry consists of freight forwarders, customs brokers, warehouse operators and other providers of logistics services. In order to successfully compete in this industry, we believe that supply chain providers must possess state-of-the-art technology and the ability to provide global supply chain management services. Many freight forwarders are now providing their customers with customized solutions for the planning and management of complex supply chains. The demand for these solutions has risen as companies increasingly outsource non-core competencies, globally source goods and materials, and focus on managing the overall cost of their supply chain. These trends are further facilitated by the rapid growth of technology including the development of the Internet, the growth of track-and-trace technology, and the ability to create technology interfaces between the systems of freight forwarders and their customers.

     Typically, and as distinct from some other providers of logistics solutions, freight forwarders are compensated on a transactional basis for the movement of goods and related services which arise from the supply chain management solutions which they provide to customers. The recurring transactions which provide the basis for freight forwarders' revenues include multiple specialized services designed to consolidate and facilitate the transportation of goods and materials both domestically and overseas. The primary components of the industry are airfreight and ocean freight forwarding and customs brokerage. Freight forwarders also may offer warehousing and other services related to shipments in transit. Freight forwarding conventionally is a non-asset based business. Freight forwarders typically do not own aircraft or ocean vessels, although some may maintain small truck fleets to complement their arrangements with trucking companies.

     AIRFREIGHT AND OCEAN FREIGHT FORWARDING

     Freight forwarders primarily conduct their business either as an indirect carrier for their customers or as an authorized agent for an airline or ocean carrier. As an indirect carrier, a freight forwarder procures shipments from its customers, consolidates them into a single lot based on a common destination, and tenders them to the direct carrier, such as an airline or ocean carrier, for transportation to a distribution point. Pricing by direct carriers is usually established or determined on a weight or volume basis, which generally decreases as the weight or volume of the shipment increases. A freight forwarder acting as an indirect carrier may also offer a host of fee-based services related to the movement of goods, including preparing shipment-related documentation and providing warehouse management and materials handling related services such as packing, crating and the pooling of two or more goods from different sources for shipment as one package.

     In some cases, freight forwarders act as an authorized agent for an airline or ocean carrier. When acting as an agent, a freight forwarder earns a commission by arranging for the transportation of an individual customer's shipment through the direct carrier.

     CUSTOMS BROKERAGE

     As a shipper moves goods internationally, the freight forwarder performs customs brokerage services, often referred to as acting as a "customs broker." A customs broker prepares and files all documentation required to clear customs, pays and collects freight charges and deposits import duties with the appropriate foreign and domestic governmental agencies. Customs regulations are unique to each country and providing customs brokerage services often requires a thorough understanding of complex rules and regulations. In the United States, customs brokers are required to be licensed by the Treasury Department and regulated by the Customs Service. Many jurisdictions outside of the United States have similar regulatory requirements.

     Freight forwarders may provide other customs brokerage services, including providing for the posting of surety bonds, bonded warehousing (allowing the shipper to defer duty payment until the goods are released according to the customer's timing needs), assistance in obtaining the most appropriate commodity classification, duty reduction, and duty drawback programs (which involve obtaining full or partial refund of duties or taxes paid on imported merchandise that is subsequently exported or used in the manufacturing of goods to be exported).

     WAREHOUSING SERVICES

     In conjunction with providing shipping services, freight forwarders also may provide warehousing services, including storing goods and materials at warehouses in order to meet customers' production or distribution schedules, using facilities owned by the freight forwarder or leased from third parties. In connection with storing goods and materials, the freight forwarder may provide other services such as deconsolidation and decontainerization, assembly of freight, inventory management, inspection and protective packing. Freight forwarders receive a fee for their warehousing and other services performed.

     AGENTS AND COMPANY-OWNED OFFICES

     A shipment moved through a freight forwarder usually requires representation at the points of shipment and destination. The origination of the shipment is usually processed through a company-owned office where a sales representative is based and support staff are on site to arrange for a particular movement. At its destination, a shipment may also be handled by a company-owned facility or through the use of independent cargo agents.

     A freight forwarder will use an agent in geographic areas where it does not have a presence through a company-owned office. For its services in handling a shipment at its destination, the agent is paid a commission or fee from the freight forwarder. An agent usually prepares and processes all of the documentation required on the receiving side and may also provide customs brokerage, local pick-up and delivery services, and materials handling requirements that may arise. Agents may operate on an exclusive or non-exclusive basis for freight forwarders.

     INDUSTRY CHALLENGES AND OPPORTUNITIES

     We believe our industry is facing several challenges and opportunities, including:

     - OUTSOURCING OF NON-CORE ACTIVITIES. Companies increasingly outsource freight forwarding, warehousing and other supply chain activities to allow them to focus on their respective core competencies. From managing purchase orders to the timely delivery of products, companies turn to freight forwarders and logistics and supply chain management providers to manage these functions at a lower cost and more efficiently than they could be managed by the company itself.

     - GLOBALIZATION OF TRADE. As barriers to international trade are reduced or substantially eliminated, international trade is increasing. In addition, companies increasingly are sourcing their parts, supplies and raw materials from the most cost competitive suppliers throughout the world. Outsourcing of manufacturing functions to, or locating company-owned manufacturing facilities in, low cost areas of the world also results in increased volumes of world trade.

     - INCREASED NEED FOR TIME-DEFINITE DELIVERY. The need for just-in-time and other time-definite delivery has increased as a result of the globalization of manufacturing, greater implementation of demand-driven supply chains, the shortening of product cycles and the increasing value of individual shipments. Many businesses recognize that increased spending on time-definite supply chain management services can decrease overall manufacturing and distribution costs, reduce capital requirements and allow them to manage their working capital more efficiently by reducing inventory levels and inventory loss.

     - A SHIFT TOWARD A DECREASING NUMBER OF GLOBAL SUPPLY CHAIN MANAGEMENT PROVIDERS. Companies are decreasing the number of freight forwarders and supply chain management providers with which they interact so that they may transact business with a limited number of providers which are familiar with their requirements, processes and procedures and can function as long-term partners. In addition, there is strong pressure on national and regional freight forwarders and supply chain management providers to become aligned with a global network. Larger freight forwarders and supply chain management providers benefit from economies of scale which enable them to negotiate reduced transportation rates and to allocate their overhead over a larger volume of transactions. Globally integrated freight forwarders and supply chain management providers are better situated to provide a full complement of services, including pick-up and delivery, shipment via air, sea and/or road transport, warehousing and distribution, and customs brokerage.

     - INCREASING INFLUENCE OF E-BUSINESS AND THE INTERNET. Technology advances have allowed businesses to connect electronically through the Internet, obtain relevant information and make purchase and sale decisions on a real-time basis, resulting in decreased transaction times and increased business-to-business activity. In response to their customers' expectations, companies have recognized the benefits of being able to transact business electronically. As such, businesses increasingly are seeking the assistance of supply chain service providers with sophisticated information technology systems which facilitate real-time transaction processing and web-based shipment monitoring.

OUR GROWTH STRATEGY

     Our growth strategy is designed to take advantage of our competitive strengths while maintaining our focus on fulfilling our customers' freight forwarding and supply chain solutions requirements. The principal components of our growth strategy are as follows:

     - OBTAIN NEW BUSINESS FROM EXISTING CLIENTS. We intend to continue to provide services to our existing clients and to expand the scope of the supply chain solutions and services that we provide to them.

     - ADD NEW CUSTOMERS. We are seeking new customers by emphasizing our supply chain solutions and our ability to quantify and deliver measurable benefits and cost savings in the supply chain.

     - MAKE STRATEGIC ACQUISITIONS. We are pursuing strategic acquisitions which we believe will increase our penetration of a geographic areas, add customers, provide economies of scale, expand our service offerings, strengthen our presence in particular industries and provide capacity in particular shipping lanes. Historically, our acquisitions have been relatively small; however, future acquisitions may include larger companies. Such acquisitions may be completed in a variety of ways, including through the use of cash, the issuance of securities or a combination of cash and securities.

     - INVEST IN TECHNOLOGY. We intend to improve, develop and acquire Internet-based information technology which emphasizes supply chain optimization and planning and integration with our clients' enterprise resource planning systems. We intend to continue to develop and improve our proprietary supply chain software and integrate our software with supply chain software developed by third parties. In an effort to meet our customers' supply chain requirements, we intend to continue to train our personnel in specific technology skills and related operational and sales matters.

     - FORM STRATEGIC ALLIANCES. We intend to pursue strategic alliances which facilitate our ability to efficiently and effectively offer and provide supply chain solutions. Recently, we have entered into alliances with i2 Technologies, Marubeni Corporation and Lufthansa AG. In connection with our alliance with i2 Technologies, we entered into a Strategic Alliance Agreement and a Software License Agreement. Pursuant to the Strategic Alliance Agreement, we agreed to work with i2 to identify potential customers of i2 software and our supply chain management services under a royalty fee arrangement. The term of this agreement is three years unless earlier terminated for cause. Pursuant to the Software License Agreement, i2 granted to us a non-exclusive, non-transferable license to use selected supply chain management and customer management software. i2 also agreed to provide training and maintenance for this software. The term of this agreement is perpetual unless terminated for cause. We entered into a memorandum of understanding with Marubeni Corporation for the purpose of cooperating in the purchase of ocean freight space on the tradelane between Asia and the United States. Pursuant to the memorandum of understanding, we granted Marubeni access to our uTrac shipping tracking system. This memorandum of understanding is non-exclusive and continues for one year renewal terms unless terminated two months prior to the termination date. We also recently entered into a business partnership agreement with Lufthansa AG which enables us to obtain preferred pricing for airfreight cargo space, participate in joint selling programs, receive special services and link our information technology systems. The Lufthansa agreement continues indefinitely until either party gives sixty-day written notice.

     - STRENGTHEN THE SALES PROCESS. By developing solutions for our customers' supply chains, we intend to increase sales of transactions in our core services of freight forwarding, customs brokerage and warehousing. We also target our marketing efforts toward companies operating in specific industries with unique supply chain requirements, such as the fashion and apparel, automotive, pharmaceuticals, chemicals, technology and mining industries.

OUR SERVICES

     Our primary services include:

     - freight forwarding,

     - customs brokerage, and

     - warehousing services.

     To market our services, we produce customized supply chain solutions which provide the logistics services our clients require. We use our planning and optimization systems to identify the needs of our customers and to develop supply chain solutions tailored to customer- and industry-specific requirements. In this way, we attempt to become our customers' preferred provider of supply chain services, thus increasing the range and volume of transactions and services provided to the customer. For the fiscal year ended January 31, 2000, no single customer accounted for more than 4% of our gross revenue.

     FREIGHT FORWARDING

     As a freight forwarder, we conduct business as an indirect carrier for our customers or occasionally as an authorized agent for an airline or ocean carrier. We typically act as an indirect carrier with respect to shipments of freight unless the volume of freight to be shipped over a particular route is not large enough to warrant consolidating such freight with other shipments. In such situations, we usually forward the freight as an agent of the direct carrier. Except for express delivery services which we provide only in South Africa, we handle substantially only international shipments and do not provide for domestic shipments unless they occur as part of an international shipment. We do not own or operate aircraft or vessels and, consequently, contract with commercial carriers to arrange for the shipment of cargo. We do not place restrictions on delivery schedules or shipment size or weight. We arrange for, and in many cases provide, pick-up and delivery service between the carrier and the location of the shipper or recipient.

     INDIRECT AIR CARRIER. As an indirect air carrier, we procure shipments from a large number of customers, consolidate shipments bound for a particular destination from a common place of origin, determine the routing over which the consolidated shipment will move, select an airline serving that route on the basis of departure time, available cargo capacity and rate, and book the consolidated shipment for transportation on that airline. We prepare required shipping documents, deliver the consolidated shipment to the transporting airline and, in many cases, arrange for clearance of the various components of the shipment through customs at the final destination. At the destination, we, or our agent, receive the consolidated shipment and break it into its component shipments. If requested by our customer, we also arrange for delivery of the individual components of the shipment from the arrival airport to the intended consignee.

     By consolidating our customers' shipments, we usually are able to obtain lower rates from airlines than our customers could obtain directly from those airlines. As the volume of a shipment increases, the cost per pound/kilogram or cubic inch/centimeter charged by the direct carrier decreases and we in turn decrease the fees charged to our customers. In addition, in some tradelanes and with airlines where we generate a regular high volume of freight, we often are able to obtain even lower rates. These factors and others generally enable us to offer to our customers a lower rate than would otherwise be available to the customer from the airline.

     INDIRECT OCEAN CARRIER. As an indirect ocean carrier or non-vessel operating common carrier, we contract with ocean shipping lines to obtain transportation for a fixed number of containers between various points during a specified time period at an agreed rate. We then solicit freight from our customers to fill the containers, charging rates lower than the rates offered directly to customers by shipping lines for similar type shipments. We consolidate the freight bound for a particular destination from a common shipping point, prepare all required shipping documents, deliver the consolidated shipment to the ocean shipping line and, if requested by our customer, arrange for clearance of the various components of the shipment through customs at the final destination. At the destination, we, or our agent, receive the consolidated shipment and break it into its component shipments. If requested by our customer, we also arrange for delivery of the individual components of the shipment from the destination port to the intended consignee.

     AUTHORIZED AGENT FOR AN AIRLINE OR OCEAN CARRIER. As an authorized agent for an airline or ocean carrier, we arrange for the transportation of individual shipments through the airline or ocean carrier. As compensation for arranging for the shipments, the airline or ocean carrier pays to us a commission. If we provide the carrier with ancillary services, such as the preparation of export documentation, we receive an additional fee.

     CUSTOMS BROKERAGE

     As part of our integrated logistics services, we provide customs brokerage services in the United States and most of the countries in which we operate. Within each country, the rules and regulations vary along with the level of expertise that is required to perform the customs brokerage services. Our customs brokers and support staff have substantial knowledge of the complex tariff laws and customs regulations governing the payment of duty, as well as valuation and import restrictions in their respective countries.

     We provide customs brokerage services in connection with a majority of the shipments which we handle as both an airfreight and ocean freight forwarder. We also provide customs brokerage services in connection with shipments forwarded by our competitors. In addition, other companies may provide customs brokerage services in connection with shipments which we forward.

     Our fees for acting as a customs broker in the United States and most foreign countries are not regulated and we generally do not have a fixed fee schedule for customs brokerage services. Instead, we determine our fees based on the volume of business transacted for a particular customer, and the type, number and complexity of services provided.

     As part of our customs brokerage services, we prepare and file formal documentation required for clearance through customs agencies, obtain customs bonds, facilitate the payment of import duties on behalf of the importer, arrange for payment of collect freight charges, assist with determining and obtaining the best commodity classifications for shipments and assist with qualifying for duty drawback refunds (refunds of customs duty, sales tax or excise duty when goods or materials are exported out of a region after previously being imported into that region).

     In connection with performing customs brokerage activities, we utilize our own proprietary software and software licensed from third parties. In connection with customs brokerage activities in the United States, we use the Automated Brokerage Interface information system which provides an on-line link with the United States Customs Service. Some of our offices also are connected electronically to customs agencies for expedited pre-clearance of goods and centralized import management.

     WAREHOUSING AND OTHER SERVICES

     We lease warehouse space in most of the countries in which we operate in connection with providing warehousing and other related services. Our warehousing services primarily relate to storing goods and materials in order to meet our customers' production or distribution schedules. Our related services include receiving, deconsolidation and decontainerization, sorting, put away, consolidation, assembly, inspection services, cargo loading and unloading, assembly of freight, customer inventory management and protective packing and storage. We receive storage charges for use of our warehouses and fees for other services.

     In many U.S. and overseas locations, our bonded warehouses enable importers to defer payment of customs duties and coordinate release of cargo with their production or distribution schedules. Materials and goods are stored under Customs Service supervision until the importer is ready to withdraw or re-export them. We receive storage charges for these in-transit goods and fees for related ancillary services.

SALES AND MARKETING

     We market our services through an organization consisting of approximately 250 full-time salespersons who receive assistance from our senior management and regional managers. Our four principal geographic regions are the Americas, Europe, Asia Pacific and Africa and each regional manager is responsible for the financial performance of their region. We have recently implemented a sales process by which we use our supply chain consulting services, which primarily relate to planning and optimizing the movement of freight, to market our core services of freight forwarding, customs brokerage and postponement warehouse services. In connection with our sales process and in order to serve the needs of our customers, some of whom desire only our freight forwarding services and for others who desire a wider variety of our supply chain solutions services, we have reorganized our sales force into two specialized sales groups. One of these sales groups focuses on marketing only our freight forwarding services and the other group focuses on marketing all of our supply chain solutions services.

     As part of our marketing and growth strategy, we recently built solutions centers in Johannesburg and Los Angeles. Each solutions center consists of computer and audio-visual equipment and meeting facilities which we use to demonstrate our supply chain management solutions services and our software systems and to train our employees and customers on such systems. We intend to build additional solutions centers in Australia, Germany, New York and the United Kingdom over the next 12 months. The approximate cost to build each solutions center is expected to be $100,000 for facilities and computer servers and projection equipment. We use demonstration versions of our software and third-party software provided to us as part of our licensing agreements.

     As an additional channel to the supply chain market for major customers, we have developed a collaborative selling process with key partners. These partners bring added skills, relationships with their existing customers, and knowledge of opportunities to our selling organization for supply chain solutions. We have collaborative relationships with i2 Technologies, Cambridge Technologies and Inforte pursuant to which we work together to identify potential customers and sales opportunities, make sales proposals and develop supply chain solutions to meet these customers' requirements. We have collaborative relationships with Lufthansa, British Airways, P & O Nedlloyd and Yang Ming Lines pursuant to which we work together to provide cost effective transportation solutions to our customers. The material terms of our agreements with i2 Technologies and Lufthansa are described in "Business -- Our Growth Strategy -- Form Strategic Alliances." Our agreement with British Airways provides for pricing based on our shipping volumes. Recently, we entered into written agreements with each of Cambridge Technologies, and Inforte, which provide terms for our collaborative relationships with respect to specific projects for particular customers. From time to time, we contract with P&O Nedlloyd and Yang Ming Lines to obtain transportation for a fixed number of containers between various points during a specified time period at variable rates.

     During our initial review of a customer's supply chain processes, we determine the current status of the customer's supply chain processes. We analyze the supply chain requirements of our customer and determine improvements through modification or re-engineering. After discussing with our customers the various supply chain solutions which could be implemented for them, we implement the desired solutions.

     Our sales and marketing efforts are directed at both local and global customers. Our local sales and marketing teams focus on selling to and servicing smaller- and medium-sized customers who primarily are interested in selected services, such as freight forwarding and customs brokerage. Our global solutions sales and marketing teams focus their efforts on obtaining and developing large volume global accounts with multiple shipping locations who require comprehensive solutions. These accounts typically impose numerous requirements on their providers, such as electronic data interchange, Internet-based tracking and monitoring systems, proof of delivery capabilities, customized shipping reports and a global network of offices. These requirements often limit the competition for these accounts to large freight forwarders, third-party logistics providers and integrated carriers with global operations. Our global solutions sales and marketing teams also target companies operating in specific industries with unique supply chain requirements, such as the fashion and apparel, automotive, pharmaceuticals, chemicals, technology and mining industries. These two sales and marketing teams may work together on larger accounts.

COMPETITION

     Competition within the freight forwarding, logistics and supply chain management industries is intense. We compete primarily with a relatively small number of international firms that have the worldwide capabilities to provide the breadth of services offered by us. We also encounter competition from regional and local third-party logistics providers, freight forwarders, integrated transportation companies that operate their own aircraft, cargo sales agents and brokers, surface freight forwarders and carriers, airlines, associations of shippers organized to consolidate their members' shipments to obtain lower freight rates, and Internet-based freight exchanges.

     Our competitors include:

     - Freight forwarders, including Danzas AEI, Fritz Companies, Inc., Expeditors International of Washington, Inc., Circle International Group, the Panalpina Group, the international divisions of BAX Global and Emery Worldwide, Kuehne & Nagel International AG, MSAS Global Logistics, Schenker International, Nippon Express and Kintetsu World Express.

     - Third-party warehouse logistics providers, including Exel PLC, Ryder Integrated Logistics, Inc. and Menlo Logistics.

     In addition, computer information and consulting firms which traditionally operated outside of the supply chain services industry are beginning to expand the scope of their services to include supply chain related activities so that they may service the supply chain needs of their existing customers and offer their information systems services to new customers.

INTELLECTUAL PROPERTY

     We have developed proprietary information technology systems called UTi eMpower for our supply chain services activities. UTi eMpower facilitates the online operations of our supply chain activities, allows our agents and offices to link to our transportation system and allows our customers to track the status of their shipments and link to our planning and optimization software. UTi eMpower enables our customers to access our information technology systems irrespective of their technological experience. Within UTi eMpower are various supply chain information systems, including the following:

     - uOp 2000, which is used by our agents and offices as the local operating system for customs brokerage, air and ocean import and export documentation and accounting functions that feed shipment and other customer data into our global information systems,

     - uOrder, which assists our customers with order management,

     - uTrac, which enables our customers to track shipments of goods and materials,

     - uWarehouse, which enables our customers to track the location and status of goods and materials,

     - uClear, which assists our customers with customs clearance,

     - uAnalyse, which assists us and our customers with isolating the factors causing variability in transit times,

     - uConnect, which enables the electronic transfer of data between our systems and those of our customers, and

     - uPlan, which is a suite of selected planning and optimization software developed by i2 Technologies.

     We have received federal trademark or service mark registration of the name Union-Transport and the logo for Union-Transport. We have applied for federal trademark or service mark registration of the names UTi and UTi eMpower and the logo for UTi. All of these names and logos have also been or are currently being registered in countries around the world. We have no patents nor have we filed any patent applications. While we may seek further trademarks or service marks and perhaps patents on inventions or processes in the future, we believe our success depends primarily on factors such as the technological skills and innovative abilities of our personnel rather than on any patents or other registrations we may obtain. In addition, any patents issued from future applications may not provide meaningful protection or other commercial advantage to us.

     We enter into confidentiality agreements with some of our employees and consultants and with our clients and corporations with whom we have strategic relationships. We attempt to maintain control over access to and distribution of our software documentation and other proprietary information.

GOVERNMENT REGULATION

     Our airfreight forwarding business in the United States is subject to regulation, as an indirect air cargo carrier, under the Federal Aviation Act by the Department of Transportation, although airfreight forwarders are exempted from most of the Act's requirements by the applicable regulations. Our foreign airfreight forwarding operations are subject to similar regulation by the regulatory authorities of the respective foreign jurisdictions. We believe we are in substantial compliance with these requirements. The airfreight forwarding industry is subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers.

     The Federal Maritime Commission regulates our ocean forwarding and non-vessel operating common carrier operations to and from the United States. The Federal Maritime Commission licenses intermediaries (combined ocean freight forwarders and non-vessel operating common carrier operators). Indirect ocean carriers are subject to Federal Maritime Commission regulation, under the Commission's tariff filing and surety bond requirements, and under the Shipping Act of 1984 and the Ocean Reform Shipping Act of 1998, particularly those terms proscribing rebating practices. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than in the United States. We believe that we are in substantial compliance with all applicable regulations and licensing requirements in all countries in which we transact business.

     Our United States domestic customs brokerage operations are subject to the licensing requirements of the United States Department of the Treasury and are regulated by the United States Customs Service. We are a licensed customs broker by the United States Customs Service. Our foreign customs brokerage operations are licensed in and subject to the regulations of their respective countries. We believe we are in substantial compliance with these requirements.

     Some portions of our warehouse operations require authorizations and bonds by the U.S. Treasury Department and approvals by the United States Customs Service. Our foreign warehouse operations are subject to regulations of their respective countries. We believe that we are in substantial compliance with these requirements.

     We are subject to a broad range of foreign and domestic environmental and workplace health and safety requirements, including those governing discharges to air and water and the handling and disposal of solid and hazardous wastes. We believe that we are in substantial compliance with all material environmental, health and safety requirements.

     In the course of our operations, we may be asked to arrange transport of substances defined as hazardous under applicable laws. As is the case with any such operation, if a release of hazardous substances occurs on or from our facilities or from the transporter, we may be required to participate in, or have liability for, the remedy of such release. In such case, we also may be subject to claims for personal injury and natural resource damages.

     Although our current operations have not been significantly affected by compliance with, or liability arising under, these environmental, health and safety laws, we cannot predict what impact future environmental, health and safety regulations might have on our business.

     We do not believe that costs of regulatory compliance have had a material adverse impact on our operations to date. However, our failure to comply with the applicable regulations or to maintain required permits or licenses could result in substantial fines or revocation of our operating permits or authorities. We cannot predict the degree or cost of future regulations on our business.

FACILITIES

     We lease more than 80 facilities in approximately 40 countries. Most facilities are comprised of office and warehouse space. These facilities typically are located close to an airport, ocean port or an important border crossing and range in size from approximately 3,000 square feet to approximately 204,000 square feet. Leases for our principal properties generally have terms of five years or more and often include options to renew. While some of our leases are month-to-month and others expire in the near term, we believe that our facilities are adequate for our current needs and for the foreseeable future.

     We own five buildings in South Africa which are comprised of office and warehouse facilities ranging in size from approximately 21,400 square feet to approximately 243,000 square feet and which are used in our overnight courier business in South Africa.

EMPLOYEES

     At July 31, 2000, we employed a total of 6,106 persons, which included approximately 250 sales and marketing personnel. Approximately 750 of our employees are subject to collective bargaining arrangements in several countries, including South Africa and the Netherlands. We believe our employee relations to be generally good.

LITIGATION

     From time to time, we are a defendant or plaintiff in various legal proceedings, including litigation arising in the ordinary course of our business. To date, none of these types of litigation has had a material effect on us and, as of the date of this prospectus, we are not a party to any material litigation except as described below.

     We are one of approximately 83 defendants named in two class action lawsuits which were originally filed on September 19, 1995 and subsequently consolidated in the District Court of Brazaria County, Texas (23rd Judicial District) where it is alleged that various defendants sold chemicals that were utilized in the Gulf War by the Iraqi army which caused personal injuries to U.S. armed services personnel and their families, including birth defects. The lawsuits were brought on behalf of the military personnel who served in the Gulf War and their families and the plaintiffs are seeking in excess of $1 billion in damages. To date, the plaintiffs have not obtained class certification. We believe we are a defendant in the suit because an entity that sold us assets in 1993 is a defendant. We believe we will prevail in this matter because the alleged actions giving rise to the claims occurred prior to our purchase of the assets. We further believe that we will ultimately prevail in this matter since we never manufactured chemicals and the plaintiffs have been unable to thus far produce evidence that we acted as a freight forwarder for cargo that included chemicals used by the Iraqi army.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Roger I. MacFarlane.......................  55     Chief Executive Officer and Director
Peter Thorrington.........................  55     President, Chief Operating Officer and
                                                   Director
Matthys J. Wessels........................  55     Chairman of the Board of Directors, Chief
                                                   Executive Officer African Region and
                                                   Director
Alan C. Draper............................  47     Executive Vice President and
                                                   President-Asia Pacific Region and Director
Lawrence R. Samuels.......................  44     Senior Vice President-Finance, Chief
                                                   Financial Officer and Secretary
Gene Ochi.................................  51     Senior Vice President-Marketing and Global
                                                   Growth
Richard J. Anchan.........................  52     Senior Vice President-Global Processes and
                                                   Predictable Performance
Linda Bennett.............................  50     Senior Vice President and Chief
                                                   Information Officer
Greg Montgomery...........................  54     President-Americas
John S. Hextall...........................  44     Managing Director Atlantic Region
Brian R. J. Dangerfield...................  42     Managing Director Northeast Asia and the
                                                   Subcontinent Region
Gordon G. Abbey...........................  47     Managing Director UTi Africa Region
Walter R. Mapham..........................  52     Director Strategic Services
Graham Somerville.........................  46     Managing Director Sun Couriers Division
Dieter Kraus..............................  58     Managing Director Central Europe Region
J. Simon Stubbings........................  55     Director
Allan M. Rosenzweig.......................  45     Director

     ROGER I. MACFARLANE has served as our Chief Executive Officer since May 2000 and has been a director since our formation in 1995. From 1995 to April 2000, Mr. MacFarlane served as our Chief Executive Officer of the Americas Region and was responsible for overseeing our operations in North and South America. From 1993 to 1995, Mr. MacFarlane served as the Chief Executive Officer of the Americas Division of one of our predecessor corporations, and was responsible for overseeing its operations in North and South America. From 1987 to 1993, Mr. MacFarlane served in various executive capacities, including Joint Chief Executive, for BAX Global, an international freight forwarder and a subsidiary of The Pittston Company, a New York Stock Exchange traded company. From 1983 to 1987, Mr. MacFarlane served as a director and held various executive positions, including Chief Executive Officer, for WTC International N.V., an international freight forwarder and an American Stock Exchange traded company. From 1976 to 1982, Mr. MacFarlane co-founded and managed the operations of Rand Freight (Proprietary) Limited, an international airfreight company, until that company merged with WTC International N.V. From 1970 to 1975, Mr. MacFarlane was the Managing Director of the Airfreight Division of the Rennies Consolidated Holdings. Mr. MacFarlane received a Bachelor of Arts degree and an L.L.B. degree from the University of Cape Town.

     PETER THORRINGTON has served as our President and Chief Operating Officer since May 2000 and has been a director since our formation in 1995. From 1995 to April 2000, Mr. Thorrington served as our Chief Executive Officer of the European Region and was responsible for overseeing our operations in Europe. From 1993 to 1995, Mr. Thorrington served as the Chief Executive of the European Division of one of our predecessor corporations, and was responsible for overseeing its operations in Europe. From 1987 to 1993, Mr. Thorrington served in various executive capacities, including Joint Chief Executive of

BAX Global. From 1983 to 1987, Mr. Thorrington served as a director and held various executive positions, including President, for WTC International N.V. From 1976 to 1982, Mr. Thorrington co-founded and managed the operations of Rand Freight (Proprietary) Limited. From 1972 to 1975, Mr. Thorrington was Managing Director of the Project Division of the Rennies Consolidated Holdings and became a member of the board in 1975. Mr. Thorrington received a Bachelor of Science degree from the University of Natal and an M.B.A. from the University of Cape Town. Mr. Thorrington is the brother-in-law of Walter Mapham, who is our Director Strategic Services.

     MATTHYS J. WESSELS has served as our Chairman of the Board of Directors since January 1999 and has been our Chief Executive Officer African Region and a director since our formation in 1995. Mr. Wessels served as our Chief Executive Officer from 1998 to April 2000. Since 1987, Mr. Wessels has served as the Chairman for United Service Technologies Limited, a publicly listed group in South Africa and a substantial holder of our ordinary shares. From 1984 to 1987, Mr. Wessels served in various executive capacities for WTC International N.V. When the South African interests of WTC International N.V. were separated from its other operations in 1987, Mr. Wessels continued as the Chief Executive Officer of the South African operations until these operations were combined with United Service Technologies Limited later that year. From 1977 to 1987, Mr. Wessels co-founded and managed the operations of Rand Freight (Proprietary) Limited. From 1970 to 1977, Mr. Wessels served in various executive capacities for Rennies Consolidated Holdings. Mr. Wessels received a Bachelor of Science degree from the University of Natal and an M.B.A. from the University of Cape Town.

     ALAN C. DRAPER has served as our President-Asia Pacific Region since January 1996, an Executive Vice President since May 2000 and a director since our formation in 1995. From 1993 to 1996, Mr. Draper served as the Senior Vice President Finance of one of our predecessor corporations. From 1990 to 1994, Mr. Draper served as the President of Transtec Ocean Express Group, an international ocean freight forwarding company, which was also one of our predecessors. From 1987 to 1990, Mr. Draper served as the Managing Director of BAX Global (UK) and was responsible for activities in Europe. From 1983 to 1987, Mr. Draper served in various executive capacities for WTC International N.V. From 1979 to 1983, Mr. Draper served in various executive capacities for Rand Freight (Proprietary) Limited. Mr. Draper, as a Rhodes Scholar, graduated with a Masters of Philosophy from Oxford University and an Alpha Beta pass. Mr. Draper received a Bachelor of Commerce degree from the University of Natal and is a qualified chartered accountant in South Africa.

     LAWRENCE R. SAMUELS has served as our Senior Vice President-Finance and Secretary since 1996 and Chief Financial Officer since May 2000. From 1993 to 1995, Mr. Samuels served as the Financial Director of, and from 1987 to 1993 as the Financial Manager of, Pyramid Freight (Proprietary) Ltd., one of our subsidiaries. From 1984 to 1987, Mr. Samuels served as the Financial Manager of Sun Couriers, an express courier operation in South Africa. From 1982 to 1984, Mr. Samuels served as the Financial Manager for Adfreight (Pty) Ltd., an express courier operation in South Africa, which was merged into Sun Couriers in 1984. Mr. Samuels received a Bachelor of Commerce degree from the University of the Witwatersrand and is a qualified chartered accountant in South Africa.

     GENE OCHI has served as our Senior Vice President-Marketing and Global Growth since 1998. From 1993 to 1998, Mr. Ochi served as the Regional Vice President, Western U.S.A., of Union-Transport Corporation, one of our subsidiaries. From 1989 to 1992, Mr. Ochi served as the Senior Vice President of Marketing of BAX Global. From 1982 to 1989, Mr. Ochi served in various executive capacities for Flying Tigers, a cargo airline. From 1979 to 1982, Mr. Ochi served as the Vice President of Marketing for WTC Air Freight. Mr. Ochi received a Bachelor of Science degree from the University of Utah and an M.B.A. from the University of Southern California.

     RICHARD J. ANCHAN joined us in 1999 and was appointed as our Senior Vice President-Global Processes and Predictable Performance in May 2000. From 1998 to 1999, Mr. Anchan served as Executive Vice President, Strategic Development for Pittsburgh Logistics Systems, Inc., a third-party logistics business. From 1990 to 1997, Mr. Anchan served as the Vice President of Menlo Logistics, a third-party logistics business. Mr. Anchan received a Bachelor of Arts degree and a Bachelor of Arts -- Education degree from Western Washington State University.

     LINDA BENNETT has served as our Senior Vice President and Chief Information Officer since April 2000. From August 1995 to February 2000, Ms. Bennett served as the Director, Information Technology and later as the Vice President, Information Technology for Pinkerton's, Inc., a security guard, consulting, investigation and security system integration company. Ms. Bennett received a Bachelor of Arts degree from Pepperdine University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

     GREG MONTGOMERY has served as our President-Americas since July 2000. From January 2000 to June 2000, Mr. Montgomery served as our President-North America. From 1988 to 2000, Mr. Montgomery served as the President-U.S. International for BAX Global, an international freight forwarder.

     JOHN S. HEXTALL has served as our Managing Director Atlantic Region since March 2000. From 1997 to 2000, Mr. Hextall served as the Managing Director of Union Air Transport Ltd, U.K., one of our subsidiaries. From 1993 to 1997, Mr. Hextall served as the Managing Director of Union-Transport N.V., Belgium, one of our subsidiaries. Mr. Hextall received both a Bachelor of Science and Bachelor of Science in Commerce degrees from the University of Aston.

     BRIAN R. J. DANGERFIELD has served as our Managing Director Northeast Asia and the Subcontinent Region since April 2000. From 1997 to 2000, Mr. Dangerfield served as the Executive Vice President-Northeast Asia and Managing Director-Hong Kong and China for Union-Transport Asia Pacific Ltd., one of our subsidiaries. Mr. Dangerfield received a Bachelor of Commerce degree from Auckland University. Mr. Dangerfield is an associate chartered accountant in New Zealand.

     GORDON G. ABBEY has served as our Managing Director UTi Africa Region since 1994. Since 1982, Mr. Abbey has served in various executive capacities for several of our predecessors and subsidiaries.

     WALTER R. MAPHAM has served as our Director Strategic Services since May 2000 and served as Global Vice President of Information Technology from 1996 to May 2000. Mr. Mapham is the brother-in-law of Peter Thorrington, our President and Chief Operating Officer. Mr. Mapham received a MSc Biometry degree from Natal University and an M.B.A. from the University of Cape Town.

     GRAHAM SOMERVILLE has served as our Managing Director Sun Couriers Division since January 2000. From 1986 to 1999, Mr. Somerville served as the Group Chief Executive of Lifecare Group Holdings Limited, a healthcare provider in South Africa. Mr. Somerville received a Bachelor of Commerce degree and a Certificate in Theory of Accountancy from the University of the Witwatersrand and is a qualified chartered accountant in South Africa.

     DIETER KRAUS has served as our Managing Director Central Europe Region since 1995. From 1990 to 1995, Mr. Kraus served as our Managing Director Airfreight Operations. Mr. Kraus has been an employee of several of our predecessors and subsidiaries since 1958.

     J. SIMON STUBBINGS has served as a director and a member of our audit and remuneration committees since January 1998. Since 1997, Mr. Stubbings has been self-employed as a consultant providing legal services. Since August 1999, Mr. Stubbings has served as a non-executive director of Hitachi Credit (UK) PLC, a company listed on the London Stock Exchange. From 1993 to 1997, Mr. Stubbings served as the managing partner for Theodore Goddard, a law firm in London, England. Mr. Stubbings received an Honors Degree in History and Political Science from the University of Dublin. Mr. Stubbings qualified as a solicitor in England and Wales in 1972.

     ALLAN M. ROSENZWEIG has served as a director since October 2000. Mr. Rosenzweig has been the Group Director -- Corporate Finance of MIH Limited, a Nasdaq National Market System and Amsterdam Stock Exchange listed company since 1996 and a director of MIH Limited since October 1997. Since November 1997, Mr. Rosenzweig has served as a director of M-Web Holdings, a Johannesburg Stock Exchange listed company. Since 1997, Mr. Rosenzweig has served as a director of OpenTV, a Nasdaq National Market System and Amsterdam Stock Exchange listed company.

Mr. Rosenzweig also serves as a director of Brait S.A., a company listed on the London Stock Exchange, Luxembourg Stock Exchange and Johannesburg Stock Exchange. Before joining MIH Limited in 1996, Mr. Rosenzweig was the director of corporate finance of NetHold. From 1986 to 1996, Mr. Rosenzweig was the managing director of Intertax (Pty) Ltd., an international tax consultancy firm. Mr. Rosenzweig received a B.A., L.L.B. and H. Dip. Tax Law from the University of the Witwatersand in Johannesburg. Mr. Rosenzweig resigned from the Board of Directors of United Service Technologies Limited, one of our principal shareholders, upon joining our board.

     Within 90 days from the closing of this offering, we will select two new directors who satisfy the requirements for an independent director contained in the Nasdaq Marketplace Rules. This will increase the size of our board to eight directors.

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

     The aggregate salary, bonus and other compensation paid by us and our subsidiaries to our directors and executive officers as a group during the fiscal year ended January 31, 2000 was approximately $1.7 million.

     The aggregate amount set aside by us and our subsidiaries to provide pension, retirement and similar benefits to our directors and executive officers as a group during the fiscal year ended January 31, 2000 was approximately $156,000.

     The following table sets forth information for the fiscal year ended January 31, 2000 regarding the compensation of our current chief executive officer, our former chief executive officer and each of our executive directors.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                   -------------------------------------
                                                                           OTHER ANNUAL
           NAME AND PRINCIPAL POSITION              SALARY      BONUS      COMPENSATION
           ---------------------------             --------    --------    -------------
Roger I. MacFarlane..............................  $294,739    $      0       $ 7,908
  Chief Executive Officer
Peter Thorrington(1).............................   294,739           0         8,423
  President and Chief Operating Officer
Matthys J. Wessels(2)............................   165,141      30,135        23,515
  Chairman of the Board of Directors and Regional
  Chief Executive of Africa
Alan C. Draper...................................   229,284     100,000        22,928
  Executive Vice President and
  President -- Asia Pacific Division

---------------
(1) Mr. Thorrington was appointed as our President and Chief Operating Officer in May 2000.

(2) Mr. Wessels was our Chief Executive Officer until May 2000 when Mr. MacFarlane assumed the responsibilities of that office.

     No options were granted to our named executive officers during the fiscal year ended January 31, 2000.

     As of October 20, 2000, a total of 755,214 of our issued and outstanding ordinary shares are held in two Guernsey Island trusts created to facilitate share ownership by our executives, employees and directors. One trust was established directly by one of our shareholders by a transfer of previously issued shares and the second trust was established directly by us. Subject to the applicable requirements, the participants currently have rights which vest over time to acquire a total of 525,260 shares from these two trusts. In the third quarter of fiscal year 2001, a third trust established by one of our shareholders distributed 138,364 shares on behalf of eight employees.

2000 STOCK OPTION PLAN

     Our 2000 Stock Option Plan provides for the issuance of options to purchase ordinary shares to our directors, executives, employees and consultants. This plan allows for the grant of incentive and non-qualified stock options. 2,359,109 shares are reserved for issuance under the plan, subject to adjustments.

     The exercise price of an incentive stock option cannot be less than 100% of the fair market value of an ordinary share on the grant date, and the exercise price in case of any non-statutory stock option shall not be less than 85% of the fair market value on the grant date. No person who owns more than 10% of the total combined voting power of our stock may receive options unless the exercise price is at least 110% of the fair market value of a share on the grant date. All options issued under the plan have terms of ten years or less. The 2000 Stock Option Plan terminates on March 7, 2010. As of the date of this prospectus, options to purchase 1,431,848 ordinary shares with option exercise prices ranging from $12.97 to $16.41 per share have been granted under the plan. Options granted under this plan expire in ten years or less from the date of grant.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     Our Non-Employee Directors Stock Option Plan provides that we shall grant options to purchase our ordinary shares to each of our non-employee directors. Under this plan, Mr. Stubbings received an initial grant of options to purchase 3,000 shares and Mr. Rosenzweig received an initial grant of options to purchase 15,000 shares. Such options have an exercise price of $16.41 per share. As new non-employee directors are added to our board, they will each receive on the day they join the board an initial grant of options to purchase 15,000 ordinary shares. The plan also provides that each non-employee director is to receive options to purchase 3,000 ordinary shares on the date of each of our annual meetings, commencing with the 2001 annual shareholders meeting. A total of 400,000 shares have been reserved for the issuance of options under this plan, subject to adjustment in the event of specific types of changes in our capitalization.

     Options granted under the plan vest in three annual increments, beginning one year from the grant date. The option exercise price is equal to the fair market value of the underlying ordinary shares as of the grant date. Options granted under the plan expire 10 years from the grant date unless terminated earlier as provided for in the plan.

2000 EMPLOYEE SHARE PURCHASE PLAN

     Our 2000 Employee Share Purchase Plan provides our employees (including employees of selected subsidiaries where permitted under local law) with an opportunity to purchase our ordinary shares through accumulated payroll deductions. A total of 400,000 shares are reserved for issuance under this plan, subject to adjustments as provided for in the plan.

     Employees in selected subsidiaries who have worked for us for a year or more are eligible to participate in the plan. Eligible employees become plan participants by completing subscription agreements authorizing payroll deductions which are used to purchase shares. The plan is administered in quarterly offering periods and the first offering period will commence after the effective date of this offering. The purchase price shall be the lower of 85% of the fair market value of our ordinary shares on either the enrollment date or the exercise date.

EMPLOYMENT AGREEMENTS

     In September 2000, we approved employment agreements with Mr. Wessels, Mr. MacFarlane, Mr. Thorrington and Mr. Draper. Under the agreements, each executive agrees to serve as one of our executives and in the other positions which we may reasonably request. The agreements have substantially similar terms except that the annual compensation under the agreements for each executive is different and Mr. Wessels and Mr. Draper each receive an automobile allowance. The annual salary for each of Mr. Wessels, Mr. MacFarlane, Mr. Thorrington and Mr. Draper is approximately $180,000, $350,000,

$350,000 and $262,000, respectively. Commencing February 1, 2001 and on each February thereafter, the employment term under each agreement automatically extends for one additional year. Under the agreements, the executives are entitled to a minimum of twelve months severance in the event we terminate their employment without cause or they resign for good reason. For a period of one year following a change of control, the executives are entitled to 24 months severance if they are terminated without cause or they resign for good reason. In addition, if each executive is still employed by us after the one-year anniversary of a change of control, they are entitled to voluntarily resign and receive 24 months salary as severance. The agreements also contain nondisclosure and nonsolicitation provisions.

     In letter agreements, we offered each of our executive officers six months salary as severance in the event we terminate their employment without cause. The agreements also provide the executives 12 months salary as severance in the event they are terminated without cause or resign for good reason at any time during the six-month period following a change of control. For the purpose of these agreements, good reason includes a reduction in the individual's salary or a material reduction in their position, authority, duties or responsibilities. In exchange for the separation benefits provided in the agreements, the executive agrees to maintain our confidential information and not to solicit or recruit our employees or customers for a period of one year from the cessation of employment.

INCENTIVE SHARE PURCHASE AGREEMENT

     In September 2000, we entered into an incentive share purchase agreement with Alan C. Draper, one of our officers and directors, whereby he agreed to purchase $1.0 million worth of ordinary shares directly from us at the public offering price. The closing for this purchase and sale of shares will occur immediately after the closing of this offering. Based on a price of $15.00 per share, this amounts to 66,667 shares. Unless otherwise indicated, information in this prospectus is based on the assumption that this purchase by Mr. Draper occurs at the same time as the closing of this offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1998, we advanced $538,000 on behalf of United Service Technologies Limited, one of our principal shareholders. $500,000 of this advance was repaid shortly after January 31, 1999, and the balance was repaid during June 2000 along with interest at an annual rate of 6%.

     Effective February 1, 1999, we acquired Unitrans do Brasil Limitada, our agent in Brazil. An interest in this agent was indirectly owned by Mr. MacFarlane, Mr. Wessels, Mr. Thorrington and Mr. Draper. Prior to the acquisition, we conducted business with the agent on the same terms and conditions as all of our other independent agents. The purchase price for the company was $6.7 million, and this acquisition was accounted for using the purchase price method of accounting.

     In December 1999, we borrowed $500,000 on a short-term basis from United Service Technologies Limited, one of our principal shareholders. This loan was repaid in June 2000, including interest at an annualized rate of 6%.

     We have credit facilities with Nedcor Bank Limited, a direct subsidiary of Old Mutual plc. Old Mutual plc is one of our principal shareholders. As of January 31, 1999 and July 31, 2000, the outstanding balances under these credit facilities were approximately $4.9 million and $5.0 million. The interest rate on these facilities was 14.5% at July 31, 2000. We believe that such loans were made to us on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions in South Africa.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth specified information with respect to the beneficial ownership of our ordinary shares as of October 20, 2000 by:

     - each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our outstanding ordinary shares; and

     - all of our directors and officers as a group.

                                                          OWNERSHIP PRIOR TO      OWNERSHIP AFTER
                                                               OFFERING             OFFERING(1)
                                                         --------------------   --------------------
              IDENTITY OF PERSON OR GROUP                NUMBER(2)    PERCENT   NUMBER(2)    PERCENT
              ---------------------------                ----------   -------   ----------   -------
United Service Technologies Limited(3).................   9,269,344    46.2      9,269,344    37.1
Union-Transport Holdings, Inc.(4)......................   1,813,224     9.0      1,813,224     7.3
PTR Holdings, Inc.(5)..................................   4,231,688    21.1      4,231,688    16.9
Old Mutual plc and its affiliates(6)...................   1,563,085     7.8      1,563,085     6.3
Directors and Officers as a Group (17 persons)(7)......   1,898,314     9.5      1,964,981     7.9

---------------
(1) Assumes the underwriters' over-allotment option is not exercised. Also assumes 66,667 ordinary shares are sold to Alan C. Draper immediately after the closing of this offering and 166,667 shares are issued to the sellers of the assets we purchased from the Continental group of companies, in both cases at a price of $15.00 per share. In the event that the underwriters' over-allotment option is exercised in full, an additional 705,000 ordinary shares will be sold in the offering.

(2) More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose.

(3) United Service Technologies Limited, a British Virgin Islands company, is the registered holder of the shares indicated in the above table. PTR Holdings, Inc., a British Virgin Islands company, owns approximately 39% of United Service Technologies Limited, but disclaims beneficial ownership of any of our ordinary shares held by United Service Technologies Limited.

(4) Union-Transport Holdings, Inc., a British Virgin Islands company, is the registered holder of the shares indicated in the above table. PTR Holdings, Inc. is the owner of 56% of the securities of Union-Transport Holdings, Inc. and Mr. MacFarlane, Mr. Thorrington and trusts for their respective families are the owners of the remaining 44% of the securities of Union-Transport Holdings, Inc.

(5) PTR Holdings, Inc. is the registered holder of 2,418,464 of the shares listed in the above table and may be deemed to be the indirect beneficial owner of the 1,813,224 ordinary shares held by Union-Transport Holdings, Inc. PTR Holdings, Inc. is indirectly owned by holding companies indirectly controlled by Mr. Wessels, Mr. MacFarlane and Mr. Thorrington and by the Anubis Trust, a Guernsey Islands trust. Pursuant to a voting arrangement, the trust has the power to control a majority of the outstanding shares of PTR Holdings, Inc. and may be deemed to be the beneficial owner of such shares.

(6) Includes ordinary shares held by various funds and other entities managed by companies controlled by Old Mutual plc, a public limited company incorporated in England and Wales. Old Mutual plc is an international financial services group based in London, with a financial services business in southern Africa. Entities in South Africa related to or controlled by Old Mutual plc have voting or dispository power over approximately 36% of the issued and outstanding shares of United Service Technologies Limited.

(7) Includes 187,301 ordinary shares registered in the names of the individual directors and officers and held in pledge by one of the Guernsey Island trusts designed to facilitate share ownership by our employees or otherwise subject to options exercisable within 60 days of October 20, 2000. Also includes 66,667 ordinary shares to be sold to Alan C. Draper immediately after the closing of this offering, based on a price of $15.00 per share. Excludes the ordinary shares held by PTR Holdings, Inc. and Union-Transport Holdings, Inc.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Set forth below is a description of the material terms of our capital stock. This summary is subject to, and qualified in its entirety by, the provisions of our Memorandum and Articles of Association which are included as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable British Virgin Islands law.

     Our Memorandum and Articles of Association authorize the issuance of up to 500,000,000 ordinary shares of no par value and 100,000,000 preference shares of no par value of which 50,000,000 have been designated as Class A Preference Shares and 50,000,000 have been designated as Class B Preference Shares.

     Our application to list our ordinary shares on the Nasdaq National Market System under the symbol "UTIW" has been approved. The transfer agent and registrar for our ordinary shares is Computershare Trust Company, Inc.

     Initial settlement of our ordinary shares will take place on the closing date of this offering through the Depository Trust Company ("DTC") in accordance with its customary settlement procedures for equity securities. Each person owning a beneficial interest in our ordinary shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our ordinary shares. Persons wishing to obtain certificates for their ordinary shares must make arrangements with DTC.

     The following is a summary of material provisions of our ordinary shares, preference shares and Memorandum and Articles of Association.

ORDINARY SHARES

     As of October 20, 2000, 20,047,616 of our ordinary shares were outstanding, held by approximately 406 shareholders of record. All outstanding ordinary shares are, and the ordinary shares to be issued in this offering will be, fully paid and nonassessable.

     The following summarizes the rights of holders of our ordinary shares:

     - each holder of ordinary shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

     - there are no cumulative voting rights;

     - the holders of our ordinary shares are entitled to dividends and other distributions as may be declared from time to time by the board of directors out of funds legally available for that purpose, if any;

     - upon our liquidation, dissolution or winding up, the holders of ordinary shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preference shares; and

     - the holders of ordinary shares have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

PREFERENCE SHARES

     None of our preference shares are outstanding. Our Memorandum and Articles of Association authorize our board of directors to determine the rights and preferences of our Class A and Class B Preference Shares within the limits set forth in our Memorandum and Articles of Association and applicable law. Our board of directors may also amend our Memorandum of Association to create from time to time one or more classes of preference shares. Among other rights, the board of directors may determine, without further vote or action by our shareholders:

     - the number of shares and series constituting that class and the distinctive designation of that class;

     - the dividend rate on the shares of the class, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class;

     - whether the class will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

     - whether the class will have conversion privileges and, if so, the terms and conditions of conversion;

     - whether or not the shares of the class will be redeemable, and, if so, the dates, terms and conditions of redemption;

     - whether the class will have a sinking fund for the redemption or purchase of shares of that class, and, if so, the terms and amount of the sinking fund;

     - the right of the shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness by us or any subsidiary, upon the issue of any additional stock (including additional shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any subsidiary of any outstanding stock by us; and

     - the rights of the shares of the class in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the class.

     Unless otherwise provided by our board of directors, the Class A and Class B Preference Shares will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although we have no present plans to issue any preference shares, any future issuance of preference shares, or the issuance of rights to purchase preference shares, may have the effect of delaying, deferring or preventing a change of control in our company or an unsolicited acquisition proposal. The issuance of preference shares also could decrease the amount of earnings and assets available for distribution to the holders of ordinary shares or could adversely affect the rights and powers, including voting rights, of the holders of ordinary shares.

REGISTRATION RIGHTS

     Pursuant to a registration rights agreement, after this offering, the holders of approximately 4,179,263 of our ordinary shares will be entitled to rights with respect to the registration of such shares under the Securities Act of 1933 (the "Securities Act"). Under these registration rights, in the event we elect to register any of our ordinary shares for specified purposes after the completion of the offering described in this prospectus, the holders of the shares are entitled to include their ordinary shares in the registration. Such holders are also entitled to demand registration rights after one year from the completion of this offering pursuant to which they may require us to file a registration statement under the Securities Act with respect to their ordinary shares. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a demand registration within 60 days prior to, and 180 days subsequent to, an offering of our securities. All expenses in connection with any registration, other than the underwriting discount and commission, will be paid by us.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Our Articles of Association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

     We may indemnify any of our directors or officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. We may only indemnify a director or officer if the director or officer acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful. If a director or officer to be indemnified has been successful in defense of any proceedings referred to above, the director or officer is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

     We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our Memorandum and Articles of Association.

ANTI-TAKEOVER MATTERS

     Our Memorandum and Articles of Association include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the inability of shareholders to act by written consent, the inability of shareholders to call a shareholder meeting except by delivering to our board of directors a written request of holders of more than fifty percent of outstanding ordinary shares, an advance notice requirement for director nominations and other actions to be taken at annual meetings of shareholders and requirements for approval by 66 2/3% of the shareholder votes to amend specified provisions of our Memorandum and Articles of Association. Our Memorandum and Articles of Association also require action by 66 2/3% of our outstanding shares to remove a director without cause, and also authorize our Board of Directors to issue additional preference shares. Our Board of Directors is classified into three classes.

     NO SHAREHOLDER ACTION BY WRITTEN CONSENT; CALLING SPECIAL MEETINGS OF SHAREHOLDERS. Our Memorandum and Articles of Association prohibit shareholders from taking action by written consent in lieu of an annual or special meeting, and, thus, shareholders may take action only at an annual or special meeting called in accordance with our Memorandum and Articles of Association. Our Memorandum and Articles of Association provide that special meetings of shareholders may only be called by our chief executive officer or our board of directors upon request by a majority of our directors or the written request of holders of more than fifty percent of our outstanding ordinary shares. These provisions could have the effect of delaying consideration of a shareholder proposal until the requirements for calling a shareholder meeting can be met. The provisions would also prevent the holders of a majority of the voting power of our ordinary shares entitled to vote from unilaterally using the written consent procedure to take shareholder action.

     ADVANCE NOTICE REQUIREMENT. Our Memorandum and Articles of Association set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. The advance notice requirement does not give our board of directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of business at a meeting if the proper notice procedures are not followed.

     AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION. Our Memorandum and Articles of Association require the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of capital stock or 66 2/3% of the members of our board of directors entitled to vote to amend or repeal specified provisions of our Memorandum and Articles of Association, including those described in this section, or to approve any merger by us that would have the effect of making changes in our Memorandum and Articles of Association which would have required such affirmative vote if effected directly as an amendment. This requirement will render more difficult the dilution of the anti-takeover provisions of our Memorandum and Articles of Association.

     REMOVAL OF DIRECTORS. Our Memorandum and Articles of Association permit shareholders to remove directors for cause by the affirmative vote of the holders of a majority of the voting power of our shares. Removal of a director without cause requires the affirmative vote of 66 2/3% of the voting power of our shares. These provisions may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of our board of directors by filling the vacancies created by removal with its own nominees.

     RIGHTS AND PREFERENCES OF PREFERENCE SHARES. Our Memorandum and Articles of Association authorize the issuance of Class A and Class B Preference Shares, none of which are outstanding. Our board of directors may determine the rights and preferences of the Class A and Class B Preference Shares within the limits set forth in our Memorandum and Articles of Association and applicable law. Our board of directors also may amend our Memorandum and Articles of Association to create from time to time one or more classes of preference shares. The existence of authorized but unissued preference shares may enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interests, our board of directors could cause preference shares to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, our Memorandum and Articles of Association grant our board of directors broad power to establish the rights and preferences of authorized and unissued preference shares. The issuance of preference shares pursuant to our board of directors' authority described above could decrease the amount of earnings and assets available for distribution to you and adversely affect the enjoyment of rights of such holders, including voting rights in the event a particular class of preference shares is given a disproportionately large number of votes per share, and may have the effect of delaying, deferring or preventing a change in control that may be favored by shareholders.

     CLASSIFIED BOARD OF DIRECTORS. Our Memorandum and Articles of Association establish a classified board of directors. Our board of directors is divided into three classes of approximately equal size with terms expiring in 2001 (Class A), 2002 (Class B) and 2003 (Class C). Thereafter, subject to the right of holders of any series of preference shares to elect directors, shareholders will elect one class constituting approximately one-third of the board of directors for a three-year term at each annual meeting of shareholders. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of our board of directors. The classification of directors will effectively make it more difficult to change the composition of our board of directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have outstanding an aggregate of 24,980,950 ordinary shares, assuming no exercise of the underwriters' over-allotment option, no exercise of outstanding options, and the issuance of $1.0 million worth of shares to Alan C. Draper, one of our executive officers and directors, and $2.5 million worth of shares to the sellers of the assets we purchased from the Continental group of companies, both at a price of $15.00 per share. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the price of our ordinary shares.

LOCK-UP AGREEMENTS

     Our executive officers, directors and principal shareholders, who own in the aggregate 17,029,099 ordinary shares, have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, for a period of 180 days after the date of this prospectus, except in the case of one such shareholder, who is not one of our officers or directors, that may engage in any such transaction with respect to up to 781,542 of its shares after 60 days following the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Bear, Stearns & Co. Inc.

RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of ordinary shares then outstanding or the average weekly trading volume of the ordinary shares on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks immediately preceding the SEC filing with respect to such sale. Such sales are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. However, if a person (or persons whose shares are aggregated) is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some restrictions, including the holding period, contained in Rule 144.

     The following table indicates the number of ordinary shares that are not being sold in the offering, but which will be outstanding when the offering is completed, that will be eligible for sale into the public market.

                            TIME                              NUMBER OF SHARES
                            ----                              ----------------
Effective date..............................................      7,785,185
60 days after effective date................................        781,542
180 days after effective date...............................     16,180,889

     The remaining 233,334 ordinary shares will be eligible for sale into the public market at various times after the expiration of one-year holding periods. This number includes 66,667 ordinary shares to be sold to Alan C. Draper, one of our executive officers and directors, and 166,667 ordinary shares to be issued in connection with our acquisition of assets from the Continental group of companies, in both cases using a price of $15.00 per share. Most of the restricted shares that will be available for public resale after 180 days after the effective date will be subject to volume and other resale restrictions pursuant to Rule 144 because the holders are our affiliates.

REGISTRATION RIGHTS

     We intend to file a registration statement on Form S-8 under the Securities Act after the completion of this offering to register the ordinary shares subject to our share plans and trusts and reserved for issuance under our 2000 Employee Share Purchase Plan, Non-Employee Directors Stock Option Plan and our 2000 Stock Option Plan, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. As of October 20, 2000, options to purchase 1,431,848 ordinary shares under our Non-Employee Directors Stock Option Plan and our 2000 Stock Option Plan were outstanding and 755,214 issued and outstanding ordinary shares were held by two trusts established for our employees and directors.

     Some of our shareholders have registration rights with respect to their ordinary shares. Registration of these registrable securities under the Securities Act would result in those shares becoming freely tradeable without restriction under the Securities Act. Please refer to "Description of Capital Stock -- Registration Rights" for more information about these rights.

                                  UNDERWRITING

     The underwriters named below have agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of ordinary shares set forth opposite its name below:

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Bear, Stearns & Co. Inc.....................................     1,750,000
Lazard Freres & Co. LLC.....................................     1,050,000
BB&T Capital Markets/Scott & Stringfellow, Inc..............       700,000
Banc of America Securities LLC..............................       100,000
Deutsche Bank Securities Inc. ..............................       100,000
A.G. Edwards & Sons, Inc. ..................................       100,000
ING Barings, LLC............................................       100,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       100,000
Morgan Stanley & Co. Incorporated...........................       100,000
U.S. Bancorp Piper Jaffray Inc. ............................       100,000
Wit SoundView Corporation...................................       100,000
Axiom Partners Inc. ........................................        50,000
William Blair & Company, L.L.C. ............................        50,000
Branch, Cabell & Company....................................        50,000
Brean Murray & Co., Inc. ...................................        50,000
Morgan Keegan & Company, Inc. ..............................        50,000
Raymond James & Associates, Inc. ...........................        50,000
Stephens Inc. ..............................................        50,000
Tucker Anthony Incorporated.................................        50,000
                                                                 ---------
  Total.....................................................     4,700,000
                                                                 =========

     Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase all of the ordinary shares being sold pursuant to the underwriting agreement if any of such shares are purchased (excluding shares covered by the over-allotment option).

     The underwriters have advised us that they propose to offer the ordinary shares to the public initially at the public offering price set forth on the cover page of this prospectus and to various dealers at such price less a concession of not more than $0.63 per share. Additionally, the underwriters may allow, and such dealers may reallow, a discount of not more than $0.10 per share on sales to some other dealers. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

     We have granted the underwriters an option to purchase up to 705,000 additional ordinary shares at the public offering price, less the underwriting discount set forth on the cover page of this prospectus, solely to cover over-allotments, if any. This option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment, subject to conditions, to purchase a number of ordinary shares proportionate to such underwriter's purchase obligations set forth in the foregoing table.

     The following table shows the per share and total underwriting discount and commission to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................  $     1.05      $     1.05
Total.......................................................  $4,935,000      $5,675,250

     The offering of the shares is made for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     Our executive officers, directors and principal shareholders, who own in the aggregate 17,029,099 ordinary shares, have agreed that they will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares beneficially owned by them during the 180-day period following the date of this prospectus, except in the case of one such shareholder, who is not one of our officers or directors, that may engage in any such transaction with respect to up to 781,542 of its shares after 60 days following the date of this prospectus.

     We have agreed that we will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose (or announce any offer, sale, contract to sell, grant of an option to purchase, pledge or other disposition) of any ordinary shares or any securities convertible into or exercisable into or exchangeable for ordinary shares during the 180-day period following the date of this prospectus, except that we may issue ordinary shares and options to purchase ordinary shares under our stock option and stock purchase plans and our share incentive purchase agreement with Alan C. Draper, one of our executive officers, and we may issue $2.5 million worth of ordinary shares to the sellers of the assets we purchased from the Continental group of companies.

     We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect thereof.

     The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Exchange Act of 1934, persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our ordinary shares at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the ordinary shares on behalf of the underwriters for the purpose of pegging, fixing or maintaining the price of the ordinary shares. A "syndicate covering transaction" is the bid for or the purchase of the ordinary shares on behalf of the underwriters to reduce a short position created in connection with the offering. The underwriters may also cover all or a portion of such short position by exercising the over-allotment option. A "penalty bid" is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the ordinary shares originally sold by such underwriter or syndicate member are purchased by the underwriters in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The underwriters have advised us such transactions may be effected on the Nasdaq National Market System or otherwise and, if commenced, may be discontinued at any time.

     We estimate that the total expenses of this offering, excluding underwriting discount and commission, will be approximately $2 million.

RESERVED SHARE PROGRAM

     At our request, the underwriters have reserved for sale at the initial offering price up to 225,000 of our ordinary shares to be sold in this offering for sale to a limited number of our directors, business associates and related persons designated by us. Purchases of reserved shares are to be made through an account at Bear, Stearns & Co. Inc. in accordance with Bear, Stearns & Co. Inc.'s procedures for opening an account and transacting in securities. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased by our directors, business associates and related persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     This section summarizes the material United States federal income tax consequences to holders of our ordinary shares as of the date of this prospectus. The summary applies to you only if you hold our ordinary shares as a capital asset for tax purposes (that is, for investment purposes). The summary does not cover state, local or foreign law. In addition, this summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - a bank;

     - a life insurance company;

     - a tax-exempt organization;

     - a person that holds our ordinary shares as part of a straddle or a hedging, integrated, constructive sale or conversion transaction for tax purposes;

     - a person whose functional currency for tax purposes is not the U.S.
       dollar;

     - a person liable for alternative minimum tax; or

     - a person that owns, or is treated as owning, 10% or more of any class of our shares.

     The discussion is based on current law. Changes in the law may alter the tax treatment of our ordinary shares, possibly on a retroactive basis. The discussion also assumes that we will not be classified as a "controlled foreign corporation" under U.S. law.

     The discussion does not cover tax consequences that depend upon your particular tax circumstances. We recommend that you consult your tax advisor about the consequences of holding our ordinary shares in your particular situation.

     For purposes of the discussion below, you are a "U.S. holder" if you are a beneficial owner of our ordinary shares who or which is:

     - an individual U.S. citizen or resident alien;

     - a corporation, or entity taxable as a corporation, that was created, or treated as created, under U.S. law (federal or state);

     - an estate whose world-wide income is subject to U.S. federal income tax;
       or

     - a trust if (1) a U.S. court is able to exercise primary supervision over its administration and (2) one or more U.S. persons have authority to control all substantial decisions of the trust.

     If you are not a U.S. holder, you are a "Non-U.S. holder" and the discussion below titled "Tax Consequences to Non-U.S. Holders" will apply to you.

     If a partnership holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding ordinary shares, you should consult your tax advisor.

TAX CONSEQUENCES TO U.S. HOLDERS

     DISTRIBUTIONS. We intend to make distributions on our ordinary shares in the foreseeable future, subject to the availability of cash and other determinations to be made by our board of directors. If distributions are made, the gross amount of any such distribution (other than in liquidation) that you receive with respect to our ordinary shares generally will be taxed to you as a dividend (i.e., ordinary income) to the extent such distribution does not exceed our current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes. To the extent any distribution exceeds our earnings and profits, as calculated for U.S. federal income tax purposes, the distribution will first be treated as a tax-free return of capital to the extent of your adjusted tax basis in our ordinary shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of such common stock). To the extent that such distribution exceeds your adjusted tax basis, the distribution will be taxed as gain recognized on a sale or exchange of our ordinary shares. See "Sale or Other Disposition of our Ordinary Shares," below. Because we are not a U.S. corporation, dividends paid by us to corporations are not eligible for the dividends-received deduction. A U.S. holder will not be eligible to claim a foreign tax credit against its U.S. federal income tax liability for foreign taxes paid by us unless it is a U.S. corporation owning 10 percent or more of our voting stock. Dividends paid with respect to our ordinary shares will generally be treated as foreign source "passive income" or, in the case of some types of U.S. holders, "financial services income," for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

     SALE OR OTHER DISPOSITION OF OUR ORDINARY SHARES. In connection with the sale or other taxable disposition of our ordinary shares:

     - you will recognize gain or loss equal to the difference (if any) between:

      - the U.S. dollar value of the amount realized on such sale or other taxable disposition, and

      - your adjusted tax basis in such ordinary shares.

     - any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for our ordinary shares is more than one year at the time of such sale or other disposition.

     - any gain or loss will be treated as having a United States source for United States foreign tax credit purposes and as a result of the foreign tax credit provisions of the Internal Revenue Code of 1986 you may be unable to claim a foreign tax credit for British Virgin Islands withholding taxes, if any, imposed upon the sale or disposition of ordinary shares.

     - your ability to deduct capital losses is subject to limitations.

     PASSIVE FOREIGN INVESTMENT COMPANY. We will be classified as a passive foreign investment company for U.S. federal income tax purposes if:

     - 75% or more of our gross income for the taxable year is passive income;
       or

     - on average for the taxable year, 50% or more of our assets by value or under certain circumstances, by adjusted basis, produce or are held for the production of passive income.

     We do not believe that we satisfy or, after the completion of this offering, will satisfy either of the requirements for classification as a passive foreign investment company. Because the determination of whether the ordinary shares constitute shares of a passive foreign investment company will be based upon the composition of our income and assets from time to time, there can be no assurance that we will not be considered a passive foreign investment company for any future fiscal year.

     If we are classified as a passive foreign investment company for any taxable year, unless a qualified electing fund election is made:

     - any excess distributions (generally defined as the excess of the amount received with respect to the shares in any taxable year over 125% of the average received in the shorter of either the three previous years or your holding period before the taxable year) made by us during a taxable year must be allocated ratably to each day of your holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which we were classified as a passive foreign investment company will be included as ordinary income in gross income for that year. The amount allocated to each prior taxable year will be taxed as ordinary income at the highest rate in effect for the U.S. holder in that prior year and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes; and

     - the entire amount of any gain realized upon the sale or other disposition of ordinary shares will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as ordinary income and to the extent allocated to years prior to the year of sale or other disposition, will be subject to the interest charge described above.

     The passive foreign investment company rules will not apply if the U.S. holder elects to treat us as a qualified electing fund and we provide specific information required to make the election. If we were classified as a passive foreign investment company, we intend to notify U.S. holders and provide them with that information as may be required to make the qualified electing fund election effective. If the qualified election fund election is made, a U.S. holder is taxable on its pro-rata share of our ordinary earnings and net capital gain for each taxable year of the company, regardless of whether the distributions were received. The U.S. holder's basis in the ordinary shares will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction in basis in the ordinary shares and will not be taxed again as a distribution.

     U.S. holders that own ordinary shares during any year in which we are classified as a passive foreign investment company, must file Form 8621. We urge you to consult your own U.S. tax advisor regarding the U.S. federal income tax consequences of holding our shares while classified as a passive foreign investment company.

     INFORMATION RETURN AND BACKUP WITHHOLDING. Distributions made by us with respect to our ordinary shares and gross proceeds from the disposition of the shares may be subject to information reporting requirements to the Internal Revenue Service and a 31% backup withholding tax. However, the backup withholding tax will generally not apply to a U.S. holder who furnishes a correct taxpayer identification number and provides other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder's United States federal income tax liability. Accordingly, we urge you to contact your own tax advisor to ascertain whether it is necessary for you to furnish any such information to us or the Internal Revenue Service.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     DISTRIBUTIONS. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on distributions made on our ordinary shares unless:

     - you conduct a trade or business in the United States; and

     - the dividends are effectively connected with the conduct of that trade or business (and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax on a net income basis in respect of income from our ordinary shares, such dividends are attributable to a permanent establishment that you maintain in the United States).

     If you satisfy the two above-described requirements, you generally will be subject to tax in respect of such dividends in the same manner as a U.S. holder, as described above. In addition, any effectively connected dividends received by a non-U.S. corporation may also, under some circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     SALE OR OTHER DISPOSITION OF OUR ORDINARY SHARES. If you are a non-U.S. holder, you will not be subject to U.S. federal income tax, including withholding tax, in respect of gain recognized on a sale or other taxable disposition of our ordinary shares unless:

     - your gain is effectively connected with a trade or business that you conduct in the United States (and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax on a net income basis in respect of gain from the sale or other disposition of our ordinary shares, such gain is attributable to a permanent establishment maintained by you in the United States), or

     - you are an individual and are present in the United States for at least 183 days in the taxable year of the sale or other disposition, and either:

     - your gain is attributable to an office or other fixed place of business that you maintain in the United States, or

     - you have a tax home in the United States.

     Effectively connected gains realized by a non-U.S. corporation may also, under some circumstances, be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. Payments (or other taxable distributions) in respect of our ordinary shares that are made in the United States or by a U.S. related financial intermediary will be subject to U.S. information reporting rules. You will not be subject to "backup" withholding of U.S. federal income tax provided that:

     - you are a corporation or other exempt recipient, or

     - you provide a taxpayer identification number (which, in the case of an individual, that is his or her taxpayer identification number) and certify that no loss of exemption from backup withholding has occurred.

If you are not a United States person, you generally are not subject to information reporting and backup withholding, but you may be required to provide a certification of your non-U.S. status in order to establish that you are exempt.

     Amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

                        BRITISH VIRGIN ISLANDS TAXATION

     Under the International Business Companies Act of the British Virgin Islands as currently in effect, a holder of ordinary shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the ordinary shares and all holders of ordinary shares are not liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares; the British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act.

     There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the International Business Companies Act. In addition, shares of companies incorporated under the International Business Companies Act are not subject to transfer taxes, stamp duties or similar charges.

     There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.

                                 LEGAL MATTERS

     The validity of the ordinary shares offered hereby will be passed upon for us by Harney Westwood & Riegels, the British Virgin Islands. Certain United States legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Costa Mesa, California. Certain United States legal matters in connection with the ordinary shares offered hereby will be passed upon for the underwriters by Pillsbury Madison & Sutro LLP, San Francisco, California.

                                    EXPERTS

     The financial statements as of January 31, 1999 and 2000, and for each of the three years in the period ended January 31, 2000, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1, of which this prospectus is a part, under the Securities Act with respect to the ordinary shares offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

     Upon completion of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports and other information with the SEC. These will include annual reports on Form 20-F and reports on Form 6-K. You can read and copy our filings with the Securities and Exchange Commission, including the registration statement, at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference facilities. The SEC maintains a web site that contains reports and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports and other information that we file electronically with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

     You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:
                        c/o Union-Transport Corporation
                       19443 Laurel Park Road, Suite 107
                       Rancho Dominguez, California 90220
                                 (310) 604-3311

                               UTI WORLDWIDE INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Income Statements..............................  F-3
Consolidated Balance Sheets.................................  F-4
Consolidated Statements of Changes in Equity................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of UTi Worldwide Inc.

     We have audited the accompanying consolidated balance sheets of UTi Worldwide Inc. as of January 31, 1999 and 2000 and related consolidated statements of income, changes in equity and cash flows for each of the three years ended January 31, 2000 set out in pages F-3 to F-53. These financial statements are the responsibility of the group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the financial position of the group as of January 31, 1999 and 2000 and the results of its operations and its cash flows for each of the three years ended January 31, 2000 in accordance with International Accounting Standards.

     International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for the years ended January 31, 1999 and 2000 and the determination of shareholders' equity and financial position at January 31, 1999 and 2000, to the extent summarized in Note 29.

     As discussed in Note 2, the group adopted International Accounting Standard (IAS 19, revised 1998) relating to the accounting treatment for employee benefits, including retirement plans, and retroactively, revised the 1998 and 1999 financial statements for the changes.

/s/  Deloitte & Touche

Deloitte & Touche
Chartered Accountants

St. Peter's House
Le Bordage
St. Peter Port
Guernsey GY1 3HW
Channel Islands

April 28, 2000, except for Notes 27 and 29 as to which the date is August 11, 2000, and October 26, 2000 as to the last paragraph of Note 31.

                               UTI WORLDWIDE INC.

                         CONSOLIDATED INCOME STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)

                                                YEAR ENDED JANUARY 31,            SIX MONTHS ENDED JULY 31,
                                        ---------------------------------------   -------------------------
                                           1998*         1999*         2000          1999          2000
                                 NOTE     US$'000       US$'000       US$'000       US$'000       US$'000
                                 ----   -----------   -----------   -----------   -----------   -----------
                                                                                         (UNAUDITED)
Gross revenue..................             528,535       571,141       706,955       327,997       401,985
Freight consolidation costs....            (342,049)     (362,862)     (461,338)     (212,842)     (260,852)
                                        -----------   -----------   -----------   -----------   -----------
Net revenue....................             186,486       208,279       245,617       115,155       141,133
Staff costs....................             (92,333)     (106,544)     (122,929)      (58,465)      (71,668)
Depreciation...................              (6,025)       (6,310)       (7,822)       (3,640)       (4,267)
Amortization...................                (695)       (1,841)       (3,409)       (1,504)       (2,146)
Other operating expenses.......             (71,737)      (77,279)      (90,032)      (43,761)      (50,791)
                                        -----------   -----------   -----------   -----------   -----------
Operating profit...............    5         15,696        16,305        21,425         7,785        12,261
Finance costs..................    6         (4,001)       (3,936)       (4,653)       (3,082)       (3,624)
Income from associates.........                 199            26            --            --            --
Income from other
  investments..................    7          2,749         5,478         2,334         1,752         2,118
                                        -----------   -----------   -----------   -----------   -----------
Pretax income..................              14,643        17,873        19,106         6,455        10,755
Income tax expense.............    8         (2,543)       (3,220)       (1,623)         (548)       (2,579)
                                        -----------   -----------   -----------   -----------   -----------
Net income before minority
  interest.....................              12,100        14,653        17,483         5,907         8,176
Minority interest..............                (252)          (79)         (405)         (307)         (400)
                                        -----------   -----------   -----------   -----------   -----------
Net income.....................              11,848        14,574        17,078         5,600         7,776
                                        ===========   ===========   ===========   ===========   ===========
                                                        (US$'000, EXCEPT PER SHARE AMOUNTS)
Basic earnings per ordinary
  share(US$)...................   10           0.92          0.96          1.07          0.34          0.44
Diluted earnings per ordinary
  share(US$)...................   10           0.70          0.76          0.85          0.28          0.39
Earnings before amortization...              12,543        16,415        20,487         7,104         9,922
Basic earnings per ordinary
  share before
  amortization(US$)............   10           0.98          1.08          1.29          0.44          0.56
Diluted earnings per ordinary
  share before
  amortization(US$)............   10           0.74          0.85          1.02          0.35          0.49
Number of shares used for per
  share calculations:
Undiluted shares...............          12,076,813    14,470,708    15,259,099    15,259,099    17,653,239
Diluted shares.................          16,865,094    19,258,989    20,047,380    20,047,380    20,047,380

---------------
* Revised (see Note 2)

The accompanying notes to the consolidated financial statements form an integral part of the consolidated financial statements.

                               UTI WORLDWIDE INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF JANUARY 31, 1999 AND 2000
                      AND AS OF JULY 31, 2000 (UNAUDITED)

                                                                 YEAR ENDED JANUARY 31,
                                                                 ----------------------     JULY 31,
                                                                   1999*        2000          2000
                                                       NOTE       US$'000      US$'000      US$'000
                                                     --------    ---------    ---------   ------------
                                                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................                38,555       20,760       24,745
  Trade and other receivables, net.................        16     147,562      183,083      220,428
                                                                  -------      -------      -------
     Total current assets..........................               186,117      203,843      245,173
  Property, plant and equipment, net...............        11      29,164       34,985       37,053
  Goodwill, net....................................        12      31,474       48,532       59,752
  Investments......................................        13       1,741        1,043          684
  Deferred tax assets..............................        14       1,508        3,659        3,169
  Other non-current assets.........................        15       5,209        5,858        5,729
                                                                  -------      -------      -------
     Total assets..................................               255,213      297,920      351,560
                                                                  =======      =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings............................        18      20,528       25,303       40,797
  Finance lease obligations........................        21       2,472        2,179        1,953
  Trade and other payables.........................        22     121,533      142,415      177,419
  Tax liabilities..................................                 1,982        2,608        2,271
                                                                  -------      -------      -------
     Total current liabilities.....................               146,515      172,505      222,440
Long term liabilities:
  Finance lease obligations........................        21       9,311       10,504        9,634
  Long-term borrowings.............................        18       2,306        4,855        6,130
  Deferred tax liabilities.........................        14       2,008        2,796        2,676
  Retirement fund obligations......................        19         581          646          643
                                                                  -------      -------      -------
     Total long term liabilities...................                14,206       18,801       19,083
Minority interest..................................                 1,155        1,571        1,737
Commitments and Contingencies......................  24, 25, 26
Shareholders' equity:
Issued capital.....................................        17      86,020       86,020       86,020
Distributable reserves.............................                27,678       41,374       48,575
Non-distributable reserves.........................                 2,214        2,184        2,759
Cumulative foreign exchange translation
  adjustment.......................................               (22,575)     (24,535)     (29,054)
                                                                  -------      -------      -------
     Total shareholders' equity....................                93,337      105,043      108,300
                                                                  -------      -------      -------
     Total liabilities and shareholders' equity....               255,213      297,920      351,560
                                                                  =======      =======      =======

---------------
* Revised (see Note 2)

The accompanying notes to the consolidated financial statements form an integral part of the consolidated financial statements.

                               UTI WORLDWIDE INC.

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
             AND FOR THE SIX MONTHS ENDED JULY 31, 2000 (UNAUDITED)

                                                                CUMULATIVE
                                                                  FOREIGN
                                                                 EXCHANGE                         NON-
                                                      ISSUED    TRANSLATION   DISTRIBUTABLE   DISTRIBUTABLE
                                                      CAPITAL   ADJUSTMENT      RESERVES*       RESERVES*      TOTAL
                                               NOTE   US$'000     US$'000        US$'000         US$'000      US$'000
                                               ----   -------   -----------   -------------   -------------   -------
Balance at January 31, 1997, as previously
  reported...................................         34,166       (6,818)        5,796           2,130        35,274
Changes in accounting policy -- adoption of
  IAS 19 (revised 1998)**....................             --         (568)          799              --           231
                                                      ------      -------        ------           -----       -------
Balance at January 31, 1997, revised.........         34,166       (7,386)        6,595           2,130        35,505
Shares issued................................         15,471           --            --              --        15,471
Net income for the fiscal year...............             --           --        11,848              --        11,848
Foreign exchange translation differences.....             --       (5,117)           --              --        (5,117)
Dividends....................................   9         --           --        (2,351)             --        (2,351)
Transfer to non-distributable reserves.......             --           --           (50)             50            --
Other........................................           (116)          --            --              --          (116)
                                                      ------      -------        ------           -----       -------
Balance at January 31, 1998..................         49,521      (12,503)       16,042           2,180        55,240
Shares issued................................         36,499           --            --              --        36,499
Net income for the fiscal year...............             --           --        14,574              --        14,574
Foreign exchange translation differences.....             --      (10,072)           --              --       (10,072)
Dividends....................................   9         --           --        (2,904)             --        (2,904)
Transfer to non-distributable reserves.......             --           --           (34)             34            --
                                                      ------      -------        ------           -----       -------
Balance at January 31, 1999..................         86,020      (22,575)       27,678           2,214        93,337
Net income for the fiscal year...............             --           --        17,078              --        17,078
Transfer to non-distributable reserves.......             --           --          (264)            264            --
Deferred tax liability.......................             --           --            --            (294)         (294)
Foreign exchange translation differences.....             --       (1,960)           --              --        (1,960)
Dividends....................................   9         --           --        (3,118)             --        (3,118)
                                                      ------      -------        ------           -----       -------
Balance at January 31, 2000..................         86,020      (24,535)       41,374           2,184       105,043
Net income for the six months ended July 31,
  2000 (Unaudited)...........................             --           --         7,776              --         7,776
Transfer to non-distributable reserves
  (Unaudited)................................             --           --          (575)            575            --
Foreign exchange translation differences
  (Unaudited)................................             --       (4,519)           --              --        (4,519)
                                                      ------      -------        ------           -----       -------
Balance at July 31, 2000 (Unaudited).........         86,020      (29,054)       48,575           2,759       108,300
                                                      ======      =======        ======           =====       =======

                                                                 JANUARY 31,
                                                              -----------------    JULY 31,
                                                               1999      2000        2000
                                                              US$'000   US$'000     US$'000
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
Non-distributable reserves*
Legal reserves..............................................      84       147         147
Revaluation of tangible assets -- property, plant and
  equipment.................................................   1,825     1,475       1,475
Retained income of associated companies.....................     276       152          --
Restricted reserves of subsidiary companies.................      29       410       1,137
                                                               -----     -----       -----
                                                               2,214     2,184       2,759
                                                               =====     =====       =====

---------------
 * Distributable reserves represent that portion of shareholders' equity available for distribution to shareholders, whereas non-distributable reserves are those items shown in the table above, which are not available for distribution to shareholders.

** Revised (see Note 2)

The accompanying notes to the consolidated financial statements form an integral part of the consolidated financial statements.

                               UTI WORLDWIDE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)

                                                                                                      SIX MONTHS ENDED
                                                                       YEAR ENDED JANUARY 31,             JULY 31,
                                                                    -----------------------------    ------------------
                                                                     1998*      1999*      2000       1999       2000
                                                            NOTE    US$'000    US$'000    US$'000    US$'000    US$'000
                                                            ----    -------    -------    -------    -------    -------
                                                                                                        (UNAUDITED)
Operating activities:
  Pretax income.........................................            14,643      17,873     19,106      6,455     10,755
  Adjustments for:
    Income from associates..............................              (199)        (26)        --         --         --
    Finance costs.......................................             4,001       3,936      4,653      2,787      3,162
    Income from other investments.......................            (2,749)     (5,478)    (2,334)    (1,752)    (2,129)
    Depreciation........................................             6,025       6,310      7,822      2,558      4,267
    Amortization........................................               695       1,841      3,409      1,504      2,146
    Loss/(gain) on disposal of property, plant and
      equipment.........................................                71        (111)        44          5       (221)
    Hyper-inflation adjustment..........................                --          --        (22)       (11)        --
    Loss/(gain) on disposal of other investments........                --          25         --         --       (196)
                                                                    ------     -------    -------    -------    -------
  Operating cash flow before movements in working
    capital.............................................            22,487      24,370     32,678     11,546     17,784
    Changes in working capital:
      Increase in trade and other receivables...........            (9,223)    (13,533)   (34,734)   (12,111)   (44,106)
      Increase in prepaid pension costs.................            (1,324)       (908)      (667)      (338)      (307)
      Increase in provisions for pension liabilities....                62          67         70         40         31
      Increase in trade and other payables..............             4,470      12,053     17,867     11,614     38,997
                                                                    ------     -------    -------    -------    -------
Cash generated from operations..........................            16,472      22,049     15,214     10,751     12,399
Income tax paid.........................................            (2,995)     (1,997)    (3,113)      (530)    (2,766)
Interest paid...........................................            (4,002)     (3,916)    (3,655)    (2,564)    (3,162)
                                                                    ------     -------    -------    -------    -------
Net cash from operating activities......................             9,475      16,136      8,446      7,657      6,471
                                                                    ------     -------    -------    -------    -------
Investing activities:
  Interest received.....................................             1,347       2,677      3,015      2,007      1,495
  Dividend received.....................................                88          62         --         --         --
  Proceeds from disposal of property, plant and
    equipment...........................................               626         449        485        485        476
  Purchases of property, plant and equipment............     11     (5,066)    (16,644)   (12,924)    (4,214)    (8,424)
  Acquisition of subsidiaries and business
    undertakings........................................     13     (3,109)    (19,368)   (16,551)   (10,093)    (5,640)
  Proceeds on sale of other investments.................                --          96         --         --        513
  Decrease/(increase) in minority interest..............                --          66       (189)        (5)      (208)
  Acquisition of other investments......................               (44)     (1,266)      (290)      (277)        --
                                                                    ------     -------    -------    -------    -------
Net cash used in investing activities...................            (6,158)    (33,928)   (26,454)   (12,097)   (11,788)
                                                                    ------     -------    -------    -------    -------
Financing activities:
  Ordinary and preference dividends paid................                --      (3,081)    (2,903)        --         --
  Long term bank borrowings -- advanced.................                 6         451         19         --        358
  Long term bank borrowings -- repaid...................            (2,529)       (160)        --         (3)      (101)
  Finance lease obligations -- advanced.................                --       7,919      3,934        587      1,185
  Finance lease obligations -- repaid...................                --      (4,526)    (2,731)    (1,634)    (1,232)
  Payment of purchase acquisition installment...........            (1,736)     (2,529)    (5,216)      (509)    (1,041)
  Shareholder company loans.............................              (135)       (184)       853       (775)         7
  Other loans...........................................            (2,040)     (2,142)        54        (22)      (561)
  Issuance of shares....................................            15,471      36,169         --         --         --
  (Decrease)/increase in bank overdraft.................            (8,892)      4,622      7,420     (3,664)     9,714
                                                                    ------     -------    -------    -------    -------
Net cash from/(used in) financing activities............               145      36,539      1,430     (6,020)     8,329
                                                                    ------     -------    -------    -------    -------
Net increase/(decrease) in cash and cash equivalents....             3,462      18,747    (16,578)   (10,460)     3,012
Cash and cash equivalents at the beginning of the fiscal
  year..................................................            16,649      20,174     38,555     38,555     20,760
Effect of foreign exchange rate changes.................                63        (366)    (1,217)    (1,055)       973
                                                                    ------     -------    -------    -------    -------
Cash and cash equivalents at the end of the fiscal
  year..................................................            20,174      38,555     20,760     27,040     24,745
                                                                    ======     =======    =======    =======    =======

---------------
* Revised (see Note 2)

The accompanying notes to the consolidated financial statements form an integral part of the consolidated financial statements.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)

1. PRESENTATION OF FINANCIAL STATEMENTS

     The financial statements of UTi Worldwide Inc. (the "group" or "UTi") are prepared in accordance with International Accounting Standards ("IAS") in United States dollars.

Nature of Operations

     UTi's core business is in non-asset air and ocean transportation and forwarding, customs clearances and distribution value added services, such as warehousing. From these operations, the group has a balanced diversity of industries, geographic markets and individual customers. UTi's overriding goal continues to be to provide its customers with customized supply chain solutions that deliver competitive advantage in the global logistics marketplace, with quantifiable results.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Risk Factors

     The group's operations are influenced by many factors, including economic and political conditions throughout the world, international laws, and fluctuating currency rates. The impacts of some of these risk factors are reduced by the use of forward exchange contracts and the fact that the group operates on a global basis.

2. ADOPTION OF INTERNATIONAL ACCOUNTING STANDARDS

     In the current year, the group has adopted the following revisions to International Accounting Standards for the first time:

IAS 1  (revised 1997)....................    Presentation of Financial Statements
IAS 14 (revised 1997)....................    Segmental reporting
IAS 19 (revised 1998)....................    Employee benefits

     IAS 1 (revised 1997) and IAS 14 (revised 1997) are concerned with the presentation and disclosure of financial information. The presentation in the current year's financial statements conforms to the requirements of these Standards, and prior years have been modified in order to achieve consistent presentation.

     IAS 19 (revised 1998) specifies the accounting treatment for employee benefits, including retirement benefit plans. The principle effect of the implementation of IAS 19 (revised 1998) is the recognition of costs for the group's defined benefit retirement plans. In prior periods, the costs of providing retirement benefits under these plans were determined using a projected benefit valuation method, with actuarial valuations carried out every three years. Actuarial gains and losses and past service costs were spread systematically over the expected remaining working life of existing employees, irrespective of the date of vesting.

     Under IAS 19 (revised 1998), the cost of providing retirement benefits under the group's defined benefit plans is determined using the projected unit credit method, with the actuarial valuations being

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

2. ADOPTION OF INTERNATIONAL ACCOUNTING STANDARDS (CONTINUED) carried out at each balance sheet date. Actuarial gains and losses which exceed 10% of the greater of the present value of the group's pension obligations and the fair value of the plans' assets are amortized over the expected average remaining working lives of the employees participating in the plans. Past service costs are recognized immediately to the extent that the benefits are already vested, and otherwise are amortized on a straight-line basis over the average period until the amended benefits become vested.

     As a result of the changes described above, the group has determined the liability and prepaid costs for its defined benefit plans at the date of adoption of IAS 19 (revised 1998) as US$646,000 and US$4,588,000, respectively (of which US$54,000 and US$971,000, respectively, arose in fiscal year 1998, US$59,000 and US$675,000, respectively, arose in fiscal year 1999 and US$65,000 and US$649,000, respectively, arose in fiscal year 2000). These amounts (net of foreign exchange translation differences and deferred tax effects) have been recognized immediately and the opening balance of the distributable reserves at February 1, 1997 has been increased by US$746,000.

     IAS 19 (revised 1998) also requires the group to provide in full for accrued leave pay. In the past, the group provided for leave pay based on a proportion of the total leave pay accrual on the basis that all employees would not leave the group at the same time. As a result of these changes, the opening distributable reserves at February 1, 1997 has been reduced by US$515,000 (net of foreign exchange translation differences and deferred tax) and the results for the fiscal years ended January 31, 1998, 1999 and 2000 have been reduced by US$112,000, US$122,000 and US$26,000 (net of foreign exchange translation differences and deferred tax), respectively.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have been prepared under the historical cost convention, as modified for the revaluation of land and buildings.

     The principal accounting policies remain unchanged from the previous year, except for the adoption of IAS 19 (revised 1998) "Employee benefits," with effect from February 1, 1999.

Basis of Consolidation

     The consolidated financial statements incorporate the financial statements of the company and all subsidiaries controlled by the group (generally 50% or more shareholding). Control is achieved where the group has the power to govern the financial and operating policies of a subsidiary company so as to obtain benefits from its activities.

     The results of subsidiaries acquired during the year are included in the consolidated income statement from the effective date of acquisition.

     All significant inter-company transactions and balances are eliminated.

Business Combinations

     On acquisition, the assets and liabilities are measured at their fair values at the date of acquisition. Any excess of the cost of the acquisition over the fair values of the identifiable assets and liabilities is recognized as goodwill. Goodwill is amortized on a straight-line basis following an assessment of the estimated useful life, subject to a maximum period of 20 years.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Goodwill arising on acquisitions prior to January 1, 1995 was written off against shareholders' equity, in accordance with IAS 22 (revised 1993) "Business combinations."

     The interest of minority shareholders is stated at the minority's proportion of the fair values of the assets and liabilities recognized.

Property, Plant & Equipment

     Property, plant and equipment is stated at cost or valuation less accumulated depreciation.

     Depreciation is provided on the straight-line and reducing balance methods in amounts sufficient to relate the cost or valuation of depreciable assets to operations over the estimated useful lives of the assets at the following annual rates:

Computer equipment/software.................................   20% - 33%
Fixtures, fittings and equipment............................   10% - 33%
Motor vehicles..............................................   10% - 33%
Buildings...................................................  2.5% - 10%
Land........................................................          0%

     Land and buildings are stated at valuation on the basis of the most recently established open market values. Land and buildings are revalued with sufficient regularity that the carrying amount does not differ materially from that which would be determined using fair values at the balance sheet date. Surpluses on revaluation are transferred directly to non-distributable reserves.

     Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets.

     Leasehold improvements are amortized over the estimated useful lives of the related assets, or over the remaining term of the lease, whichever is shorter.

Investments

     Investments in associated companies are equity accounted when the group has significant influence over the operating and financial policies (generally an investment of 20 - 50%). Where the investment is below 20%, but the group can demonstrate that it has significant influence over the operating and financial policies, the investee is equity accounted. The consolidated income statements include the group's share of pre-tax profits and attributable tax from associated companies.

     The goodwill arising on the acquisition of an associate is included within the carrying amount of the associate. Goodwill is amortized on a straight-line basis following an assessment of the estimated useful life, subject to a maximum period of 20 years.

     Investments in companies, where the group does not exercise significant influence, are stated at cost less impairment losses recognized, where the investment carrying amount exceeds its estimated recoverable amount.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Deferred Tax

     Deferred tax is accounted for using the comprehensive balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of taxable income. In principle, deferred tax liabilities are recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognized if the temporary differences arise from goodwill or from the initial recognition (other than a business combination) of other assets and liabilities in a transaction that affects neither the tax income nor the accounting income.

     Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled. Deferred tax is charged or credited to the income statement.

     No provision is made for additional taxes, which would arise if the retained earnings of subsidiaries were distributed on the basis that it is not envisaged that such distribution will be made.

Foreign Currency Translation

     For consolidation purposes, balance sheets of subsidiaries expressed in currencies other than United States dollars, are translated at the rate of exchange ruling at the balance sheet date. Results for the year are translated using average rates of exchange for the year. Gains and losses on translation are reflected as movements in reserves as a separate component of equity.

     Assets and liabilities at the balance sheet date of individual companies within the group, expressed in currencies different to their functional currencies, are translated at rates of exchange ruling at the balance sheet date. Transactions in foreign currencies during the year are translated at rates of exchange ruling on the day of the transactions. These gains and losses arising on translation are accounted for in the income statement.

     Exchange differences arising on the translation of long-term structural loans to subsidiary companies are dealt with as movements in the foreign exchange translation reserve.

     In order to hedge its exposure to foreign exchange risks, the group enters into forward exchange contracts. Unrealized gains and losses arising on currency forward exchange contracts designated as hedges of identified exposures are deferred and matched against gains and losses arising on the specified transactions.

     The financial statements of foreign entities that report in the currency of a hyper-inflationary economy are restated in terms of the measuring unit currency at the balance sheet date before they are translated into United States dollars.

Foreign Currency Forward Exchange Contracts

     Foreign currency forward exchange contracts are used to hedge foreign currency exposure on certain trade and inter-company transactions. Gains and losses on such contracts are recognized in the income statement at the date of settlement.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Leases

     Assets held under finance leases are capitalised at their fair value on the inception of the leases and depreciated over their estimated useful lives. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. The finance charges are allocated over the period of the lease in proportion to the capital amounts outstanding, so as to produce a constant periodic rate of charge on the remaining balance of the obligations for each accounting period.

     Rentals under operating leases are charged to the income statement as incurred.

Cash and Cash Equivalents

     Cash and cash equivalents include demand deposits and investments with original maturities of three months or less.

Trade Receivables

     Trade receivables include disbursements made on behalf of customers for transportation costs and customs duties. The billings to customers for these disbursements, which are several times the amount of revenue and fees derived from these transactions, are not recorded as revenue and expense in the income statement. Management establishes reserves based on the expected ultimate recovery of these receivables.

Retirement Benefit Costs

     Payments to defined contribution retirement benefit plans are charged as an expense as they fall due. Payments made to state-managed retirement benefit plans are dealt with as defined contribution plans where the group's obligations under the plans are equivalent to those arising in a defined contribution retirement benefit plan.

     For defined benefit retirement benefit plans, the cost of providing retirement benefits under the group's defined benefit plans is determined using the projected unit credit method, with the actuarial valuations being carried out at each balance sheet date. Unrecognized actuarial gains and losses which exceed 10% of the greater of the present value of the group's pension obligations or the fair value of the plans' assets are amortized over the expected average remaining working lives of the employees participating in the plan. Actuarial gains and losses which are within 10% of the present value of the group's pension obligations or the fair value of the plans' assets are carried forward. Past service costs are recognized immediately to the extent that the benefits are already vested, and otherwise are amortized on a straight-line basis over the average period until the amended benefits become vested.

     The amount recognized in the balance sheet represents the present value of the defined benefit obligations as adjusted for unrecognized actuarial gains and losses and unrecognized past service costs, and reduced by the fair value of plan assets. Any asset resulting from this calculation is limited to unrecognized actuarial losses and past service cost, plus the present value of available refunds and reductions in future contributions to the plans.

     The above policy has been adopted on the presumption that the group will have rights to the surpluses in the various funds.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Revenue Recognition

     Gross revenue represents billings on exports to customers, plus net revenue on imports, net of any value added taxes and custom duties. Gross revenue and freight consolidation costs for airfreight and ocean freight forwarding services, including commissions earned from the group's services as an authorized agent for airline and ocean carriers, are recognized at the time the freight departs the terminal of origin which is when the customer is billed. Gross customs brokerage revenue and other revenues are also recognized when we bill the customer, which for customs brokerage revenue, is when the necessary documentation for customs clearance has been completed, and for other revenues, is when the service has been provided to third parties in the ordinary course of business.

Borrowing Costs

     Borrowing costs are expensed in the income statement when incurred.

Financial Instruments

  Financial Assets

     The group's principal financial assets are bank balances and cash, trade receivables and equity investments.

     Trade receivables are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts.

  Financial Liabilities and Equity Instruments

     Financial liabilities and equity instruments are classified according to the substance of the contractual agreements entered into.

     Significant financial liabilities include finance lease obligations, future acquisition installments, interest bearing bank loans and overdrafts and trade and other payables.

     The accounting policy adopted for finance lease obligations is outlined above.

     Interest bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs. Finance charges, including premiums payable on settlement or redemption, are accounted for on an accrual basis and are added to the carrying value of the instruments to the extent that they are not settled in the period in which they arise.

     Trade and other payables are stated at their nominal value.

     Equity instruments are recorded at the proceeds received, net of direct issue costs.

  Off Balance Sheet Derivative Instruments

     Derivative financial instruments, comprising currency forward contracts are not recognized in the financial statements on inception. The policy adopted for instruments designed to hedge foreign exchange risks is outlined under "foreign currency forward exchange contracts" above.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

4. SEGMENT REPORTING

     The group's reportable segments are geographic segments that offer similar products and services. They are managed separately because each segment requires close customer contact by senior management, individual requirements of customers differ between regions and each region is affected by similar economic conditions.

     Certain information regarding the group's operations by segment is summarized below.

                         ANALYSIS BY GEOGRAPHICAL AREA
                     SIX MONTHS ENDED JULY 31, 2000 US$'000
                                  (UNAUDITED)

                                                EUROPE     AMERICAS    ASIA PACIFIC    AFRICA     CORPORATE     TOTAL
                                                -------    --------    ------------    -------    ---------    -------
Gross revenue from external customers.........  137,660    132,137        69,158        63,030         --      401,985
                                                =======    =======        ======       =======     ======      =======
Net revenue...................................   30,231     45,669        17,358        47,875         --      141,133
Staff costs...................................  (16,255)   (27,756)       (8,081)      (18,992)      (584)     (71,668)
Depreciation..................................   (1,085)      (994)         (411)       (1,602)      (175)      (4,267)
Amortization..................................     (329)    (1,427)         (226)         (164)        --       (2,146)
Other operating expenses......................   (9,415)   (14,002)       (5,527)      (21,315)      (532)     (50,791)
                                                -------    -------        ------       -------     ------      -------
Segment result................................    3,147      1,490         3,113         5,802     (1,291)      12,261
                                                =======    =======        ======       =======     ======
Finance costs.................................                                                                  (3,624)
Income from other investments.................                                                                   2,118
                                                                                                               -------
Pretax income.................................                                                                  10,755
Income tax expense............................                                                                  (2,579)
                                                                                                               -------
Net income before minority interest...........                                                                   8,176
                                                                                                               =======
Segment assets at July 31, 2000...............   84,651    133,869        41,016        68,741     23,283      351,560
                                                =======    =======        ======       =======     ======      =======
Segment liabilities, including minority
  interest, at July 31, 2000..................   58,188     88,047        26,635        62,717      7,673      243,260
                                                =======    =======        ======       =======     ======      =======

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

4. SEGMENT REPORTING (CONTINUED)
                         ANALYSIS BY GEOGRAPHICAL AREA
                     SIX MONTHS ENDED JULY 31, 1999 US$'000
                                  (UNAUDITED)

                                                EUROPE     AMERICAS    ASIA PACIFIC    AFRICA     CORPORATE     TOTAL
                                                -------    --------    ------------    -------    ---------    -------
Gross revenue from external customers.......    118,705     98,341        52,544        58,407        --       327,997
                                                =======    =======        ======       =======      ====       =======
Net revenue.................................     26,185     30,636        14,676        43,658        --       115,155
Staff costs.................................    (15,422)   (16,841)       (7,105)      (18,724)     (373)      (58,465)
Depreciation................................       (719)      (786)         (344)       (1,791)       --        (3,640)
Amortization................................       (235)      (880)         (196)         (193)       --        (1,504)
Other operating expenses....................     (7,162)   (10,533)       (5,002)      (21,299)      235       (43,761)
                                                -------    -------        ------       -------      ----       -------
Segment result..............................      2,647      1,596         2,029         1,651      (138)        7,785
                                                =======    =======        ======       =======      ====
Finance costs...............................                                                                    (3,082)
Income from other investments...............                                                                     1,752
                                                                                                               -------
Pretax income...............................                                                                     6,455
Income tax expense..........................                                                                      (548)
                                                                                                               -------
Net income before minority interest.........                                                                     5,907
                                                                                                               =======

                         ANALYSIS BY GEOGRAPHICAL AREA
                      YEAR ENDED JANUARY 31, 2000 US$'000

                                               EUROPE     AMERICAS    ASIA PACIFIC    AFRICA     CORPORATE     TOTAL
                                               -------    --------    ------------    -------    ---------    --------
Gross revenue from external customers......    217,184    241,954       118,965       128,852         --       706,955
                                               =======    =======       =======       =======     ======      ========
Net revenue................................     56,102     67,928        30,863        90,724         --       245,617
Staff costs................................    (32,425)   (38,674)      (14,627)      (36,197)    (1,006)     (122,929)
Depreciation...............................     (2,093)    (1,453)         (691)       (3,541)       (44)       (7,822)
Amortization...............................       (537)    (2,078)         (406)         (391)         3        (3,409)
Other operating expenses...................    (16,604)   (20,812)      (10,537)      (42,849)       770       (90,032)
                                               -------    -------       -------       -------     ------      --------
Segment result.............................      4,443      4,911         4,602         7,746       (277)       21,425
                                               =======    =======       =======       =======     ======
Finance costs..............................                                                                     (4,653)
Income from other investments..............                                                                      2,334
                                                                                                              --------
Pretax income..............................                                                                     19,106
Income tax expense.........................                                                                     (1,623)
                                                                                                              --------
Net income before minority interest........                                                                     17,483
                                                                                                              ========
Segment assets at year end.................     75,369     95,524        35,035        66,731     25,261       297,920
                                               =======    =======       =======       =======     ======      ========
Segment liabilities, including minority
  interest, at year end....................     52,622     56,156        20,328        58,138      5,633       192,877
                                               =======    =======       =======       =======     ======      ========
Other information
Capital additions..........................     10,237     19,368         2,178         3,660        194        35,637
Number of employees........................                                                                      5,604

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

4. SEGMENT REPORTING (CONTINUED)
                         ANALYSIS BY GEOGRAPHICAL AREA
                      YEAR ENDED JANUARY 31, 1999 US$'000

                                               EUROPE     AMERICAS    ASIA PACIFIC    AFRICA     CORPORATE     TOTAL
                                               -------    --------    ------------    -------    ---------    --------
Gross revenue from external customers........  195,761    173,096        78,902       123,382         --       571,141
                                               =======    =======       =======       =======     ======      ========
Net revenue..................................   49,435     47,413        23,563        87,868         --       208,279
Staff costs..................................  (30,237)   (27,796)      (11,962)      (35,914)      (635)     (106,544)
Depreciation.................................   (1,244)      (934)         (609)       (3,519)        (4)       (6,310)
Amortization.................................     (319)      (922)         (332)         (268)        --        (1,841)
Other operating expenses.....................  (13,491)   (15,019)       (8,449)      (39,559)      (761)      (77,279)
                                               -------    -------       -------       -------     ------      --------
Segment result...............................    4,144      2,742         2,211         8,608     (1,400)       16,305
                                               =======    =======       =======       =======     ======
Finance costs................................                                                                   (3,936)
Income from associates.......................                                                                       26
                                                                                                              --------
Income from other investments................                                                                    5,478
                                                                                                              --------
Pretax income................................                                                                   17,873
                                                                                                              --------
Income tax expense...........................                                                                   (3,220)
                                                                                                              --------
Net income before minority interest..........                                                                   14,653
                                                                                                              ========
Segment assets at year end...................   69,607     59,373        27,483        78,555     20,195       255,213
                                               =======    =======       =======       =======     ======      ========
Segment liabilities, including minority
  interest, at year end......................   56,279     25,107        21,814        56,190      2,486       161,876
                                               =======    =======       =======       =======     ======      ========
Other information
Capital additions............................   11,144     14,898         2,218        16,000         53        44,313
Number of employees..........................                                                                    5,091

                         ANALYSIS BY GEOGRAPHICAL AREA
                      YEAR ENDED JANUARY 31, 1998 US$'000

                                                EUROPE     AMERICAS    ASIA PACIFIC    AFRICA     CORPORATE     TOTAL
                                                -------    --------    ------------    -------    ---------    -------
Gross revenue from external customers.........  163,117    163,854        72,574       128,990         --      528,535
                                                =======    =======       =======       =======     ======      =======
Net revenue...................................   36,581     39,127        20,784        89,994         --      186,486
Staff costs...................................  (22,651)   (22,709)      (10,461)      (35,989)      (523)     (92,333)
Depreciation..................................     (854)      (834)         (614)       (3,723)        --       (6,025)
Amortization..................................      (36)      (372)         (287)           --         --         (695)
Other operating expenses......................  (10,006)   (12,330)       (7,862)      (40,377)    (1,162)     (71,737)
                                                -------    -------       -------       -------     ------      -------
Segment result................................    3,034      2,882         1,560         9,905     (1,685)      15,696
                                                =======    =======       =======       =======     ======
Finance costs.................................                                                                  (4,001)
Income from associates........................                                                                     199
Income from other investments.................                                                                   2,749
                                                                                                               -------
Pretax income.................................                                                                  14,643
                                                                                                               -------
Income tax expense............................                                                                  (2,543)
                                                                                                               -------
Net income before minority interest...........                                                                  12,100
                                                                                                               =======
Segment assets at year end....................   42,094     39,107        20,056        73,484      9,072      183,813
                                                =======    =======       =======       =======     ======      =======
Segment liabilities, including minority
  interest, at year end.......................   32,678     18,197        17,070        54,345      6,283      128,573
                                                =======    =======       =======       =======     ======      =======
Other information
Capital additions.............................    1,089      4,715         4,677         2,123         18       12,622
Number of employees...........................                                                                   4,147

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

4. SEGMENT REPORTING (CONTINUED)
     Intergroup transactions are priced at cost. Where two or more subsidiaries are involved in the handling of a consignment, the net revenue is shared based upon a standard formula, which is adopted across the group.

     The following table shows the gross revenue and net revenue attributable to the group's principal services.

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED JANUARY 31,             JULY 31,
                                           -----------------------------    ------------------
                                            1998       1999       2000       1999       2000
                                           US$'000    US$'000    US$'000    US$'000    US$'000
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
Gross revenue
Airfreight forwarding....................  312,496    338,270    399,289    183,982    218,814
Oceanfreight forwarding..................  143,746    153,637    208,865     98,361    118,505
Customs brokerage........................   29,886     34,701     40,453     18,945     29,523
Other....................................   42,407     44,533     58,348     26,709     35,143
                                           -------    -------    -------    -------    -------
                                           528,535    571,141    706,955    327,997    401,985
                                           =======    =======    =======    =======    =======
Net revenue
Airfreight forwarding....................  101,092    113,619    124,177     60,003     67,332
Oceanfreight forwarding..................   30,745     33,345     44,078     20,787     24,083
Customs brokerage........................   27,495     33,360     40,156     18,774     27,818
Other....................................   27,154     27,955     37,206     15,591     21,900
                                           -------    -------    -------    -------    -------
                                           186,486    208,279    245,617    115,155    141,133
                                           =======    =======    =======    =======    =======

5. OPERATING PROFIT

                                                             YEAR ENDED JANUARY 31,
                                                          -----------------------------
                                                           1998       1999       2000
                                                          US$'000    US$'000    US$'000
                                                          -------    -------    -------
Operating profit is disclosed after
  charging/(crediting):
  Loss/(gain) on sale of fixed assets...................      71       (111)        44
  Operating lease and rental costs......................  14,005     14,296     16,154
  Other operating income................................    (350)      (563)    (1,653)
  Hyper-inflation adjustment............................      --         --         --

6. FINANCE COSTS

                                                             YEAR ENDED JANUARY 31,
                                                          -----------------------------
                                                           1998       1999       2000
                                                          US$'000    US$'000    US$'000
                                                          -------    -------    -------
Interest on bank overdrafts.............................   3,481      3,589      2,433
Interest on finance lease obligations...................     520        347        798
Interest on future acquisition installments.............      --         --        524
Foreign exchange loss...................................      --         --        473
Other...................................................      --         --        425
                                                           -----      -----      -----
                                                           4,001      3,936      4,653
                                                           =====      =====      =====

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

7. INCOME FROM OTHER INVESTMENTS

                                                             YEAR ENDED JANUARY 31,
                                                          -----------------------------
                                                           1998       1999       2000
                                                          US$'000    US$'000    US$'000
                                                          -------    -------    -------
Short term bank deposits................................     890      2,208      2,027
Shareholder company loans (Note 28).....................     266        244         --
Foreign exchange gain...................................   1,184      2,754         --
Other...................................................     321        210        307
Dividends received......................................      88         62         --
                                                           -----      -----      -----
                                                           2,749      5,478      2,334
                                                           =====      =====      =====

8. INCOME TAX EXPENSE

                                                             YEAR ENDED JANUARY 31,
                                                          -----------------------------
                                                           1998       1999       2000
                                                          US$'000    US$'000    US$'000
                                                          -------    -------    -------
Corporate tax:
 -- Current year......................................     2,445       2,075     3,800
 -- Prior year........................................        84         223       (69)
                                                           -----     -------    ------
                                                           2,529       2,298     3,731
                                                           =====     =======    ======
Deferred tax:
 -- Current year temporary differences and utilization
    of losses.........................................      (197)       (281)     (613)
 -- Prior year........................................       158       1,037    (1,575)
                                                           -----     -------    ------
                                                             (39)        756    (2,188)
                                                           -----     -------    ------
Other.................................................        53         166        80
                                                           -----     -------    ------
                                                           2,543       3,220     1,623
                                                           =====     =======    ======

     The tax charge for the year is based on normal trading operations at rates applicable to the country of origin. The charge for the year can be reconciled to the profit per the income statement as follows.

                                                                  YEAR ENDED JANUARY 31,
                                                      -----------------------------------------------
                                                       1998             1999             2000
                                                      US$'000    %     US$'000    %     US$'000    %
                                                      -------   ----   -------   ----   -------   ---
Profit before tax...................................  14,643           17,873            19,106
Expenses that are not deductible in determining
  taxable income....................................   1,174            1,268             3,407
Utilization of tax losses not previously
  recognized........................................     (86)          (1,347)          (10,108)
Timing differences not recognized in deferred tax...     195              286             3,373
                                                      ------           ------           -------
                                                      15,926           18,080            15,778
                                                      ------           ------           -------
Tax expense and effective tax rate for the year.....   2,543    17.4    3,220    18.0     1,623   8.5
                                                      ======           ======           =======

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

9. DIVIDENDS

                                                                 YEAR ENDED JANUARY 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              US$'000    US$'000    US$'000
                                                              -------    -------    -------
The directors recommended the payment of a dividend on the
  ordinary share capital of the company of 15.26 (1999:
  13.89, 1998: 11.83) U.S. cents per ordinary share, which
  was confirmed at a shareholder meeting held on June 14,
  2000. ....................................................   1,621      2,174      2,388
The directors recommended the payment of a preference
  dividend of 2% (1999: 2%, 1998: 2%) on the company's
  non-voting variable participating cumulative convertible
  preference shares of no par value, which was confirmed at
  a shareholder meeting held on June 14, 2000. .............     730        730        730
                                                               -----      -----      -----
                                                               2,351      2,904      3,118
                                                               =====      =====      =====

10. EARNINGS PER SHARE

                                                                                                      SIX MONTHS ENDED
                                                                YEAR ENDED JANUARY 31,                    JULY 31,
                                                        ---------------------------------------   -------------------------
                                                           1998          1999          2000          1999          2000
                                                          US$'000       US$'000       US$'000       US$'000       US$'000
                                                        -----------   -----------   -----------   -----------   -----------
                                                                                                         (UNAUDITED)
Basic earnings per ordinary share:
  Profit attributable to shareholders.................       11,848        14,574        17,078         5,600         7,776
  Preference dividend.................................          730           730           730           365            --
                                                        -----------   -----------   -----------   -----------   -----------
Profit attributable to ordinary shareholders..........       11,118        13,844        16,348         5,235         7,776
Weighted average number of ordinary shares............   12,076,813    14,470,708    15,259,099    15,259,099    17,653,239
Basic earnings per ordinary share (US$)...............         0.92          0.96          1.07          0.34          0.44
Diluted earnings per ordinary share:
  Profit attributable to ordinary shareholders........       11,848        14,574        17,078         5,600         7,776
  Weighted average number of ordinary shares..........   12,076,813    14,470,708    15,259,099    15,259,099    17,653,239
  Preference shares...................................    4,788,281     4,788,281     4,788,281     4,788,281     2,394,141
                                                        -----------   -----------   -----------   -----------   -----------
Weighted average number of ordinary shares
  (diluted)...........................................   16,865,094    19,258,989    20,047,380    20,047,380    20,047,380
Diluted earnings per ordinary share (US$).............         0.70          0.76          0.85          0.28          0.39
Basic earnings per ordinary share before amortization:
  Profit attributable to ordinary shareholders........       11,118        13,844        16,348         5,235         7,776
  Amortization........................................          695         1,841         3,409         1,504         2,146
                                                        -----------   -----------   -----------   -----------   -----------
Earnings before amortization..........................       11,813        15,685        19,757         6,739         9,922
Weighted average number of ordinary shares............   12,076,813    14,470,708    15,259,099    15,259,099    17,653,239
Basic earnings per ordinary share before amortization
  (US$)...............................................         0.98          1.08          1.29          0.44          0.56
Diluted earnings per ordinary share before
  amortization:
  Profit attributable to shareholders.................       11,848        14,574        17,078         5,600         7,776
  Amortization........................................          695         1,841         3,409         1,504         2,146
                                                        -----------   -----------   -----------   -----------   -----------
Earnings before amortization..........................       12,543        16,415        20,487         7,104         9,922
Weighted number of ordinary shares (diluted)..........   16,865,094    19,258,989    20,047,380    20,047,380    20,047,380
Diluted earnings per ordinary share before
  amortization (US$)..................................         0.74          0.85          1.02          0.35          0.49

     The above number of shares excludes any contingently issuable ordinary shares.

     Earnings for 1998 and 1999 have been adjusted to reflect the retrospective application of IAS 19 (Revised 1998).

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

11. PROPERTY, PLANT AND EQUIPMENT, NET

                                                                FIXTURES,
                                                    COMPUTER    FITTINGS               LEASEHOLD
                                                   EQUIPMENT/      AND       MOTOR     IMPROVE-
                     US$'000                        SOFTWARE    EQUIPMENT   VEHICLES     MENTS     BUILDINGS   LAND    TOTAL
                     -------                       ----------   ---------   --------   ---------   ---------   -----   ------
Cost/Valuation at February 1, 1999...............    18,626      12,505       9,312      2,435      11,491     3,715   58,084
Additions........................................     6,321       2,249       2,308        754       1,292             12,924
Hyper-inflation accounting adjustment............        49          37         101         --         132        --      319
Subsidiaries acquired............................       454         813         370        494          --        --    2,131
Disposals........................................    (1,431)       (898)     (1,384)       (82)         --        (8)  (3,803)
Foreign exchange translation.....................      (459)     (1,106)       (334)       (38)       (639)     (177)  (2,753)
                                                     ------      ------      ------      -----      ------     -----   ------
At January 31, 2000..............................    23,560      13,600      10,373      3,563      12,276     3,530   66,902
                                                     ------      ------      ------      -----      ------     -----   ------
Accumulated Depreciation at February 1, 1999.....    12,345       7,343       5,741      1,059       2,432        --   28,920
Charge for the year..............................     3,383       1,874       1,774        541         250        --    7,822
Hyper-inflation accounting adjustment............        25          19          53         --          68        --      165
Disposals........................................    (1,249)       (733)     (1,227)       (68)         --        --   (3,277)
Foreign exchange translation.....................      (504)       (730)       (269)       (32)       (178)       --   (1,713)
                                                     ------      ------      ------      -----      ------     -----   ------
At January 31, 2000..............................    14,000       7,773       6,072      1,500       2,572        --   31,917
Net book value at January 31, 2000...............     9,560       5,827       4,301      2,063       9,704     3,530   34,985
                                                     ======      ======      ======      =====      ======     =====   ======
Net book value at January 31, 1999...............     6,281       5,162       3,571      1,376       9,059     3,715   29,164
                                                     ======      ======      ======      =====      ======     =====   ======

     Land and buildings are revalued independently with sufficient regularity that the carrying amount does not differ materially for that which would be determined using fair values at the balance sheet date. All group companies do not complete these valuations simultaneously. The bases used to revalue the assets include the open market value and capitalization of income methods. The carrying amount of land and buildings would have been US$12,269,000 at fiscal year end 2000 (1999 - US$11,766,000) had the assets been carried at cost less depreciation.

     The following assets at net book value are subject to finance leases:

                                                           AS OF JANUARY 31,
                                                          --------------------
                                                           1999         2000
                                                          US$'000      US$'000
                                                          -------      -------
Computer equipment/software.............................    1,091        1,633
Fixtures, fittings and equipment........................    1,708        1,530
Motor vehicles..........................................    1,500        1,680
Land and buildings......................................    7,737        8,832

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

12. GOODWILL, NET

                                                              YEAR ENDED JANUARY 31,
                                                              -----------------------
                                                                1999          2000
                                                               US$'000       US$'000
                                                              ---------     ---------
Cost balance at February 1..................................    10,837        34,528
Acquired during the year....................................    23,952        18,598
Adjustment from contingent consideration on business
  combinations..............................................        --         1,984
Foreign exchange translation................................      (261)         (137)
                                                                ------        ------
Balance at January 31.......................................    34,528        54,973
                                                                ------        ------
Accumulated amortization balance at February 1..............     1,263         3,054
Amortization for the year...................................     1,841         3,409
Foreign exchange translation................................       (50)          (22)
                                                                ------        ------
Balance at January 31.......................................     3,054         6,441
                                                                ------        ------
Net book value at January 31................................    31,474        48,532
                                                                ======        ======

13. INVESTMENTS

                                                              YEAR ENDED JANUARY 31,
                                                              -----------------------
                                                                1999          2000
                                                               US$'000       US$'000
                                                              ---------     ---------
Associated companies at carrying value at February 1........       514           687
Disposals...................................................      (109)           --
Investments in associates now consolidated..................        --          (331)
Additions...................................................       307            --
Share of income/(loss) from associates......................        26           (49)
Transfer to unlisted investments............................        --          (307)
Dividends received..........................................       (62)           --
Foreign exchange translation................................        11            --
                                                                ------        ------
At January 31...............................................       687            --
                                                                ------        ------
Unlisted investments at cost/carrying value at February 1...        96         1,051
Additions...................................................       967           301
Unlisted investments now consolidated.......................        (8)         (597)
Transfer from equity accounted associates (carrying
  value)....................................................        --           307
Disposals...................................................       (12)           --
Foreign exchange translation................................         8           (22)
                                                                ------        ------
At January 31...............................................     1,051         1,040
                                                                ======        ======
Listed investments at cost at February 1....................         3             3
At January 31...............................................         3             3
                                                                ======        ======
  Total investments at January 31...........................     1,741         1,043
                                                                ======        ======
Market value of listed investments..........................         3             3
                                                                ======        ======

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

13. INVESTMENTS (CONTINUED)
     A number of investments that were treated as associates in prior years have been reclassified to unlisted investments, as the group no longer has significant influence over the operating and financial policies of the investee companies.

     Details of the consolidated subsidiaries at January 31, 2000 are as follows:

                                                       COUNTRY OF INCORPORATION    % SHARE HOLDING
                                                       ------------------------    ---------------
Union-Transport (Argentina) SA.......................         Argentina                  100
Union-Transport (Aust) Pty Limited...................         Australia                  100
Union-Transport NV...................................          Belgium                   100
Union-Transport (Botswana) Limited...................          Botswana                  100
Unitrans do Brasil Limitada..........................           Brazil                   100
Corrib Limited.......................................   British Virgin Islands           100
Goddard Company Limited..............................   British Virgin Islands           100
Kasteel II Limited...................................   British Virgin Islands           100
Karibe Investments Limited...........................   British Virgin Islands           100
Taipan Services Limited..............................   British Virgin Islands           100
Thomas International Freight Auditors Limited........   British Virgin Islands           100
Transnacala Africa Express Limited...................   British Virgin Islands           100
Transtec Ocean Express Holdings Inc..................   British Virgin Islands           100
Union-Transport Africa Limited.......................   British Virgin Islands           100
Union-Transport Africa Services Limited..............   British Virgin Islands           100
Union-Transport Asia Pacific Limited.................   British Virgin Islands           100
Union-Transport International Inc....................   British Virgin Islands           100
Union-Transport Networks Inc.........................   British Virgin Islands           100
Union-Transport Projects Limited.....................   British Virgin Islands           100
Union-Transport Burundi S.A.R.L......................          Burundi                   100
Union Air Transport Inc..............................           Canada                   100
Commerce Customs Brokers and Freight Forwarders
  Limited............................................           Canada                   100
W.J Bondy Customs Brokers Limited....................           Canada                   100
CCB Ventures Limited.................................           Canada                   100
Commerce International Freight Forwarders Limited....           Canada                   100
Ambassador Brokerage Limited.........................           Canada                    60
Union-Transport Chile S.A............................           Chile                     51
Union-Transport Egypt Limited........................           Egypt                     55
Union Ocean Transport S.A.R.L........................           France                   100
Union-Transport GmbH.................................          Germany                   100
Union-Transport Administration Limited...............          Guernsey                  100
Air & Sea Union Holdings Limited.....................         Hong Kong                  100
Hatro Hanse Transport Limited........................         Hong Kong                  100
Jet Speed Sea Freight Limited........................         Hong Kong                  100
International Liner Agencies (H.K.) Limited..........         Hong Kong                  100
Scan-Cargo Transport Limited.........................         Hong Kong                  100
Union-Transport (H.K.) Limited.......................         Hong Kong                  100
Union-Transport (India) (Pvt) Limited................           India                    100

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

13. INVESTMENTS (CONTINUED)

                                                       COUNTRY OF INCORPORATION    % SHARE HOLDING
                                                       ------------------------    ---------------
Union Logistics Ireland Limited......................          Ireland                   100
Union-Transport Spa Italy............................           Italy                    100
Union-Transport Italy SrL............................           Italy                    100
Union-Transport Japan K.K............................           Japan                    100
UTK Union-Transport (Kenya) Limited..................           Kenya                    100
Union-Transport Korea Co Limited.....................           Korea                    100
Pyramid Freight (Proprietary) Limited................       Liechtenstein                100
Sun Couriers (Proprietary) Limited...................       Liechtenstein                100
Transacala (Malawi) Limited..........................           Malawi                   100
Union-Transport Properties (Malawi) Limited..........           Malawi                   100
Union-Transport (Malawi) Limited.....................           Malawi                   100
Union-Transport (Mauritius) Limited..................         Mauritius                  100
Union-Transport Logistics (Malaysia) Sdn Bhd.........          Malaysia                  100
Union Air Transport De Mexico SA De CV...............           Mexico                   100
Union-Transport (Mozambique) Limited.................         Mozambique                 100
Pyramid Freight (Proprietary) Limited................          Namibia                   100
African Investments BV...............................        Netherlands                 100
Gerlach Art Packers and Shippers BV..................        Netherlands                 100
TOX Holdings BV......................................        Netherlands                 100
Union-Transport BV...................................        Netherlands                 100
Union-Transport (Netherlands) Holdings BV............        Netherlands                 100
Active Airline Representatives BV....................        Netherlands                 100
African Investment Holdings NV.......................    Netherlands Antilles            100
TOX Holdings NV......................................    Netherlands Antilles            100
Union Air Transport (N.A.) Holdings NV...............    Netherlands Antilles            100
Union Air Transport (N.A.) NV........................    Netherlands Antilles            100
Union-Transport (NZ) Limited.........................        New Zealand                 100
Union-Transport Del Peru S.A.........................            Peru                    100
Union Air Transport..................................        Philippines                 100
Union-Transport Rwanda Sarl..........................           Rwanda                   100
Rayho Transport (Pte) Limited........................         Singapore                  100
UTG Union-Transport (Pte) Ltd........................         Singapore                  100
Co-ordinated Investment Holdings (Pty) Ltd...........        South Africa                 50
Co-ordinated Materials Handling (Pty) Ltd............        South Africa                 50
Granat Property Investments (Pty) Limited............        South Africa                100
Mounted Messengers (Pty) Limited.....................        South Africa                100
Deldevco Properties (Pty) Limited....................        South Africa                100
Marine Link (Pty) Limited............................        South Africa                100
Speedwheel Deliveries (Pty) Limited..................        South Africa                100
Sun Office Automation (Pty) Limited..................        South Africa                100
Union-Transport (Thailand) Co Limited................          Thailand                  100
Union-Transport Taiwan Limited.......................           Taiwan                   100
Union Air Transport Taiwan Limited...................           Taiwan                    50

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

13. INVESTMENTS (CONTINUED)

                                                       COUNTRY OF INCORPORATION    % SHARE HOLDING
                                                       ------------------------    ---------------
Union-Transport Tasimacilik Limited..................           Turkey                    60
Union-Transtec (Uganda) Limited......................           Uganda                   100
Transtec International Freight Services Limited......       United Kingdom               100
Transtec Ocean Express Limited.......................       United Kingdom               100
Union Air Transport Limited..........................       United Kingdom               100
Union Ocean Transport Limited........................       United Kingdom               100
Union-Transport (UK) Holdings Limited................       United Kingdom               100
Union-Transport (Scotland) Limited...................       United Kingdom               100
WTC Ocean Freight (UK) Limited.......................       United Kingdom               100
WTC Transtec Freight Limited.........................       United Kingdom               100
Tutincor SA..........................................          Uruguay                   100
Union-Transport Brokerage Corp.......................  United States of America          100
Union-Transport Logistics Inc........................  United States of America          100
Union-Transport Corporation..........................  United States of America          100
Union-Transport (US) Holdings Inc....................  United States of America          100
Union-Transport Services Inc.........................  United States of America          100
Union Air Transport (Zambia) Limited.................           Zambia                   100
Transtec Freight (Zimbabwe) (Pvt) Limited............          Zimbabwe                  100

     Co-ordinated Investment Holdings (Pty) Limited, Co-ordinated Materials Handling (Pty) Ltd and Union Air Transport Taiwan, in which the group holds 50% investments, have been consolidated as the group has the power to govern the financial and operating policies of these companies.

Acquisitions

     On the acquisition of a business, other than as part of a uniting of interests, including interests in associated undertakings, fair values are attributed to the group's share of assets. Where the cost of acquisition exceeds the value attributable to such net assets, the difference is treated as purchased goodwill.

     The underlying acquisitions were made during the year, and have all been accounted for using the purchase method of accounting. All acquisitions are primarily engaged in providing cargo transportation logistics management, including international air and ocean freight forwarding, customs brokerage and logistic services.

     On February 1, 1999, Union-Transport International Inc., a subsidiary company, acquired the entire issued share capital of Unitrans do Brasil Limitada, incorporated in Brazil, for a consideration of US$6.8m settled in cash.

     The results of Unitrans do Brasil Limitada have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$7.1m has been recorded as goodwill and is being amortized over a period of twenty years.

     On February 1, 1999, African Investments BV, a subsidiary company, acquired the entire issued share capital of Active Airline Representatives BV, incorporated in the Netherlands. The final purchase price is

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

13. INVESTMENTS (CONTINUED)
dependent on certain performance criteria being achieved over the next two years, and is estimated to be US$558,000.

     The results of Active Airline Representatives BV have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$462,000, has been recorded as goodwill and is being amortized over a period of twenty years.

     On February 1, 1999, Union-Transport (Netherlands) Holdings BV, a subsidiary company, acquired the entire issued share capital of Sea Air Transport BV, incorporated in the Netherlands. The final purchase price is dependent on certain performance criteria being achieved over the next two years, and is estimated to be US$2.6m. This company was legally merged with Union-Transport BV, incorporated in the Netherlands.

     The results of Sea Air Transport BV have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$2.2m, has been recorded as goodwill and is being amortized over a period of twenty years.

     On February 1, 1999, Union-Transport (Netherlands) Holdings BV, a subsidiary company, acquired 55% of the issued share capital of Union-Transport Egypt Limited, a company incorporated in Egypt for US$362,000 settled in cash.

     The results of Union-Transport Egypt Limited have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$347,000, has been recorded as goodwill and is being amortized over a period of twenty years.

     On February 1, 1999, Union-Transport (Netherlands) Holdings BV, a subsidiary company, acquired 60% of the issued share capital of Union-Transport Tasimacilik Limited, incorporated in Turkey for US$102,000 settled in cash.

     The results of Union-Transport Tasimacilik Limited have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$43,000, has been recorded as goodwill and is being amortized over a period of twenty years.

     On April 8, 1999, Union-Transport Asia Pacific Limited, a subsidiary company, acquired the remaining 50% of the issued share capital of Union Air Transport Inc., incorporated in the Philippines, for a purchase price of US$1.2m settled in cash.

     The results of Union Air Transport Inc. have been included in the consolidated financial statements of the group since the date of acquisition of the remaining 50% of the issued share capital. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$991,000, has been recorded as goodwill and is being amortized over a period of twenty years.

     On July 1, 1999, Pyramid Freight (Proprietary) Limited, a subsidiary company, acquired 50% of the issued share capital of Co-ordinated Investment Holdings (Proprietary) Limited, incorporated in South Africa for US$261,000 settled in cash.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

13. INVESTMENTS (CONTINUED)
     The results of Co-ordinated Investment Holdings (Proprietary) Limited have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$147,000, has been recorded as goodwill and is being amortized over a period of twenty years.

     On September 1, 1999, Union-Transport Corporation, USA, a subsidiary company, acquired the business of Max International Freight Forwarders Corporation and Max International Brokerage Corporation. The final purchase price is dependent on certain performance criteria being achieved over the next three years, and is estimated to be US$1.3m.

     The results of Max International Freight Forwarders Corporation and Max International Brokerage Corporation have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$1.3m, has been recorded as goodwill and is being amortized over a period of seven years.

     On September 1, 1999, Union-Transport (Netherlands) Holdings BV, a subsidiary company, formed Union Logistics Limited, incorporated in Ireland. This company acquired the freight forwarding business of RMF Ireland Limited for a purchase price of US$360,000, one third paid on September 1, 1999, one third to be paid on February 1, 2000 and the final installment on September 1, 2000. All installments will be cash payments.

     The results of RMF Ireland Limited have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$275,000, has been recorded as goodwill and is being amortized over a period of twenty years.

     On September 30, 1999, Union Air Transport Limited, a subsidiary company, acquired the entire issued share capital of Union Transport (Scotland) Limited, a company incorporated in Scotland. The final purchase price is dependent on certain performance criteria being achieved over the next two years, and is estimated to be US$2.1m. The assets and liabilities of this company were incorporated into Union Air Transport Limited.

     The results of Union Transport (Scotland) Limited have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$1.4m, has been recorded as goodwill and is being amortized over a period of twenty years.

     On November 16, 1999, Union-Transport (Netherlands) Holdings BV, a subsidiary company, acquired the remaining 11% of the share capital of Union-Transport (India)(Private) Limited, a company incorporated in India, for a purchase price of US$240,000 settled in cash.

     The excess of the cost over the fair value of the assets acquired, which aggregates approximately US$240,000, has been recorded as goodwill and is being amortized over a period of twenty years.

     On January 31, 2000, Union Air Transport Inc., Canada, acquired the entire issued share capital of Commerce Customs Brokers and Freight Forwarders Limited, incorporated in Canada, together with certain subsidiary companies. The final purchase price is dependent on certain performance criteria being achieved over the next 3 years, and is estimated to be US$1.2m. The excess of the cost over the fair value

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

13. INVESTMENTS (CONTINUED)
of assets acquired, which aggregates approximately US$1.0m has been recorded as goodwill and is being amortized over a period of twenty years.

     On December 23, 1999, Union-Transport Corporation, USA, a subsidiary company, acquired the business of Inter-Maritime Forwarding Company. The final purchase price is dependent on certain performance criteria being achieved over the next three years, and is estimated to be US$4.6m.

     The results of Inter-Maritime Forwarding Company have been included in the consolidated financial statements of the group since the date of acquisition. The excess of the cost over the fair value of assets acquired, which aggregates approximately US$4.5m has been recorded as goodwill and is being amortized over a period of fifteen years.

     The table below shows the pro forma results of these acquisitions as if they had occurred at the beginning of the fiscal year, and for the immediately preceding year as if these had occurred at the beginning of that fiscal year.

                                                                 (UNAUDITED)
                                                     ------------------------------------
                                                      GROSS                     EARNINGS
                                                     REVENUE    NET INCOME     PER SHARE*
                                                     US$'000      US$'000         US$
                                                     -------    -----------    ----------
Fiscal year ended January 31, 2000
As reported........................................  706,955      17,078          0.85
Acquisitions.......................................   18,420         119          0.01
                                                     -------      ------         -----
  Total............................................  725,375      17,197          0.86
                                                     =======      ======         =====

                                                                 (UNAUDITED)
                                                     ------------------------------------
                                                      GROSS                     EARNINGS
                                                     REVENUE    NET INCOME     PER SHARE*
                                                     US$'000      US$'000         US$
                                                     -------    -----------    ----------
Fiscal year ended January 31, 1999
As reported........................................  571,141      14,574          0.76
Acquisitions.......................................   31,135         245          0.01
                                                     -------      ------         -----
  Total............................................  602,276      14,819          0.77
                                                     =======      ======         =====

---------------
* Earnings per share calculated on 20,047,380 diluted ordinary shares (1999:
  19,258,989).

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

13. INVESTMENTS (CONTINUED)
     Acquisition of subsidiary companies and business undertakings

                                    PROPERTY,
                                    PLANT AND                              NET                     FAIR
                                    EQUIPMENT             BANK LOANS     AMOUNTS                 VALUE OF
                                    NET BOOK    CASH AT      AND       RECEIVABLE/   MINORITY     ASSETS               PURCHASE
           2000 US$'000               VALUE      BANK     OVERDRAFTS    (PAYABLE)    INTERESTS   ACQUIRED   GOODWILL    PRICE
           ------------             ---------   -------   ----------   -----------   ---------   --------   --------   --------
Unitrans do Brasil Limitada.......      269       181          --          (808)         --        (358)      7,113      6,755
Active Airline Representatives
  BV..............................       33        96          --           (33)         --          96         462        558
Sea Air Transport BV..............      369        --          --            23          --         392       2,184      2,576
Union-Transport Egypt Limited.....       --        --          --            28         (13)         15         347        362
Union-Transport Tasimacilik
  Limited.........................       15        --          --            83         (39)         59          43        102
Union Air Transport Inc...........       50        --          --           133          --         183         991      1,174
Co-ordinated Investments
  (Proprietary) Limited...........      101        --         (16)           86         (57)        114         147        261
Max International Forwarding
  Corporation.....................       35        --          --           (35)         --          --       1,267      1,267
RMF Ireland Limited...............       --        --          --            85          --          85         275        360
Union Transport Scotland
  Limited.........................      606       446         (72)         (257)         --         723       1,387      2,110
Union-Transport India (Private)
  Limited.........................       --        --          --            --          --          --         240        240
Commerce Customs Brokers and
  Freight Forwarders Limited......      413        --        (700)          480          --         193       1,006      1,199
Inter Maritime Forwarding
  Company.........................      271        --          --          (121)         --         150       4,461      4,611
Adjustments due to future
  acquisition installments........       --        --          --          (817)         --        (817)      1,970      1,153
                                      -----       ---        ----        ------        ----        ----      ------     ------
  Total...........................    2,162       723        (788)       (1,153)       (109)        835      21,893     22,728
                                      =====       ===        ====        ======        ====        ====      ======     ======

                                     PROPERTY,
                                     PLANT AND                                         NET         FAIR
                                     EQUIPMENT                           BANK        AMOUNTS     VALUE OF
                                     NET BOOK    DEFERRED   CASH AT   LOANS AND    RECEIVABLE/    ASSETS               PURCHASE
           1999 US$'000                VALUE      ASSETS     BANK     OVERDRAFTS    (PAYABLE)    ACQUIRED   GOODWILL    PRICE
           ------------              ---------   --------   -------   ----------   -----------   --------   --------   --------
Per Transport SrL..................      384        --      1,272       (4,162)       3,225         719       2,833      3,552
Greenaways International (Pty)
  Ltd..............................       --        --         --           --           --          --       1,052      1,052
Gerlach Art Packers & Shippers
  BV...............................    1,144       (50)       220           --         (596)        718       2,943      3,661
Fast Lane..........................    1,595        --         --           --       (2,307)       (712)      3,174      2,462
Megatrans International Inc........       --        --         --           --           --          --         450        450
H Z Bernstein Co., Inc.............      267        20         --           --          (32)        255       6,868      7,123
Nord Express NV....................      100        --        291           --          (67)        324         (34)       290
Harper Shipping (Pty) Limited......       97        --        807          (10)        (464)        430         435        865
G M Miller & Co. Int'l.............      130        25         --           --           10         165       5,686      5,851
Memfy Holdings/Cargomasters........       --        --         --           --           --          --         226        226
Other..............................       --        --         --           --           --          --         319        319
                                       -----       ---       ----       ------       ------        ----      ------     ------
  Total............................    3,717        (5)     2,590       (4,172)        (231)      1,899      23,952     25,851
                                       =====       ===       ====       ======       ======        ====      ======     ======

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

13. INVESTMENTS (CONTINUED)
     The above acquisitions have been satisfied as follows:

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                              US$'000       US$'000
                                                              --------      --------
Cash........................................................   17,786        16,486
Future acquisition installments.............................    7,735         6,242
Issue of shares.............................................      330            --
                                                               ------        ------
                                                               25,851        22,728
                                                               ======        ======

     Analysis of the net outflow of cash and cash equivalents in respect of the acquisition of consolidated subsidiary and associated undertakings and other goodwill:

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                              US$'000       US$'000
                                                              --------      --------
Cash consideration..........................................   17,786        16,486
Cash at bank acquired.......................................   (2,590)         (723)
Bank overdrafts acquired....................................    4,172           788
                                                               ------        ------
Net outflow of cash and cash equivalents in respect of the
  purchase of subsidiary and associated undertakings and
  other goodwill............................................   19,368        16,551
                                                               ======        ======

14. DEFERRED TAX

                                                               AS OF JANUARY 31,
                                                              --------------------
                                                               1999         2000
                                                              US$'000      US$'000
                                                              -------      -------
Deferred tax asset..........................................   1,508        3,659
Deferred tax liability......................................  (2,008)      (2,796)
                                                              ------       ------
Net position................................................    (500)         863
                                                              ======       ======

     The movement for the year in the group's deferred tax position was as follows:

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                              US$'000       US$'000
                                                              --------      --------
At February 1
  -- as previously reported.................................    1,598
  -- effect of adopting IAS 19 (Revised 1998)...............     (900)
                                                               ------
  -- at February 1, revised.................................      698          (500)
(Credit)/charge to income for the year......................   (1,002)        2,128
Charge to equity for the year...............................       --          (295)
Net assets acquired on acquisition of subsidiaries..........      (50)          (17)
Foreign exchange translation................................     (146)         (513)
Effect of change in tax rate................................       --            60
                                                               ------        ------
At January 31...............................................     (500)          863
                                                               ======        ======

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

14. DEFERRED TAX (CONTINUED)
     The following are the major deferred tax assets and liabilities recognized by the group and movements thereon during the year.

Deferred Tax Assets:

                                                        TAX LOSSES       RETIREMENT
                                                        AND TIMING         BENEFIT
                      US$'000                           DIFFERENCES      OBLIGATIONS     TOTAL
                      -------                          -------------    -------------    -----
At February 1, 1999
  -- as previously reported........................          811              --           811
  -- effect of adopting IAS 19 (Revised 1998)......          499             198           697
                                                           -----             ---         -----
  -- at February 1, 1999, revised..................        1,310             198         1,508
Charge to income for the year......................        2,147              21         2,168
Foreign exchange translation.......................          (77)             --           (77)
Effect of change in tax rate.......................           60              --            60
                                                           -----             ---         -----
At January 31, 2000................................        3,440             219         3,659
                                                           =====             ===         =====

Deferred Tax Liabilities:

                                                               REVALUATION                  UNREALIZED
                                             ACCELERATED TAX    OF FIXED       PENSION        FOREIGN
                  US$'000                     DEPRECIATION       ASSETS      LIABILITIES   EXCHANGE GAIN   TOTAL
                  -------                    ---------------   -----------   -----------   -------------   -----
At February 1, 1999
  -- as previously reported................        189              --             --            --          189
  -- effect of adopting IAS 19 (Revised
     1998).................................         --              --          1,819            --        1,819
                                                   ---             ---          -----           ---        -----
  -- at February 1, 1999, revised..........        189              --          1,819            --        2,008
(Credit)/charge to income for the year.....         (3)            (29)            72            --           40
Charge to equity for the year..............         --             295             --            --          295
Net assets acquired on acquisition of
  subsidiaries.............................         17              --             --            --           17
Foreign exchange translation...............        (13)             --             --           449          436
                                                   ---             ---          -----           ---        -----
At January 31, 2000........................        190             266          1,891           449        2,796
                                                   ===             ===          =====           ===        =====

15. OTHER NON CURRENT ASSETS

                                                               AS OF JANUARY 31,
                                                              --------------------
                                                               1999         2000
                                                              US$'000      US$'000
                                                              -------      -------
Prepaid pension costs (Note 19).............................   3,939        4,588
Long term loan receivable...................................   1,270        1,270
                                                               -----        -----
                                                               5,209        5,858
                                                               =====        =====

     The long term loan receivable is due from the Union-Transport Share Incentive Trust.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

16. TRADE AND OTHER RECEIVABLES, NET

                                                              AS OF JANUARY 31,
                                                              ------------------
                                                               1999       2000
                                                              US$'000    US$'000
                                                              -------    -------
Trade receivables:
  Due from customers........................................  122,997    170,654
  Due from agents...........................................    6,876      6,847
  Due from shareholder company..............................    7,311         --
                                                              -------    -------
                                                              137,184    177,501
Provision for doubtful debts................................   (8,294)   (11,303)
                                                              -------    -------
  Trade receivables, net....................................  128,890    166,198
Loans due from shareholder companies (Note 28)..............      538          8
Other loans.................................................    1,171      1,017
Interest receivable.........................................      803        157
Prepayments and accrued income..............................    5,056      6,697
Other receivables...........................................   11,104      9,006
                                                              -------    -------
                                                              147,562    183,083
                                                              =======    =======

     Interest receivable at January 31, 2000 includes amounts totalling US$nil (1999: US$680,000) which are due from shareholder companies (Note 28).

     Trade receivables of US$100,000,000 are pledged as security against certain of the group's borrowings, which amounts to US$17,400,000 at January 31, 2000.

     The directors consider that the carrying amount of trade and other receivables approximates to their fair value.

Credit Risk

     The group's credit risk is primarily attributable to its trade receivables. The amounts presented in the balance sheet are net of allowances for doubtful receivables, estimated by the group's management based on prior experience and the current economic environment. The group has no significant concentration of credit risk, with exposure spread over a large number of customers.

     The credit risk on liquid funds and derivative financial instruments is limited because the counter parties are banks with high credit ratings assigned by international credit rating agencies.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

17. ISSUED CAPITAL

                                             1998                    1999                    2000
                                           NUMBER OF     1998      NUMBER OF     1999      NUMBER OF     2000
                                            SHARES      US$'000     SHARES      US$'000     SHARES      US$'000
                                          -----------   -------   -----------   -------   -----------   -------
Authorized
  Ordinary shares of no par value.......  500,000,000       --    500,000,000       --    500,000,000       --
  Non-voting variable rate participating
    cumulative convertible preference
    shares of no par value..............   50,000,000       --     50,000,000       --     50,000,000       --
Called up, allotted and fully paid
  Ordinary no par value
  At February 1.........................   11,486,517   (2,485)    13,086,406   12,986     15,259,099   49,485
Issued..................................    1,599,889   15,471      2,558,594   36,499             --       --
Contingently issued.....................           --       --       (385,901)      --             --       --
                                          -----------   ------    -----------   ------    -----------   ------
At January 31...........................   13,086,406   12,986     15,259,099   49,485     15,259,099   49,485
Non-voting variable rate participating
  cumulative convertible preference
  shares of no par value................    4,788,281   36,535      4,788,281   36,535      4,788,281   36,535
                                          -----------   ------    -----------   ------    -----------   ------
Total at January 31.....................   17,874,687   49,521     20,047,380   86,020     20,047,380   86,020
                                          ===========   ======    ===========   ======    ===========   ======

     On July 3, 1998, 1,386,632 ordinary shares of no par value were issued for a consideration of US$23.8m which was settled in full by cash. These shares were listed on the Luxembourg Stock Exchange on the same day.

     On June 2, 1998, 560,913 ordinary shares of no par value were issued for a consideration of US$9.63m which was settled in cash (US$9.58m) and the balance as part payment for the acquisition of Megatrans International Inc. These shares were listed on the Luxembourg Stock Exchange on the same day.

     On March 31, 1998, 385,901 contingently issued ordinary shares of no par value were issued, to be held in escrow, under the control of the directors, for the eventual settlement of the purchase price of Per Transport SrL. The conditions under which these shares were to be issued have not been met, and thus the shares have been transferred to Treasury and consequently have been excluded from the calculation of earnings per share figures and from the number of shares in issue.

     On March 31, 1998, 225,147 ordinary shares of no par value were issued for a consideration of US$3.06m which was settled in cash (US$2.78m) and the balance as part payment for the acquisition of Per Transport SrL. These shares were listed on the Luxembourg Stock Exchange on the same day.

     On September 23, 1997, 1,599,889 ordinary shares of no par value were issued for a consideration of US$15.47m which was settled in full by cash. These shares were listed on the Luxembourg Stock Exchange on the same day.

     The non-voting variable rate participating cumulative convertible preference shares entitle the holder to receive out of the profits of the company available for distribution from time to time a cumulative preferential cash dividend, on the issue price (including any surplus) of such preference shares, at a rate per annum equal to the greater of:

          (a) such rate as would produce the sum that would have been paid on each preference share from the date of payment of the preference shares (in the case of preference shares that had received no dividend) and from the day following the date of declaration of the previous preference dividend (in the case of preference shares on which a previous preference dividend has been declared) had the preference shares been converted to ordinary shares on the first day of the respective periods referred

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

17. ISSUED CAPITAL (CONTINUED)
     to in this paragraph and had the preference shares been included in any declarations of ordinary dividends during those respective periods; or

          (b) 2% per annum of a 365 day year calculated on a daily basis from the date of payment of the preference shares (in the case of preference shares that had received no preference dividend) and from the date following the date of declaration of the previous preference dividend (in the case of preference shares on which a previous dividend had been declared).

     The preference dividend is to be calculated and paid annually in arrears on the 30th day of April each year, and, in respect of the period between the last date on which a preference dividend is paid and the date of conversion provided for on the date of conversion.

     In the event of a winding up or reduction of the issued capital of the company, the preference shares in issue and outstanding shall participate in preference to the ordinary shares up to, but not beyond, the amount of any unpaid preference dividend at the prescribed rate, and thereafter such ordinary and preference shares shall rank pari passu with regard to participation in any surplus.

     The preference shareholders shall not be entitled to receive notice of, to attend or to vote, at any general meeting of members. The preference shares are convertible into ordinary shares in the capital of the company automatically on April 30, 2000 or if that is not a day on which the Registrar of Companies in the British Virgin Islands is open to business, on the first day thereafter that he is so open, on a basis of one voting ordinary share of no par value for one preference share of no par value.

18. BORROWINGS

                                                           AS OF JANUARY 31,
                                                          --------------------
                                                           1999         2000
                                                          US$'000      US$'000
                                                          -------      -------
Bank overdrafts.........................................  12,738       20,158
Long term bank loans....................................     290          393
Future acquisition installments.........................   9,806        9,607
                                                          ------       ------
                                                          22,834       30,158
                                                          ======       ======

     The borrowings are repayable as follows:

                                                           AS OF JANUARY 31,
                                                           ------------------
                                                            1999       2000
                                                           US$'000    US$'000
                                                           -------    -------
Within one year..........................................   20,528     25,303
In the second year.......................................    2,056      2,486
In the third year........................................      105      1,523
In the fourth year.......................................      106        719
In the fifth year........................................       10         58
After five years.........................................       29         69
                                                           -------    -------
                                                            22,834     30,158
Less amounts due for settlement within one year (shown
  under current liabilities).............................  (20,528)   (25,303)
                                                           -------    -------
Amount due for settlement after twelve months............    2,306      4,855
                                                           =======    =======

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

18. BORROWINGS (CONTINUED)
Analysis of borrowings by currency:

                                                        US$       GBP      EURO       SAR       OTHER
               AS OF JANUARY 31, 2000                 US$'000   US$'000   US$'000   US$'000    US$'000
               ----------------------                 -------   -------   -------   -------   ----------
Bank overdrafts.....................................   7,001      134      2,853     4,986      5,184
Long term bank loans................................      --      235         --        --        158
Future acquisition installments.....................   6,998      931         --       237      1,441

Analysis of interest rate by currency:

                                                      US$       GBP      EURO       SAR       OTHER
              AS OF JANUARY 31, 2000                   %         %         %         %          %
              ----------------------                -------   -------   -------   -------   ----------
Bank overdrafts...................................    8.75      6.5       7.75      17.8    8.0 - 15.0
Long term bank loans..............................      --      7.5         --        --           9.0

Analysis of borrowings by currency:

                                                       US$       GBP      EURO       SAR       OTHER
              AS OF JANUARY 31, 1999                 US$'000   US$'000   US$'000   US$'000    US$'000
              ----------------------                 -------   -------   -------   -------   ----------
Bank overdrafts....................................   2,973       --          8     9,737        20
Long term bank loans...............................      --       --         --        --       290
Future acquisition installments....................   8,898       --         --       429       479

Analysis of interest rate by currency:

                                                        US$       GBP      EURO       SAR       OTHER
               AS OF JANUARY 31, 1999                    %         %         %         %          %
               ----------------------                 -------   -------   -------   -------   ----------
Bank overdrafts.....................................     8.0     8.25        7.5      21.8       20.0
Long term bank loans................................      --       --         --        --        9.0

     Bank overdrafts are repayable on demand.

     Bank overdrafts at fiscal year end 2000 of US$17,909,000
(1999 -- US$11,581,000) are secured by cession of accounts receivable, cession of other assets, pledged cash deposits, pledges placed over shares of certain subsidiaries or a combination of these.

19. RETIREMENT BENEFIT PLANS

Defined Contribution Plans

     In certain countries, the group operates defined contribution retirement benefit plans for all qualifying employees. The assets of the plans are held separately to those of the group, in funds under the control of trustees.

     In other countries, the qualifying employees are members of state-managed retirement benefit plans. The group is required to contribute a specified percentage of the payroll costs to the retirement benefit plan to fund the benefits. The only obligation of the group with respect to the retirement benefit plans is to make the required contribution.

     The total charged to the income statement during fiscal 2000 of US$2,322,000 (1999: US$1,596,000) represents contribution payable to these plans by the group at the rates specified in the rules of the various plans.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

19. RETIREMENT BENEFIT PLANS (CONTINUED)
Defined Benefit Plans

     The group operates defined benefit plans for qualifying employees in certain countries. Under these plans employees are entitled to retirement benefits as a certain percentage of the employee's final salary on attainment of the qualifying retirement age. No other post retirement benefits are provided.

     Amounts recognized in income in respect of these plans are as follows:

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                              US$'000       US$'000
                                                              --------      --------
Current service cost........................................    1,172         1,174
Interest costs..............................................    1,367         1,241
Expected return on plan assets..............................   (2,206)       (2,091)
Net actuarial loss..........................................       74            54
Loss on curtailments and settlements........................       --           311
                                                               ------        ------
                                                                  407           689
                                                               ======        ======

     The charge for the year has been included in staff costs.

     The actual return on plan assets during fiscal 2000 was US$1,767,000 (1999:US$656,000).

     The amount included as prepaid pension costs in the balance sheet arising from the group's obligation in respect of defined benefit retirement plans is as follows:

                                                              AS OF JANUARY 31,
                                                              ------------------
                                                               1999       2000
                                                              US$'000    US$'000
                                                              -------    -------
Present value of funded obligations.........................  (11,201)   (12,342)
Unrecognized actuarial losses...............................    1,621      2,550
Fair value of plan assets...................................   13,519     14,380
                                                              -------    -------
                                                                3,939      4,588
                                                              =======    =======

     Movements in prepaid pension costs were:

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                              US$'000       US$'000
                                                              --------      --------
At February 1
  -- as previously reported.................................      --
  -- effect of adopting IAS 19(revised 1998)................   3,264
                                                               -----
  -- at February 1, revised.................................   3,264         3,939
Exchange differences........................................    (233)          (18)
Amounts charged to income...................................    (333)         (613)
Contributions...............................................   1,241         1,280
                                                               -----         -----
At January 31...............................................   3,939         4,588
                                                               =====         =====

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

19. RETIREMENT BENEFIT PLANS (CONTINUED)
     The amount included as a liability in the balance sheet arising from the group's obligation in respect of defined benefit retirement plans is as follows:

                                                               AS OF JANUARY 31,
                                                              --------------------
                                                               1999         2000
                                                              US$'000      US$'000
                                                              -------      -------
Present value of funded obligations.........................    570          607
Unrecognized actuarial gains................................     11           39
                                                                ---          ---
                                                                581          646
                                                                ===          ===

     Movements in the net liability were:

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                              US$'000       US$'000
                                                              --------      --------
At February 1
  -- as previously reported.................................     --
  -- effect of adopting IAS 19(Revised 1998)................    522
                                                                ---
  -- at February 1, revised.................................    522           581
Exchange differences........................................     (9)           (5)
Amounts charged to income...................................     74            76
Contributions...............................................     (6)           (6)
                                                                ---           ---
At January 31...............................................    581           646
                                                                ===           ===

     Analysis for financial reporting purposes:

  Non-current liabilities...................................    581          646
                                                                ===          ===

     Key assumptions used:

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                                 %             %
                                                              --------      --------
Discount rate...............................................   6 - 12        6 - 12
Expected return on plan assets..............................  10 - 16       10 - 16
Expected rate of salary increases...........................  10 - 11       10 - 11

20. OFF BALANCE SHEET FINANCIAL INSTRUMENTS

     The group utilizes forward exchange contracts to reduce its exposure to foreign currency denominated liabilities. Foreign exchange contracts purchased are primarily denominated in the currencies of the group's principal markets. The group does not enter into derivative contracts for speculative purposes.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

20. OFF BALANCE SHEET FINANCIAL INSTRUMENTS (CONTINUED)
     At the balance sheet date the group had contracted to sell the following amounts under forward exchange contracts which all mature within 30 days of January 31, 2000.

  US$        GBP        DEM       OTHER
US$'000    US$'000    US$'000    US$'000
-------    -------    -------    -------
 3,356     1,643        641         679

21. FINANCE LEASE OBLIGATIONS

                                                            PRESENT VALUE OF
                                                                MINIMUM
                                                             LEASE PAYMENTS
                                                          --------------------
                                                           AS OF JANUARY 31,
                                                          --------------------
                                                           1999         2000
          AMOUNTS PAYABLE UNDER FINANCE LEASES            US$'000      US$'000
          ------------------------------------            -------      -------
Within one year.........................................   2,472        2,179
In the second to fifth years inclusive..................   9,311       10,504
                                                          ------       ------
                                                          11,783       12,683
Less amounts due for settlement within one year (shown
  under current liabilities)............................   2,472        2,179
                                                          ------       ------
Amounts due for settlement after one year...............   9,311       10,504
                                                          ======       ======

     The amounts due for settlement are repayable as follows:

                                                              JANUARY 31, 2000
                                                              ----------------
2001........................................................        2,179
2002........................................................        1,790
2003........................................................        1,279
2004........................................................          850
2005........................................................          321
2006+.......................................................        6,264
                                                                   ------
                                                                   12,683
                                                                   ======

     It is the group's policy to lease certain of its property, plant and equipment under finance leases. The normal lease term for plant and equipment is 2 - 5 years and the normal lease term for property varies between 3 - 10 years. For the year ended January 31, 2000, the average effective borrowing rate for plant and equipment was 14% and the average effective borrowing rate for property was 16%. Interest rates usually vary during the contract period.

     Leased assets of US$13,675,000 at January 31, 2000 secure the group's obligations under finance leases.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

22. TRADE AND OTHER PAYABLES

                                                           AS OF JANUARY 31,
                                                           ------------------
                                                            1999       2000
                                                           US$'000    US$'000
                                                           -------    -------
Trade payables:
  Due to agents..........................................    3,483      4,656
  Other trade payables...................................   90,125    105,379
                                                           -------    -------
Trade payables...........................................   93,608    110,035
Loans from shareholder companies (Note 28)...............      156        500
Other loans..............................................      198        206
Other interest payable...................................        8         72
Preference dividend payable..............................      730        730
Other payables and accruals..............................   26,833     30,872
                                                           -------    -------
                                                           121,533    142,415
                                                           =======    =======

     Trade and other payables comprise amounts outstanding for trade purchases and ongoing costs.

     The directors consider that the carrying amount of trade and other payables approximates their fair value.

23. FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     The group's financial instruments consist mainly of cash and cash equivalents, accounts receivable, certain investments, accounts payable and debt. In addition, the group uses foreign currency exchange contracts as a means of managing foreign exchange exposure from trade payables entered into in the normal course of business. The group does not use these instruments for speculative purposes. Gains and losses from derivative financial instruments are deferred and are recognized in the income statement when the hedged transactions occur.

     The premium on foreign exchange forward contracts is recognized in the measurement of the underlying transaction.

Balance Sheet Financial Instruments

     The carrying value of all balance sheet financial assets and liabilities approximates their fair value.

Off Balance Sheet Financial Instruments

                                                      AS OF JANUARY 31, 1999    AS OF JANUARY 31, 2000
                                                      ----------------------    ----------------------
                                                      CARRYING                  CARRYING
                                                       AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                      US$'000      US$'000      US$'000      US$'000
                                                      --------    ----------    --------    ----------
Forward exchange contracts..........................     --          (49)          --          (48)

     Significant portions of the group's accounts receivable are from large companies. None of the group's other financial instruments represent a concentration of credit risk because the group has dealings with a variety of major banks and customers worldwide.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

24. CONTINGENT LIABILITIES

                                                           AS OF JANUARY 31,
                                                          --------------------
                                                           1999         2000
                                                          US$'000      US$'000
                                                          -------      -------
Claims..................................................     462          234
Tax.....................................................   1,224        1,054
                                                           -----        -----
                                                           1,686        1,288
                                                           =====        =====

     The subsidiary companies are subject to legal proceedings and claims, which arise, in the ordinary course of its business.

     The tax liability is contingent upon the outcome of the interpretation of tax case law in certain countries where the group operates.

     The group carries commercial insurance, which is sufficient to cover the majority of these claims. As such, in the opinion of the directors, the amount of ultimate liability with respect to these actions will not materially affect the financial results of the group.

25. CAPITAL COMMITMENTS

                                                           AS OF JANUARY 31,
                                                          --------------------
                                                           1999         2000
                                                          US$'000      US$'000
                                                          -------      -------
Contracted for but not provided in the financial
  statements............................................      10        1,529
Authorized but not contracted for.......................   1,657           14
                                                           -----        -----
                                                           1,667        1,543
                                                           =====        =====

26. OPERATING LEASE ARRANGEMENTS

     At January 31, 2000, the group had outstanding commitments under non-cancellable operating leases, which fall due as follows (US$'000):

2001........................................................  12,868
2002........................................................   9,776
2003........................................................   8,496
2004........................................................   7,325
2005........................................................   5,255
2006+.......................................................  13,448
                                                              ------
                                                              57,168
                                                              ======

     The subsidiary companies have obligations under various operating lease agreements ranging from one to ten years. The leases are for property, plant and equipment.

     These leases require minimum annual rentals, which are charged to the income statement.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

27. SUBSEQUENT EVENTS

     On March 30, 2000 the group acquired certain assets and liabilities in KCB International Limited, incorporated in New Zealand, for a consideration of approximately US$365,000. The final purchase price is dependent on certain performance criteria being achieved over the next year.

     On April 1, 2000, the group acquired certain assets and liabilities in Southern Overseas Express Lines Inc., incorporated in the United States, for a consideration of approximately US$7.9m. The final purchase price is dependent on certain performance criteria being achieved over the next two years, subject to a maximum of $7.9m.

     On April 30, 2000, the 4,788,281 non-voting variable rate participating cumulative convertible preference shares converted in ordinary shares on the basis of one voting ordinary share of no par value for one preference share of no par value.

     On May 1, 2000 the group acquired 51% of Colcarga LTDA, incorporated in Colombia, for a consideration of US$560,000.

     On June 1, 2000, the group acquired 100% of the issued share capital of BTG Logistics AB, Sweden for a consideration of approximately US$1.7m. The final purchase price is dependent on certain performance criteria being achieved over the next three years.

     On June 1, 2000 the group acquired certain assets and liabilities in S Stern Customs Brokers Inc., incorporated in the United States, for a consideration of approximately US$1.15m. The final purchase price is dependent on certain performance criteria being achieved over the next three years.

     On July 1, 2000 the group acquired certain assets and liabilities in International Freight Services Group Holdings Limited, incorporated in Australia, for a consideration of approximately US$3.3m. The final purchase price is dependent on certain performance criteria being achieved over the next year.

28. RELATED PARTY TRANSACTIONS

Acquisition of Unitrans do Brasil Limitada

     On February 1, 1999, Union-Transport International Inc., a subsidiary company, acquired the entire issued share capital of Unitrans do Brasil Limitada, incorporated in Brazil for a consideration of US$6.7m settled in cash. The company was acquired from a company in which certain directors have an interest.

Directors' Remuneration

     Remuneration paid to directors was as follows:

                                                          YEAR ENDED JANUARY 31,
                                                          ----------------------
                                                            1999          2000
                                                          US$'000       US$'000
                                                          --------      --------
Services................................................   1,002         1,015
Directors fees..........................................      58            62

     The remuneration of directors is determined by the remuneration committee having regard to comparable market statistics.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

28. RELATED PARTY TRANSACTIONS (CONTINUED)
     Certain directors have interests in companies that hold shares in UTi either directly or indirectly. The group have both loans receivable and payable with these companies, which are short term in nature, unsecured and interest free.

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The group's accounts are prepared in accordance with IAS, which differ in certain significant respects from U.S. GAAP. These differences relate principally to the following items, and the effects on net income and shareholders' equity is shown in the following tables, with references to the following descriptions.

     (a) Valuation of Fixed Assets

     Under IAS, it is permissible to carry tangible fixed assets at revalued amounts. Tangible fixed assets may not be revalued under U.S. GAAP. The group has revalued land and buildings and the adjustment shown in the reconciliation of net income is to reverse depreciation on the revalued amount of US$24,000 for fiscal years 1999 and 2000. The adjustment shown in shareholders' equity is US$1,801,000 and US$1,427,000 (net of deferred tax and accumulated depreciation) for fiscal years 1999 and 2000, respectively.

     (b) Business Combinations

     The group has entered into a number of acquisitions in which the final purchase price is dependent upon certain performance criteria being achieved. These are usually based on future earnings, and as such, the final purchase price can only be determined as and when these criteria are met.

     Under IAS, the directors must use their best estimates to calculate the potential purchase price. To this extent, a provision is raised for the estimated future acquisition installments, which are net present valued and an appropriate interest charge raised.

     Under U.S. GAAP, the liability is only raised if the contingency is determinable beyond reasonable doubt. Otherwise, only once the contingency is resolved and the additional consideration is distributable, should the acquiring company record the current fair value of the consideration issued or issuable as additional cost of the acquired company.

     The adjustment shown in the reconciliation of net income is to reverse the amortization on the goodwill and the interest arising from the future acquisition installments of US$324,000 and US$998,000 for fiscal 1999 and 2000, respectively. The adjustment in the reconciliation of equity is the cumulative effect of US$375,000 and US$1,373,000 for fiscal 1999 and 2000, respectively.

     Under IAS for acquisitions prior to 1995, goodwill arising from business combinations was written off against Issued Capital. In terms of U.S. GAAP, this goodwill would have been amortized to reduce distributable reserves. The effect of this adjustment would be to reduce distributable reserves and increase Issued Capital by US$40,115,000. There is no impact on total shareholders' equity.

     (c) Pension Plan Accounting

     The measurement techniques for valuing the obligations and assets of defined benefit plans and the related amounts recognized as expenses and income for IAS and U.S. GAAP are the same except for

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
     the recognition of past service costs. There are no past service costs and thus no adjustment is necessary.

     The transition requirements of implementing Statement of Financial Accounting Standards ("SFAS") No. 87 "Employers' Accounting for Pensions" ("SFAS 87") gives rise to an adjustment of US$34,000 in fiscal 1999, which is the last year of the ten year transition allowance.

     (d) Premium on Forward Exchange Contracts Amortization

     Under U.S. GAAP the premium on a forward exchange contract should be amortized over the life of the contract. This is not required under IAS. The relating adjustment is a charge of US$15,000 and US$23,000 for fiscal 1999 and 2000, respectively. The adjustment in the reconciliation of equity is the cumulative effect of US$15,000 and US$38,000 for fiscal 1999 and 2000, respectively.

     (e) Loan to Share Incentive Plan

     The group records a loan in the amount of US$1,270,000 to an executive share incentive trust in other non-current assets. Under U.S. GAAP this loan is eliminated upon consolidation of the trust and the cost of unreleased shares, which is equal to the amount of the loan, is reflected as a reduction to shareholders' equity.

     (f) Dividends on Contingently Issued Shares

     Under U.S. GAAP, dividends payable on contingently issued shares paid to an escrow agent, should be accounted for according to the accounting for the shares. Thus, until the disposition of the shares in escrow is resolved, payments to the escrow agent should not be recorded as dividends distributed. These amounts are US$54,000 and US$113,000 for fiscal 1999 and 2000, respectively.

     (g) Compensation Costs

     Under U.S. GAAP, compensation cost must be recorded for stock awards, and in cases of stock option grants, if the market price of the ordinary shares exceeds the exercise price of the options. These amounts are US$1,221,000 and US$1,401,000 for fiscal 1999 and 2000, respectively.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
     The following statements summarize the significant adjustments to net income and shareholders' equity which would be required if the financial statements had been prepared under U.S. GAAP.

                                                            YEAR ENDED
                                                            JANUARY 31,         SIX MONTHS ENDED JULY 31,
                                                         -----------------      --------------------------
                                                          1999      2000           1999            2000
   RECONCILIATION OF NET INCOME TO U.S. GAAP      NOTE   US$'000   US$'000       US$'000         US$'000
   -----------------------------------------      ----   -------   -------      ----------      ----------
                                                                                       (UNAUDITED)
Net income determined under International
  Accounting Standards..........................         14,574    17,078         5,600            7,776
Adjustments in respect of:
  Depreciation on revaluation of fixed assets...   a         24        24            12               12
  Business combinations.........................   b        324       998           682              731
  Transition adjustment on defined benefit
     plans......................................   c         34        --            --               --
  Premium on forward exchange contracts
     amortized..................................   d         15        23            14               17
  Compensation costs............................   g     (1,221)   (1,401)         (762)          (1,416)
  Deferred tax on U.S. GAAP adjustments.........             --       (29)          (14)              --
                                                         ------    ------         -----           ------
     Total effect of U.S. GAAP adjustments......           (824)     (385)          (68)            (656)
                                                         ------    ------         -----           ------
Net income determined under U.S. GAAP...........         13,750    16,693         5,532            7,120
                                                         ======    ======         =====           ======
Earnings per share under U.S. GAAP
  Basic earnings per share (US$)................           0.97      1.12          0.36             0.43
  Diluted earnings per share (US$)..............           0.74      0.86          0.29             0.36

                                                                      YEAR ENDED
                                                                      JANUARY 31,
                                                                   -----------------
                                                                    1999      2000     JULY 31, 2000
   RECONCILIATION OF SHAREHOLDERS' EQUITY TO U.S. GAAP     NOTE    US$'000   US$'000      US$'000
   ---------------------------------------------------     ----    -------   -------   -------------
                                                                                        (UNAUDITED)
Shareholders' equity determined under International
  Accounting Standards...................................          93,337    105,043      108,300
Adjustments in respect of:
  Revaluation of fixed assets............................   a      (1,801)    (1,427)      (1,415)
  Business combinations..................................   b         375      1,373        2,104
  Transition adjustment on defined benefit plans.........   c          34         34           34
  Premium on forward exchange contracts amortized........   d          15         38           55
  Share incentive plan -- cost of unreleased shares......   e      (1,270)    (1,270)      (1,270)
  Dividends on contingently issued shares held in
     escrow..............................................   f          54        113          113
  Translation adjustment on U.S. GAAP adjustments........             650      1,139          940
  Deferred tax on U.S. GAAP adjustments..................              --        (29)         (29)
                                                                   ------    -------      -------
     Total effect of U.S. GAAP adjustments...............          (1,943)       (29)         532
                                                                   ------    -------      -------
Shareholders' equity determined under U.S. GAAP..........          91,394    105,014      108,832
                                                                   ======    =======      =======

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

                                                  YEAR ENDED JANUARY 31,    SIX MONTHS ENDED JULY 31,
                                                  -----------------------   -------------------------
                                                     1999         2000         1999          2000
                                                  ----------   ----------   -----------   -----------
                                                                                   (UNAUDITED)
Basic earnings per share denominator:
Ordinary number of shares outstanding under
  IAS...........................................  14,470,708   15,259,099   15,259,099    17,653,239
Less: unallocated shares held in share incentive
  trusts........................................  (1,102,269)    (996,343)  (1,069,476)     (905,733)
                                                  ----------   ----------   ----------    ----------
Ordinary shares outstanding for U.S. GAAP.......  13,368,439   14,262,756   14,189,623    16,747,506
                                                  ==========   ==========   ==========    ==========
Diluted earnings per share denominator:
Ordinary shares outstanding for basic U.S.
  GAAP..........................................  13,368,439   14,262,756   14,189,623    16,747,506
Non-voting variable rate participating
  cumulative convertible preference
  shares -- weighted............................   4,788,281    4,788,281    4,788,281     2,394,141
Incremental shares required for diluted earnings
  per share.....................................     353,697      304,710      283,269       731,629
                                                  ----------   ----------   ----------    ----------
Diluted shares outstanding for U.S. GAAP........  18,510,417   19,355,747   19,261,173    19,873,276
                                                  ==========   ==========   ==========    ==========
Preference dividend declared on preference
  shares (US$'000)..............................         730          730          365            --
                                                  ----------   ----------   ----------    ----------

Statement of Comprehensive Income

                                                            YEAR ENDED         SIX MONTHS ENDED
                                                           JANUARY 31,             JULY 31,
                                                        ------------------    ------------------
                                                         1999       2000       1999       2000
                                                        US$'000    US$'000    US$'000    US$'000
                                                        -------    -------    -------    -------
                                                                                 (UNAUDITED)
Net income determined under U.S. GAAP.................  13,750     16,693      5,532      7,120
Other comprehensive income, net of tax:
Foreign exchange translation adjustments..............  (9,422)      (821)    (1,228)    (3,579)
                                                        ------     ------     ------     ------
Comprehensive income..................................   4,328     15,872      4,304      3,541
                                                        ======     ======     ======     ======

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
Taxation

     The additional U.S. GAAP disclosures relating to taxation are included in the tables below:

                                                    STATE
                                                     USA     FEDERAL USA    OTHER FOREIGN    TOTAL
                                                    -----    -----------    -------------    ------
YEAR ENDED JANUARY 31, 2000 US$'000
Corporate tax.....................................    --          97            3,634         3,731
Deferred tax......................................    --          --           (2,188)       (2,188)
Other.............................................    --          --               80            80
                                                     ---        ----           ------        ------
                                                      --          97            1,526         1,623
                                                     ===        ====           ======        ======
YEAR ENDED JANUARY 31, 1999 US$'000
Corporate tax.....................................    37          --            2,261         2,298
Deferred tax......................................   (66)       (322)           1,144           756
Other.............................................    --          --              166           166
                                                     ---        ----           ------        ------
                                                     (29)       (322)           3,571         3,220
                                                     ===        ====           ======        ======
YEAR ENDED JANUARY 31, 1998 US$'000
Corporate tax.....................................    51           1            2,477         2,529
Deferred tax......................................    --        (218)             179           (39)
Other.............................................    --          --               53            53
                                                     ---        ----           ------        ------
                                                      51        (217)           2,709         2,543
                                                     ===        ====           ======        ======

Deferred Taxation

     Under IAS, the group discloses the total deferred tax assets and liabilities as non-current. Under U.S. GAAP, these should be allocated between non-current and current. The table below shows this disclosure:

                                                                       AS OF JANUARY 31,
                                                          --------------------------------------------
                                                                  1999                    2000
                                                          ---------------------   --------------------
               DEFERRED TAXATION US$'000                  ASSETS    LIABILITIES   ASSETS   LIABILITIES
               -------------------------                  -------   -----------   ------   -----------
Current:
Liabilities, accruals and prepaids......................   3,402          --       3,990         --
Non current:
Tax loss carryforward...................................   4,429          --       2,311         --
Accrued and other liabilities...........................     614      (2,008)        579     (2,340)
Property, plant and equipment...........................     859          --       1,086       (456)
Other assets............................................       6          --          42         --
Other liabilities.......................................     (44)         --         497         --
                                                          ------      ------      ------     ------
                                                           9,266      (2,008)      8,505     (2,796)
Valuation allowance.....................................  (7,758)         --      (4,846)        --
                                                          ------      ------      ------     ------
                                                           1,508      (2,008)      3,659     (2,796)
                                                          ======      ======      ======     ======
Net deferred tax (liability)/asset......................                (500)        863
                                                                      ======      ======

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
     The reduction in the valuation allowance is mainly due to the utilization of tax loss carryforwards that were previously not recognized for deferred tax and the recognition of certain deferred tax assets that were previously not recognized.

Reconciliation of Taxation

                                                                  YEAR ENDED
                                                                 JANUARY 31,
                                                              ------------------
                                                               1999       2000
                                                              US$'000    US$'000
                                                              -------    -------
Holding company statutory taxation..........................      --         --
Foreign taxation differential...............................   2,351      4,295
                                                               -----     ------
Statutory taxation..........................................   2,351      4,295
Non-deductible expenses.....................................     360        659
Increase in taxation rates..................................      --         60
Deferred taxation assets not recognized.....................     172        765
Unrecognized taxation losses utilized.......................     (19)    (4,475)
Other taxation..............................................     356        319
                                                               -----     ------
Effective taxation..........................................   3,220      1,623
                                                               =====     ======

Pension and Other Post-retirement Benefits -- Transition Asset/(obligation)

     For the purposes of reconciling the group's net income and shareholders' equity to U.S. GAAP, SFAS 87 and SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions" ("SFAS 106") have been adopted as at February 1, 1996. Due to the unavailability of actuarial information relating to earlier periods, it was not feasible to apply SFAS 87 and SFAS 106 on the effective dates specified in the standards.

     The transition asset/(obligation) period of ten years expired prior to the January 31, 2000 year end and thus no additional information is required.

Retirement Benefit Information

     The group operates defined benefit plans for qualifying employees in certain countries. Under these plans employees are entitled to retirement benefits as a certain percentage of the employee's final salary on attainment of the qualifying retirement age. No other post-retirement benefits are provided.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
     The following tables, based on the latest valuations, summarises the funded status and amounts which would be recognized in the group's financial statements under SFAS 87 for defined benefit plans for the group.

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                              US$'000       US$'000
                                                              --------      --------
Change in projected benefit obligations:
Projected benefit obligation at beginning of year...........   13,942        11,771
Service cost................................................      805           863
Plan participants contributions.............................      367           311
Interest cost...............................................    1,367         1,241
Loss on projected benefit obligations.......................      518         1,082
Transfer to liability due to settlement.....................       --        (1,442)
Benefits paid...............................................   (1,147)       (1,669)
Foreign exchange translation adjustment.....................   (4,081)          792
                                                               ------        ------
Projected benefit obligations at end of year................   11,771        12,949
                                                               ======        ======

                                                                 YEAR ENDED JANUARY 31,
                                                              ----------------------------
                                                                 1999             2000
                                                                US$'000          US$'000
                                                              -----------      -----------
Change in plan assets:
Fair value of plan assets at beginning of year..............       15,840           13,519
Actual returns on assets....................................        2,296            1,816
Employee contributions......................................          874              968
Benefits paid...............................................           98             (298)
Transfer to liability due to settlement.....................           --           (1,442)
Fair value at end of year...................................         (871)          (1,054)
Foreign exchange translation adjustment.....................       (4,718)             871
                                                              -----------      -----------
Fair value of plan assets at end of year....................       13,519           14,380
                                                              ===========      ===========
Reconciliation of funded status and net amount recognized in the consolidated balance sheet:
  Funded status at beginning of year........................        1,748            1,431
  Impact of settlement......................................           --             (302)
  Unrecognized net loss.....................................        1,610            2,813
                                                              -----------      -----------
     Net amount recognized..................................        3,358            3,942
                                                              ===========      ===========
Discount rate...............................................       6 - 12%          6 - 12%
Rate of increase in future compensation levels..............      10 - 11%         10 - 11%
Expected long term rate of return on assets.................      10 - 16%         10 - 16%

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
     Net periodic pension expense consists of:

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                              US$'000       US$'000
                                                              --------      --------
Service cost component......................................      805           863
Plan participants contributions.............................      367           311
Interest cost component.....................................    1,367         1,241
Expected return on assets...................................   (2,206)       (2,091)
Loss on settlements.........................................       --           311
Amortization of:
  Unrecognized net loss.....................................       74            54
  Unrecognized net transition asset.........................      (34)           --
                                                               ------        ------
     Net periodic pension expense...........................      373           689
                                                               ======        ======

     During the year a number of eligible employees transferred from a defined benefit plan to a defined contribution plan. This is the major reason for the increase in the contributions to the defined contribution plan from $1,596,000 in fiscal 1999 to $2,322,000 in fiscal 2000.

Share Incentive Plans

Summary of the Union-Transport Share Incentive Plan

     In September 1997, the group's Board of Directors (the "Board") approved the Union-Transport Share Incentive Plan (the "Plan"). For the purpose of the Plan, the Board established the Union-Transport Share Incentive Trust (the "Trust"). Officers, employees and non-executive directors ("Participants") selected by the Board are offered the opportunity to enter into an agreement with the Trust to acquire ordinary shares ("Plan Shares").

     Under the Plan, ordinary shares are sold by the Trust to Participants upon the Participant's execution of a contract of sale, but the purchase price for the shares is not payable immediately. Under the terms of the Plan, the purchase price is payable by a participant for Plan Shares and shall not be less than $9.69 per share or the middle market price at which the ordinary shares traded on the Luxembourg Stock Exchange on the day immediately preceding the day of acceptance of the offer by the participant. Once a Participant has accepted the offer to purchase shares, the trustee pays for the shares at the offer price and establishes a Participant loan ("share debt") for the total purchase price, which is repayable by the Participant to the trust.

     Plan Shares are registered in the names of the Participants and are pledged in favor of the Trust as security for payment of the share debt for the purchase of the Plan Shares. A Participant's share debt bears interest at such rate (if any) as may from time to time be determined by the Board. Dividends on Plan Shares are paid to the Trust and are applied in the following manner: in payment of interest on the share debt; in payment to the Trust for reduction of share debt (to such extent as the Board may determine); and, as to any balance, to the relevant participant.

     Unless the Board determines otherwise, Plan Shares may not be released to a Participant from the Plan or from pledge to the Trust unless the share debt in respect of such Plan shares has been fully

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
discharged. Provided that the related share debt is discharged, Plan shares are released at the rate of 25% per year beginning on December 1, on the fourth anniversary of the date of acceptance of the offer to acquire Plan shares. Except in the case of death or retirement, the termination of a Participant's employment with the group results in forfeiture of any Plan Shares not capable of being released at the date of termination.

     The remaining shares are available for future awards to Plan Participants. Under U.S. GAAP and in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"), total compensation cost related to the Plan would have been US$129,000 and US$131,000, respectively, for the fiscal years 1999 and 2000, with corresponding increases to Issued Capital.

     The group applies the intrinsic value-based methodology in accordance with APB 25 as permitted by SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") in accounting for the Plan. Accordingly, no compensation expense has been recognized under the fair value method; however, the group has adopted the disclosure-only provisions of SFAS 123. Had compensation cost for Plan Shares awarded under the Plan been determined based on their fair value at the grant date, the group's net income, basic earnings per share and the diluted earnings per share would have been, together with the other plans described herein, as reflected in the accompanying table under the Pro Forma Disclosure section of this note.

     A summary of Plan activity is as follows:

                                                           1999        2000
                                                         --------    --------
Unvested shares at beginning of year...................   114,679     117,300
Shares granted.........................................     2,621      13,106
Shares vested..........................................        --          --
                                                         --------    --------
Unvested shares at end of year.........................   117,300     130,406
Shares available for future grants at end of year......    13,761         655
                                                         --------    --------
          Total shares held in trust at end of year....   131,062     131,062
                                                         ========    ========
Weighted average grant-date fair value of granted
  shares...............................................  $   8.24    $   6.41
                                                         ========    ========

Summary of the Executive Share Plan

     The group's Executive Share Plan was established in 1994 in the form of a Guernsey Island trust for the benefit of the group's directors and executive managers. A liaison committee consisting of the group's Chief Executive Officer and two other individuals makes recommendations to the trustee of the trust as to how options should be granted under this plan. With the consent of the liaison committee, the trustee has the right to amend or terminate the plan.

     Options granted by the trust generally vest in four annual increments of 25% each starting on either the third or fourth anniversaries of the grant date. Options vest only as long as participants remain employees. Until such time as the options have vested, all bonuses earned by a participant are paid directly to the trust to pay the option exercise price, unless the trustee decides to exempt such bonus after consultation with the group.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
     The exercise price is set by the trustee with the group's consent and cannot be less than 40% of the fair market value of the granted shares on the grant date. Options expire if not exercised by the seventh anniversary of the grant date. Options may not be assigned by participants to any person without the consent of the trustee.

     Under U.S. GAAP and in accordance with APB 25, total compensation cost related to the Executive Share Plan would have been US$270,000 and US$276,000, respectively, for the fiscal years 1999 and 2000, with corresponding increases to Issued Capital.

     The group applies the intrinsic value-based methodology in accordance with APB 25 permitted by SFAS 123 in accounting for the share options granted under the Executive Share Plan. No compensation expense has been recognized under the fair value method; however, the group has adopted the disclosure-only provisions of SFAS 123. Had compensation cost for the shares awarded under the Executive Share Plan been determined based on their fair value at the grant date, the group's net income, basic earnings per share and the diluted earnings per share would have been, together with the other plans described herein, as reflected in the accompanying table under the Pro Forma Disclosure section of this note.

     A summary of the Executive Share Plan option activity is as follows:

                                                               EXECUTIVE SHARE PLAN
                                                              -----------------------
                                                                             WEIGHTED
                                                                             AVERAGE
                                                                OPTIONS      EXERCISE
                                                              OUTSTANDING     PRICE
                                                              -----------    --------
Balance at February 1, 1998.................................    434,832       $2.29
  Options granted...........................................         --
  Options exercised.........................................    (10,534)      $2.82
  Options cancelled/forfeited...............................         --
                                                                -------
Balance at January 31, 1999.................................    424,298       $2.29
  Options granted...........................................         --
  Options exercised.........................................    (30,100)      $1.98
  Options cancelled/forfeited...............................         --
                                                                -------
Balance at January 31, 2000.................................    394,198       $2.29
Shares available for future option grants at January 31,
  2000......................................................    242,108
                                                                -------
     Total shares held in trust at January 31, 2000.........    636,306
                                                                =======
       Exercisable at January 31, 2000......................    323,366       $2.14

     A summary of stock options outstanding and exercisable as of January 31, 2000 is as follows:

                                    OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                           -------------------------------------   ----------------------
                                           WEIGHTED     WEIGHTED                 WEIGHTED
                                           AVERAGE      AVERAGE                  AVERAGE
                             NUMBER       REMAINING     EXERCISE     NUMBER      EXERCISE
RANGE OF EXERCISE PRICES   OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
------------------------   -----------   ------------   --------   -----------   --------
     $1.98 - $2.59            336,509        1.1         $1.98        296,923     $1.98
     $3.89 - $4.96             57,690        3.2         $3.97         26,444      4.04

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
Summary of the Uniserv Share Incentive Plan

     Under the Uniserv Share Incentive Plan, stock options to purchase ordinary shares of an investor company (Uniserv) were granted to certain directors and executives of the group. The Uniserv Share Incentive Plan was established in 1987 in the form of a Guernsey Island trust. A liaison committee, consisting of the Chairman of Uniserv and certain principal shareholders, makes recommendations to the trustee of the trust as to how options should be granted under this plan. With the consent of the liaison committee, the trustee has the right to amend or terminate the plan.

     Options granted by the trust generally vest in three annual increments of 33.3% each starting on the third anniversary of the grant date. Options vest only as long as participants remain employees of the group. At January 31, 2000, there were 9,830 options exercisable for Uniserv shares at a weighted average exercise price of $15.26 per share.

     The exercise price is set by the trustee with the company's consent and cannot be less than 100% of the fair market value of the granted shares on the grant date. Options expire if not exercised by the seventh anniversary of the grant date. Options may not be assigned by participants to any person without the consent of the trustee.

     Under U.S. GAAP and in accordance with APB 25, no compensation would have been recognized for fiscal years 1999 and 2000.

     The group applies the intrinsic value-based methodology in accordance with APB 25 as permitted by SFAS 123 in accounting for the Uniserv Share Incentive Plan. No compensation expense has been recognized under the fair value method. Had compensation cost for plan shares awarded under the plan been determined based on their fair value at the grant date, the group's net income, basic earnings per share and the diluted earnings per share would have been, together with the other plans described herein, as reflected in the accompanying table under the Pro Forma Disclosure section of this note.

Pro Forma Disclosure

     The group has adopted the disclosure-only provisions of SFAS 123. Had compensation cost been determined under the fair value method, share options awarded under the plans, the group's net income, basic earnings per share and the diluted earnings per share would have been as follows:

                                                              YEAR ENDED JANUARY 31,
                                                              ----------------------
                                                                1999          2000
                                                              --------      --------
                                                               (US$'000 EXCEPT PER
                                                                  SHARE AMOUNTS)
U.S. GAAP, net income as reported...........................   13,750        16,693
Pro forma U.S. GAAP net income..............................   13,576        16,517
U.S. GAAP basic earnings per share as reported (US$)........     0.97          1.12
U.S. GAAP diluted earnings per share as reported (US$)......     0.74          0.86
Pro forma U.S. GAAP basic earnings per share (US$)..........     0.96          1.11
Pro forma U.S. GAAP diluted earnings per share (US$)........     0.73          0.85

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
     The foregoing impact on compensation costs, calculated in accordance with the fair value method described in SFAS 123, was determined under the Black-Scholes method using the following weighted average assumptions:

Risk free interest rate.....................................       6%
Expected life...............................................  5 years
Expected volatility.........................................      48%
Expected dividends..........................................       1%

Summary of the Phoenix Gratuity Share Plan

     The Phoenix Gratuity Share Plan was established in May 2000 in the form of a Guernsey Island trust as the successor to certain aspects of a previously established Guernsey Island trust. The beneficiaries of this trust include present and former employees and directors of the group and the present and former employees of any other company in which the group has a direct or indirect shareholder interest and which the group directly or indirectly controls. The class of eligible beneficiaries specifically excludes United States persons and trusts established for the benefit of United States persons. No part of the income or capital of this trust may be paid or accumulated for the benefit of any United States person or trust for the benefit of any United States person. A total of 204,592 of the group's issued ordinary shares were transferred from a predecessor trust to the Phoenix Gratuity Share Plan in May 2000.

     No person may claim any right to the trust's property or to any trust account or any rights to information with respect to the trust prior to the trust's expiration or the expiration of respective accounts, unless the trustees determine otherwise.

     The trustees have all powers with regard to all trust property, including voting and all other rights and powers with respect to the group's ordinary shares held in the trust, subject to the written consent of the Council of Protectors of the trust. The Council of Protectors of the trust include certain principal shareholders of the group.

     Under U.S. GAAP and in accordance with APB 25, compensation cost related to share awards under the predecessor trust would have been US$822,000 and US$994,000 for the fiscal years 1999 and 2000, respectively, with corresponding increases to Issued Capital in the consolidated balance sheets.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
     A summary of the share activity related to the predecessor trust to the Phoenix Gratuity Share Plan is as follows:

                                                       YEAR ENDED JANUARY 31,
                                                       ----------------------
                                                         1999         2000
                                                       ---------    ---------
Unvested shares at beginning of year.................         --           --
Shares granted.......................................     52,147       75,826
Shares vested........................................    (52,147)     (75,826)
                                                       ---------    ---------
Unvested shares at end of year.......................         --           --
                                                       ---------    ---------
Shares available for future grants...................    304,801      228,974
                                                       ---------    ---------
  Total shares held in trust.........................    304,801      228,974
                                                       =========    =========
Weighted average grant-date fair value of granted
  shares.............................................  $   15.79    $   13.12
                                                       =========    =========

Shares Held in Employer Stock Benefit Trusts

     Under U.S. GAAP, the market value of unallocated ordinary shares held in the trusts related to the Plan and the Executive Share Plan, as well as the market value of unallocated ordinary shares in the predecessor trust to the Phoenix Gratuity Share Plan (which were subsequently transferred to the Phoenix Gratuity Share Plan), would be recorded in the consolidated balance sheets and presented as an offset to Issued Capital. The excess of market value over cost of the ordinary shares would be recorded as an addition to Issued Capital. The resulting net impact to total shareholders' equity as determined under U.S. GAAP would have been a decrease by US$1,270,000 in each of fiscal years 1999 and 2000 as compared to those amounts determined under IAS.

     The ordinary shares held by the trusts which had not been awarded to participants, or where the group had not committed to release the shares because the related share debt had not been discharged by the participant, have been excluded from the denominator in computing basic earnings per share under U.S. GAAP. Dilutive potential ordinary shares have been included in the denominator in computing diluted earnings per share under U.S. GAAP.

Summary of the 2000 Stock Option Plan

     The group's 2000 Stock Option Plan, created subsequent to January 31, 2000, provides for the issuance of options to purchase ordinary shares to the group's directors, executives, employees and consultants. This plan allows for the grant of incentive and non-qualified stock options. 2,359,109 shares are reserved for issuance under the plan, subject to adjustments.

     The exercise price of an incentive stock option cannot be less than 100% of the fair market value of an ordinary share on the grant date, and the exercise price in case of any non-statutory stock option shall not be less than 85% of the fair market value on the grant date. No person who owns more than 10% of the total combined voting power of the group's ordinary shares may receive options unless the exercise price is at least 110% of the fair market value of a share on the grant date. All options issued under the plan have terms of ten years or less. The 2000 Stock Option Plan terminates on March 7, 2010.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

29. SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
Other Operating Expenses

     Included in other operating expenses are facilities and communication costs for the years ended January 31, 1999 and 2000 of US$24.4m and US$27.8m, respectively, and for the six months ended July 31, 1999 and 2000 of US$13.1m and US$16.7m, respectively. In addition, other operating expenses is comprised of selling, general and administrative costs. Included in other operating expenses is a credit of $1.5m in fiscal 2000, which represents a reimbursement of fees from the group's satellite communications supplier. Although the occurrence of this is infrequent, the expectation is that it could reoccur in the future.

Banking Facilities

     The group's credit facilities at January 31, 2000 allow for borrowings and guarantees of up to US$63.8m, depending on available receivables and other restrictions. Borrowings under these facilities totalled US$21.0m as of January 31, 2000. Of the total borrowings, US$17.9m was secured by grants of security interests in accounts receivable and other assets. The purpose of these facilities is to provide the group with working capital, customs bonds and guarantees. Due to the global nature of the group, a number of financial institutions are utilized to provide the abovementioned facilities. Consequently, the uses of these facilities are normally restricted to the country in which they are offered.

Presentation of Earnings Per Share Based on Earnings Before Amortization

     Under IAS, two measures of basic and diluted earnings per share before amortization are presented in the group's income statement. Under U.S. GAAP, this presentation is not allowed because earnings per share before amortization is not a U.S. GAAP measure.

Segmental Reporting Disclosure

     Under U.S. GAAP, the group would disclose the basis for attributing revenues from external customers to individual countries in its segmental reporting disclosure. This additional disclosure is as follows.

     For segmental reporting purposes by geographic region, gross airfreight and ocean freight forwarding revenues for the movement of goods is attributed to the country where the shipment originates. Gross revenues, as well as net revenues, for all other services are attributed to the country where the services are performed. Net revenues for airfreight and ocean freight forwarding related to the movement of the goods are prorated between the country of origin and the destination country, based on a standard formula.

Pro Forma Earnings per Share Disclosure

     The additional disclosure required under U.S. GAAP related to the conversion on April 30, 2000 of 4,788,281 of non-voting variable rate participating cumulative convertible preference shares into ordinary shares is a pro forma earnings per share calculation for the year ended January 31, 2000 as if the conversion had taken place on February 1, 1999. If this conversion had taken place on February 1, 1999, the basic and diluted earnings per share for the year ended January 31, 2000 would have been US$0.88 and $0.86, respectively, using a weighted average number of 19,051,037 (basic) and 19,355,747 (diluted) ordinary shares outstanding.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

30. NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("the FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments imbedded in other contracts and for hedging activities. It requires that all derivatives be recognized as either assets or liabilities in the balance sheet at the fair value. SFAS 133 becomes effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 as amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB No. 133" ("SFAS 137") and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133" ("SFAS 138"). The company will adopt SFAS 133, SFAS 137 and SFAS 138 in fiscal 2002. The company is currently assessing the impact that these standards may have on the financial statements.

     In December 1999, the Securities and Exchange Commission (the "SEC") published Staff Accounting Bulletin No. 101 -- Revenue Recognition in Financial Statements ("SAB 101") effective for the fourth fiscal quarter of fiscal years beginning after December 15, 1999. SAB 101 provides guidance in applying generally accepted accounting principles to selected revenue recognition in financial statements. The company is assessing the impact that this bulletin may have on the financial statements.

     In June 1998, the International Accounting Standards Committee (the "IASC") issued IAS 36, "Impairment of Assets". IAS 36 will be effective for the group's financial statements for the year ending January 31, 2001. The company is currently assessing the impact that this standard may have on the financial statements.

     In September 1998, the IASC issued IAS 37, "Provisions, Contingent Liabilities and Contingent Assets". IAS 37 will be effective for the group's financial statements for the year ending January 31, 2001. The company is currently assessing the impact that this standard may have on the financial statements.

     In October 1998, the IASC published IAS 38, "Intangible Assets". The standard becomes effective for the group's financial statements for the year ending January 31, 2001, with earlier application encouraged. The company is currently assessing the impact that this standard may have on the financial statements.

     In conjunction with the adoption of IAS 36, IAS 37 and IAS 38, the company will be required to adopt the 1998 revisions of IAS 16, "Property, Plant and Equipment" and IAS 22, "Business Combinations." The company does not expect the adoption of these revisions to have a material impact on the financial statements.

     In January 1999, the IASC published IAS 39, "Financial
Instruments -- Recognition and Measurement". The standard becomes effective for the group's financial statements for the year ending January 31, 2002. IAS 39 establishes standards for recognizing, measuring, and disclosing information about an enterprise's financial assets and financial liabilities, including accounting for hedging transactions. The company is currently assessing the impact that this standard may have on the financial statements.

     In March 1999, the IASC revised IAS 10, "Events After the Balance Sheet Date." The revision becomes effective for the group's financial statements for the year ending January 31, 2001. The company is currently assessing the impact that this standard may have on the financial statements.

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

31. INTERIM FINANCIAL INFORMATION

Basis of Presentation

     The accompanying interim consolidated financial statements as of July 31, 2000 and for the six months ended July 31, 1999 and 2000 are unaudited. In the opinion of management, the unaudited consolidated financial statements for the interim periods presented reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position and results of operations as of and for such periods indicated in accordance with IAS. Results for the interim periods presented herein are not necessarily indicative of results which may be reported for any other interim period or for the entire fiscal year.

Adoption of International Accounting Standards (Unaudited)

     During the six months ended July 31, 2000, the company adopted the following International Accounting Standards:

     IAS 36 is effective for the group's financial statements for the year ending January 31, 2001. IAS 36 prescribes the accounting and disclosure for impairment of assets and requires that the recoverable amount of an asset should be estimated whenever there is an indication that the asset may be impaired, with any loss recognized when the carrying amount exceeds the recoverable amount. Upon adoption, IAS 36 had no material impact on the group's consolidated financial statements.

     IAS 37 is effective for the group's financial statements for the year ending January 31, 2001. IAS 37 prescribes the accounting and disclosure for provisions, contingent liabilities and contingent assets. Upon adoption, IAS 37 had no material impact on the group's consolidated financial statements.

     IAS 38 is effective for financial statements for the year ending January 31, 2001. IAS 38 prescribes the accounting and disclosure for intangible assets and requires the company to recognize intangible assets (at cost) if, and only if, it is possible that future economic benefits exist and the cost of the asset can be measured reliably. Upon adoption, IAS 38 had no material impact on the group's consolidated financial statements.

     In connection with the adoption of the above standards, the company also implemented the revisions of IAS 16 (revised 1998) and IAS 22 (revised 1998). The adoption of these revisions did not have a material impact on the group's consolidated financial statements.

     The revision of IAS 10 (revised 1999) is effective for the group's financial statements for the year ending January 31, 2001. The revision modifies a company's disclosure requirements for events that occur after the balance sheet date. The adoption of this revision did not have a material impact on the group's consolidated financial statements.

Subsequent Events (Unaudited)

     In August 2000, the group's U.S. operating company entered into a revolving credit facility with General Electric Capital Corporation which provides for up to US$29,000,000 of borrowings based on a formula of eligible accounts receivables. The credit facility matures in three years, is guaranteed by UTi and is secured by substantially all of the assets of the U.S. operating company and its subsidiaries as well as a pledge of the stock of the U.S. operating company and its subsidiaries. Interest is due and payable on borrowings under the credit facility based on one of the following: (i) LIBOR plus 2.75%, (ii) prior to the syndication of the loan, the latest rate for 30-day dealer placed commercial paper plus 2.75% or (iii) after

                               UTI WORLDWIDE INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1999 AND 2000
        AND FOR THE SIX MONTHS ENDED JULY 31, 1999 AND 2000 (UNAUDITED)
                                  (CONTINUED)

31. INTERIM FINANCIAL INFORMATION (CONTINUED) such syndication, the higher of 0.50% plus (a) the base rate as published in the Wall Street Journal and (b) the federal funds rate plus 50 basis points per annum. The credit agreement contains customary financial and other covenants and restrictions applicable to the U.S. operations and a change of control provision applicable to changes at our holding company level.

     Effective September 1, 2000, the group acquired substantially all of the assets of the Continental group, a group of five related companies in the freight forwarding industry under common control and incorporated in the United States and Hong Kong, for total consideration of approximately US$16,600,000, of which approximately US$15,600,000 represents goodwill. This acquisition has been accounted for using the purchase method of accounting and goodwill is being amortized over a period of twenty years. The initial payment of US$11,100,000 was made in cash on September 1, 2000 from a combination of borrowings of approximately US$6,100,000 under our existing credit facilities and US$5,000,000 under a bridge financing facility with Gensec Ireland Limited. A second installment of approximately US$3,000,000 is due October 31, 2000. An additional installment of US$2,500,000 is due November 30, 2000 and if UTi's offering is completed before November 30, 2000, will be paid by issuing the number of unregistered ordinary shares which results by dividing US$2,500,000 by the per share price in the offering. UTi also agreed to make earnout payments to the sellers based on annual net profits before tax of the purchased operations during each of the three years following September 1, 2000. Amounts outstanding under the bridge financing bear interest at the rate of 340 basis points above LIBOR and this interest rate increases by 20 basis points per month after February 2001 if UTi's offering has not closed by then. Amounts borrowed under the bridge financing facility must be repaid in 12 equal monthly installments beginning one month from the date the loan was made, however, all outstanding amounts become due and payable one month after the date UTi's offering closes.

     In the third quarter of fiscal year 2001, 138,364 ordinary shares were distributed from the Phoenix Gratuity Share Plan on behalf of eight employees. This distribution will result in UTi incurring a non-cash compensation expense of approximately US$2,270,000 in the third quarter of the 2001 fiscal year.

Pro Forma Earnings per Share Disclosure (Unaudited)

     If the April 30, 2000 conversion of 4,788,281 non-voting variable rate participating cumulative convertible preference shares into ordinary shares had taken place on February 1, 1999, basic and diluted earnings per share under U.S. GAAP for the six months ended July 31, 2000 would have been US$0.37 and US$0.36, respectively, using a weighted average number of shares of 19,141,647 (basic) and 19,873,276 (diluted) ordinary shares outstanding.

Public Offering

     On July 24, 2000, UTi's board of directors authorized UTi to prepare and file a registration statement with the SEC to permit the Group to proceed with a public offering of its ordinary shares (the "Offering"). In connection with the Offering, UTi's board of directors and members approved a 1-for-7.63 combination of shares (reverse stock split) which took place on October 18, 2000 and the filing of an amended and restated Memorandum and Articles of Association to go into effect prior to the closing of the offering. Under the Amended and Restated Memorandum and Articles of Association, UTi will change its authorized share capital to include 500,000,000 ordinary shares and 100,000,000 preference shares, which preference shares may be issued at the election of the board of directors.

------------------------------------------------------
------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY OUR ORDINARY SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR ORDINARY SHARES.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                         PAGE
                                         ----
Prospectus Summary......................   1
Risk Factors............................   7
Recent Developments.....................  18
Use of Proceeds.........................  19
Price Range of our Ordinary Shares......  20
Dividend Policy.........................  20
Capitalization..........................  21
Dilution................................  22
Selected Consolidated Financial Data....  23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................  26
Business................................  40
Management..............................  50
Certain Relationships and Related
  Transactions..........................  55
Principal Shareholders..................  56
Description of Capital Stock............  57
Shares Eligible for Future Sale.........  61
Underwriting............................  63
United States Federal Income Tax
  Consequences..........................  65
British Virgin Islands Taxation.........  68
Legal Matters...........................  68
Experts.................................  69
Where You Can Find More Information.....  69
Index to Financial Statements........... F-1

UNTIL NOVEMBER 27, 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE ORDINARY SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                   [UTi LOGO]

                               UTI WORLDWIDE INC.
                                   4,700,000

                                ORDINARY SHARES
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                            BEAR, STEARNS & CO. INC.
                                     LAZARD
                              BB&T CAPITAL MARKETS
                                November 2, 2000

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